As filed with the Securities and Exchange Commission on August 5, 1997

                                  Registration No. 333-11723
-------------------------------------------------------------------------


                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                              ------------
                     Post Effective Amendment No. 3
                                   to
                                FORM SB-2
                         REGISTRATION STATEMENT
                               under the
                         SECURITIES ACT OF 1933
                      GLOBAL MED TECHNOLOGIES, INC.
             (Name of small business issuer in its charter)

         Colorado             8741; 8071; 7372              84-1116894
         --------             -----------------              ----------
  (State or jurisdiction      (Primary Standard           (I.R.S. Employer
     of incorporation     Industrial Classification        Identification
     or organization)           Code Number)                  Number)

                     Global Med Technologies, Inc.
                           12600 West Colfax
                              Suite A-500
                       Lakewood, Colorado  80215
                            (303) 238-2000
   (Address and telephone number of principal executive offices and principal place of business)

                         --------------------

                        Michael I. Ruxin, M.D.
                     Global Med Technologies, Inc.
                           12600 West Colfax
                              Suite A-500
                       Lakewood, Colorado  80215
                            (303) 238-2000
       (Name, address and telephone number of agent for service)

                   COPIES OF ALL COMMUNICATIONS TO:

                         Albert Brenman, Esq.
                  Brenman Bromberg & Tenenbaum, P.C.
                        Mellon Financial Center
                    1775 Sherman Street, Suite 1001
                        Denver, Colorado 80203
                            (303) 894-0234
                          (303) 839-1633 FAX



     APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                     Calculation of Registration Fee
=============================================================================
                                                       Proposed
    Title of each                           Proposed   maximum    Amount
      class of                  Amount      maximum  aggregate     of
    securities to               to be       offering  offering registration
    be registered              registered   price(1)  price(1)      fee
=============================================================================

1,456,988 Units, each
consisting of 2 shares
of Common Stock and 1
1 Class A Common Stock
Purchase Warrant (2)             1,456,988   $  9.00  $13,112,892     $4,552
----------------------------------------------------------------------------

Common Stock (3)                 2,913,976   $   -0-          -0-        -0-
----------------------------------------------------------------------------

Class A Common Stock
Purchase Warrants (3)            1,456,988   $   -0-          -0-        -0-
----------------------------------------------------------------------------

Common Stock Underlying
Class A Common Stock
Purchase Warrants (4)            1,456,988   $  5.85    8,523,380      2,939
----------------------------------------------------------------------------

Common Stock (5)                   921,003   $  4.50    4,144,514      1,429
----------------------------------------------------------------------------

Shares Underlying
Outstanding Warrants to
Purchase Common Stock (5)          337,800   $  4.50    1,520,100        524
----------------------------------------------------------------------------

Representative's Warrants
to Purchase Units                        1   $100.00          100        Nil
----------------------------------------------------------------------------

Representative's Units,
each consisting of 2
shares of Common Stock
and 1 Class A Common Stock         133,700   $ 14.85    1,985,445        685
Purchase Warrant
----------------------------------------------------------------------------

Common Stock included in
Representative's Units (6)         267,400   $   -0-          -0-        -0-
----------------------------------------------------------------------------

Class A Common Stock Purchase
Warrants included in the           133,700   $   -0-          -0-        -0-
Representative's Units (6)
----------------------------------------------------------------------------

Common Stock Underlying
Class A Common Stock
Purchase Warrants included
in the Representative's            133,700   $  8.67    1,159,179        400
Units (4)
============================================================================

Total:                                                $30,445,610 $10,499(7)
============================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(a) and (g).

(2) Reflects 1,337,000 Units sold in the firm portion of the of the Offering and 119,988 Units sold pursuant to the exercise of a portion of the Underwriters' over-allotment option.


(3) Included in the 1,456,988 Units. Accordingly, no separate filing fee is payable for the registration of such shares of Common Stock and Class A Common Stock Purchase Warrants.

(4) Pursuant to Rule 416, there are also being registered such additional securities as may become issuable pursuant to the anti-dilution provisions of the Warrants.
(5)  Shares of Common Stock registered on behalf of Selling Security
     Holders.
(6) Included in the Units which are issuable upon exercise of the Representative's Warrants to Purchase Units. Accordingly, no separate filing fee is payable for the registration of such shares of Common Stock and Class A Common Stock Purchase Warrants.
(7) A fee of $11,303 was paid with the initial filing of this registration statement.
                          --------------------

                          Cross Reference Sheet

FORM SB-2
ITEM NO.                                          SECTIONS IN PROSPECTUS
---------                                         ----------------------

1        Front of Registration Statement and
         Outside Front Cover of Prospectus . . . . .   Cover Page

2        Inside Front and Outside Back Cover
         Pages of Prospectus . . . . . . . . . . . .   Inside Front Cover
                                                       Pages (i)(ii); Table of
                                                       Contents

3        Summary Information and Risk
         Factors . . . . . . . . . . . . . . . . . .   Prospectus Summary;
                                                       Risk Factors

4        Use of Proceeds . . . . . . . . . . . . . .   Prospectus Summary; Use
                                                       of Proceeds

5        Determination of Offering Price . . . . . .   Cover Page; Plan of
                                                       Distribution

6        Selling Security Holders. . . . . . . . . .   Selling Security
                                                       Holders

7        Plan of Distribution. . . . . . . . . . . .   Prospectus Summary;
                                                       Plan of Distribution

8        Legal Proceedings . . . . . . . . . . . . .   Legal Proceedings

9        Directors, Executive Officers,
         Promoters and Control Persons . . . . . . .   Management - Directors
                                                       and Executive Officers

10       Security Ownership of Certain
         Beneficial Owners and Management. . . . . .   Security Ownership of
                                                       Certain Beneficial
                                                       Owners and Management

11       Description of Securities . . . . . . . . .   Description of
                                                       Securities

12       Interest of Named Experts and
         Counsel . . . . . . . . . . . . . . . . . .   Experts

13       Disclosure of Commission Position
         on Indemnification for Securities
         Act Liabilities . . . . . . . . . . . . . .   Statement as to
                                                       Indemnification

14       Organization within Last Five Years . . . .   The Company; Interests
                                                       of Management and
                                                       Others in Certain
                                                       Transactions

15       Description of Business . . . . . . . . . .   Prospectus Summary;
                                                       Risk Factors; The
                                                       Company

16       Management's Discussion and
         Analysis or Plan of Operation . . . . . . .   Management's Discussion
                                                       and Analysis or Plan of
                                                       Operation

17       Description of Property . . . . . . . . . .   The Company

18       Certain Relationships and Related
         Transactions. . . . . . . . . . . . . . . .   Interests of Management
                                                       and Others in Certain
                                                       Transactions

19       Market for Common Equity and
         Related Stockholder Matters . . . . . . . .   Risk Factors; Market
                                                       for Common Equity,
                                                       Dividend Policy and
                                                       Related Shareholder
                                                       Matters

20       Executive Compensation. . . . . . . . . . .   Management - Executive
                                                       Compensation

21       Financial Statements. . . . . . . . . . . .   Index to Financial
                                                       Statements

22       Changes In and Disagreements With
         Accountants on Accounting and
         Financial Disclosure. . . . . . . . . . . .   Experts

23       Indemnification of Directors and
         Officers. . . . . . . . . . . . . . . . . .   Indemnification of
                                                       Directors and Officers

24       Other Expenses of Issuance and
         Distribution. . . . . . . . . . . . . . . .   Other Expenses of
                                                       Issuance and
                                                       Distribution

25       Recent Sales of Unregistered
         Securities. . . . . . . . . . . . . . . . .   Recent Sales of
                                                       Unregistered Securities

26       Exhibits. . . . . . . . . . . . . . . . . .   Exhibits

27       Undertakings. . . . . . . . . . . . . . . .   Undertakings

PROSPECTUS


                      GLOBAL MED TECHNOLOGIES, INC.


                            1,108,803 SHARES



     This Prospectus relates to the resale by the holders (the "Selling Security Holders") named herein, for their own accounts, of up to 1,108,803 shares of Common Stock, including 187,800 shares which underly warrants exercisable at $3.75 per share (hereinafter sometimes referred to as the "Shares"). The Company's Common Stock and Common Stock Purchase Warrants (the "Warrants") have been traded on NASDAQ Small-Cap Market since March 13, 1997, under the trading symbols GLOB and GLOBW. See MARKET FOR COMMON EQUITY, DIVIDEND POLICY AND RELATED STOCKHOLDER MATTERS and DESCRIPTION OF SECURITIES.



     The shares of Common Stock being offered hereby are not being underwritten in this offering, and the Company will not receive any proceeds from their sale, although the Company will receive up to approximately $704,250 if Selling Security Holders holding 187,800 warrants exercise their warrants at $3.75 per share, of which there is no assurance. However, these Selling Security Holders will have to exercise their warrants in order to sell the underlying shares of Common Stock. See SELLING SECURITY HOLDERS.




THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK TO INVESTORS. PROSPECTIVE PURCHASERS SHOULD CONSIDER CAREFULLY THE DISCUSSION UNDER RISK FACTORS COMMENCING ON PAGE 6 OF THIS PROSPECTUS.


     Brokers and dealers who propose to effect transactions in the Shares should assure themselves of the existence of appropriate exemptions from the securities registration requirements of the securities laws of the applicable jurisdictions or effectuate such registrations in connection with any offers or sales of the Shares.

                             ------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
             THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                   CONTRARY IS A CRIMINAL OFFENSE.

                          --------------------





             THE DATE OF THIS PROSPECTUS IS AUGUST __, 1997.

The following language appears in red on the left side of the cover page. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN A STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.



                            TABLE OF CONTENTS


Summary. . . . . . . . . . . . . . . 1  Executive Compensation . . . . . . .56
The Offering . . . . . . . . . . . . 2  Security Ownership of Certain
Summary Financial Information. . . . 3   Beneficial Owners and Management. .63
Risk Factors . . . . . . . . . . . . 5  Certain Relationships and Related
Use of Proceeds. . . . . . . . . . .16   Transaction . . . . . . . . . . . .65
Market For Common Equity,               Description of Securities. . . . . .65
 Dividend Policy and Related            Selling Security Holders. . . . . . 68
 Shareholder Matters . . . . . . . .16  Plan of Distribution . . . . . . . .74
Unaudited Pro Forma Consolidated        Legal Matters. . . . . . . . . . . .75
 Financial Information . . . . . . .17  Experts. . . . . . . . . . . . . . .75
Selected Financial Information . . .22  Shares Eligible for Future Sale. . .75
Management's Discussion and             Additional Information. . . . . . . 76
 Analysis or Plan of Operations. . .24  Glossary . . . . . . . . . . . . . .77
The Company. . . . . . . . . . . . .33  Financial Statements . . . . . . . F-1
Legal Proceedings. . . . . . . . . .51
Management . . . . . . . . . . . . .52

                                 SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements appearing elsewhere in this Prospectus.

                               THE COMPANY


     Global Med Technologies, Inc. (the "Company") provides information management software products and services to the healthcare industry
through its Wyndgate Technologies ("Wyndgate") Division.   Wyndgate
develops, markets, licenses and supports software for the healthcare industry. The Company has entered into a letter of intent to sell, subject to shareholder approval, its DataMed International ("DataMed") Division, which provides substance abuse (which includes drug and alcohol) testing program services to companies, including certain Fortune 1000 companies.



     Founded in 1984, Wyndgate initially developed a Student Information System ("SIS") software product, an integrated software package for colleges and universities to track student information. Pursuant to an agreement with eight California blood centers, Wyndgate began development of a blood tracking system to assist community blood centers, hospitals, and plasma centers in the U.S. in complying with the quality and safety standards of the Food and Drug Administration ("FDA") for the collection and management of blood and blood products. After several years of development and approximately $1.1 million paid by eight California blood centers, Wyndgate has completed development and commenced marketing of the SAFETRACE(R) software product, which is a blood bank management information software system, and which the Company believes to be the most comprehensive and flexible system of its type available today. In accordance with FDA regulations, the Company submitted a 510(k) application to the FDA in October 1995 for review of its SAFETRACE(R) software product. The Company was permitted to market the SAFETRACE(R) software product during the review process. In April 1997, Wyndgate received notification from the FDA of their finding of "substantial equivalence" of the Company's SAFETRACE(R) software product. This determination permits the Company to continue to market the SAFETRACE(R) software product.


     Since its acquisition of Wyndgate in 1995, the Company has been seeking a strategic alliance with a multi-national health care corporation in order to attempt to enhance its acceptance in health care markets and more efficiently and rapidly market its current and possible future product lines. To accomplish this goal, the Company's management held numerous discussions with several different companies. On November 14, 1996, the Company and Ortho Diagnostic Systems Inc. ("ODSI") entered into an Exclusivity and Software Development Agreement (the "Exclusivity Agreement") in which the Company and ODSI agreed to negotiate, on an exclusive basis until May 14, 1997, towards reaching a definitive agreement relating to a transaction or transactions with respect to the Company's activities and developments in information technology and intellectual property relating to donor and transfusion medicine (the "Technology"). The parties have agreed to continue such negotiations, on a non-exclusive basis, until September 30, 1997. ODSI is a wholly owned subsidiary of Johnson & Johnson. Any such transaction or transactions could take any form or structure, including, without limitation, a sale or exchange of assets of the Company, including the Technology. There can be no assurance that the Company and ODSI will be able to reach a definitive agreement on these or any other arrangements. If the Company and ODSI are unable to reach a definitive agreement, then the Company will renew its search for a strategic partner. The Company also agreed to perform certain software development services in consideration of the payment from ODSI of $500,000 in November 1996, and an additional $500,000 in January 1997. If the Company and ODSI enter into a definitive agreement relating to the Technology, the Company's other assets or Common Stock, then ODSI may decline the software development services and apply the payments to the Company towards any consideration payable to the Company in connection with the definitive agreement. See THE COMPANY - WYNDGATE TECHNOLOGIES DIVISION
- AGREEMENT WITH ORTHO DIAGNOSTIC SYSTEMS INC.

     DataMed was founded in 1989 by Michael I. Ruxin, M.D., the Chairman and CEO of the Company, to offer the services of a Medical Review Officer ("MRO") to the regulated and unregulated segments of the substance abuse testing market. See THE COMPANY - DATAMED INTERNATIONAL DIVISION.

     National MRO, Inc., founded in 1989, changed its name to Global Data Technologies, Inc. in June 1995 in connection with the merger of National MRO, Inc. and The Wyndgate Group, Ltd. in May 1995, and changed its name again in May 1996 to Global Med Technologies, Inc. The Company's executive offices are located at 12600 West Colfax, Suite A-500, Lakewood, Colorado 80215, and its telephone number is (303) 238-2000.

     In February 1997, the Company completed an initial public offering of 1,337,000 Units, each consisting of two shares of Common Stock and one Class A Common Stock Purchase Warrant, from which the Company realized net proceeds of approximately $7.9 million. On March 12, 1997, the Company received additional net proceeds of approximately $720,000 from the sale of an additional 119,988 Units included in Underwriters' over-allotment option. The Units were initially quoted on the NASDAQ Small-Cap Market.
On March 13, 1997, the Common Stock and Warrants began trading separately.


                              THE OFFERING


Common Stock Offered for
Selling Security Holders  . .      1,108,803 shares of Common Stock


Use of Proceeds . .  . .  . .      The Company will not receive any
                                   proceeds from the sale of the Shares.
                                   See USE OF PROCEEDS and THE COMPANY.

Risk Factors .  . .  . .  . .      An investment in the securities offered
                                   by this Prospectus involves a high
                                   degree of risk and should be considered
                                   only by persons who can afford the loss
                                   of their entire investment.
                                   Prospective purchasers should review
                                   carefully the entire Prospectus and
                                   should consider, among other things the
                                   matters set forth under Risk Factors.

NASDAQ Symbols(1) .  . .  . .      Common Stock: GLOB
                                   Warrants:  GLOBW
____________________

(1) The continuation of quotations on NASDAQ is subject to certain conditions. The failure to meet these conditions may prevent the Company's securities from continuing to be quoted on NASDAQ. Failure to maintain continued quotations on NASDAQ may have an adverse effect on the market for the Company's securities. See RISK FACTORS.


                      SUMMARY FINANCIAL INFORMATION

     The following selected financial data should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus. The consolidated statement of operations data for the years ended December 31, 1996 and 1995 and the consolidated balance sheet data at December 31, 1996 and 1995 are derived from and should be read in conjunction with the consolidated financial statements of the Company and notes thereto audited by Ernst & Young LLP, independent auditors.

     The selected financial data as of, and for the three months ended
March 31, 1997 and 1996, are derived from the unaudited financial statements of the Company, which in the opinion of the Company reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the unaudited financial statements. The results of operations for the three months ended March 31, 1997 and 1996 are not necessarily indicative of the results for a full year.




STATEMENT OF OPERATIONS DATA:
(In Thousands, except per share amounts)
                                    Years Ended         Three Months Ended
                                   December 31,             March 31,
                                 ----------------       ------------------

                                 1996        1995        1997       1996
                                 ----        ----        ----       ----
Revenues                       $   11,034 $    6,674  $    2,588 $    1,689

Cost of sales                       6,470      3,218       1,533      1,071

Gross profit                        4,564      3,456       1,055        618

Selling, general and
administrative                      8,497      5,980       2,565      1,770

Loss from operations               (3,933)    (2,524)     (1,510)    (1,152)

Net loss                       $   (4,492) $  (2,685) $   (1,597) $  (1,209)
                                   ======     ======      ======     ======

Net loss per common share(1)   $    (1.02) $    (.64) $     (.26) $    (.28)
                                    =====       ====        ====       ====
Common shares used in
computing net loss per
common share(1)                     4,384      4,211       6,203      4,384


BALANCE SHEET
(In Thousands)
                                      December 31, 1996     March 31,1997
                                      -----------------     -------------

Cash and cash equivalents                 $     489          $    6,219

Working capital (deficit)                 $  (4,267)         $    2,572

Total assets                              $   4,999          $    9,926

Long-term liabilities                     $     698          $      605

Stockholders' equity (deficit)            $  (3,360)         $    3,535

--------------------
(1) See Note 1 to the consolidated Financial Statements for a description of the computation of net loss per common share.


     The Company has agreed, subject to shareholder approval, to sell DataMed. See UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION which illustrates the effect of the sale of DataMed.

                              RISK FACTORS

     The Shares offered hereby are speculative in nature and involve a high degree of risk. The Shares should be purchased only by persons who can afford to lose their entire investment. Therefore, prior to making any purchase, each prospective investor should consider very carefully the following risk factors, as well as all of the other information set forth elsewhere in this Prospectus, including the information contained in the financial statements.

SIGNIFICANT OPERATING LOSSES; NEGATIVE NET WORTH; NET WORKING CAPITAL
DEFICIT


     For the fiscal years ended December 31, 1996 and 1995, the Company incurred a loss in the approximate amounts of $4.5 million and $2.7 million, respectively. The 1995 loss was primarily due to (i) employee compensation which increased because of additional sales and operations staff hired by the Company in 1995 in anticipation of future growth of the Company's operations and (ii) expenses related to the merger with The Wyndgate Group, Ltd. The increased loss in 1996 was primarily due to increases in overall staffing and related expenses necessary to handle recent and anticipated future growth of the Company. For the three months ended March 31, 1997, the Company had a loss of $1.6 million and expects to show a loss of approximately $4.2 million for the six months ended June 30, 1997. As of December 31, 1996, the Company had a working capital deficit of approximately $4.3 million and the Company had a negative net worth of approximately $3.4 million. There can be no assurance that the Company will be able to generate sufficient revenues to operate profitably in the future or to pay the Company's debts as they become due. See MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS and FINANCIAL STATEMENTS.



ANTICIPATED NEGATIVE CASH FLOW

     Management anticipates that the Company's current and anticipated cash balances will not be sufficient to meet the Company's capital requirements, given the Company's current cost structure. Even if the sale of DataMed is approved by the Company's shareholders, the Company will require additional funds to operate in the fourth quarter of 1997. Accordingly, the Company must generate additional capital, consider modification to its software development programs or sharply curtail its operating costs to enable it to continue operations with available resources. The sale of DataMed would provide additional, but not sufficient, resources to assure the continuation of the Company's operations and its software development programs. The Company is currently evaluating potential investment banking relationships to assist it in raising equity capital. However, no assurances can be given that the Company will be successful in raising additional capital or that the sale of DataMed will be approved by the Company's shareholders. Further, there can be no assurance, assuming the sale of DataMed is approved by the Company's shareholders, that the Company will achieve profitability or positive cash flow. If the Company is unable to obtain adequate financing, management will be required to sharply curtail the Company's software development programs and all of its operating expense categories.


REVENUE FLUCTUATIONS


     The Company has experienced revenue fluctuations when its SAFETRACE(R) software product is delivered. The SAFETRACE(R) software product license fees have historically been recognized as revenue upon delivery of the software if no significant vendor obligations exist as of the delivery date, and therefore are subject to delays of the
delivery service and customer delayed delivery requests.   Quarter to
quarter revenue fluctuations could also be affected by the decision on whether or not to recognize revenues based upon the length of time the Company's customers take to implement the Company's software products. The implementation cycle of Wyndgate's SAFETRACE(R) software products is taking longer than originally anticipated. Based on recent experience, management now anticipate that the implementation cycle will typically take approximately 14 months. Further, special development projects required by customers concurrent with the licensing of the Company's software products could result in revenue recognition delays. Software sales and consulting revenues have not followed seasonal patterns. As a result, the Company's operating results could fluctuate widely from quarter to quarter and investors should put more emphasis on the Company's results for a full year rather than on the Company's quarterly results.


LACK OF SIGNIFICANT OPERATING HISTORY


     The Company has been in existence since 1989. As such, the Company is subject to many of the risks common to enterprises with a limited operating history, including potential under-capitalization, limitations with respect to personnel, financial and other resources and limited customers and revenues. As of the date hereof, only seven of the licensees of the SAFETRACE(R) software product, Wyndgate's blood tracking system, have the SAFETRACE(R) software product in operation. There is no assurance that the additional licensees of the SAFETRACE(R) software product to date will ever become operational with their SAFETRACE(R) software product, that the Company will be able to license the SAFETRACE(R) software product to additional persons, that the Company will be able to develop and license new products or that the Company will be successful. The likelihood of success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the development and marketing of new products. See THE COMPANY.


GOVERNMENT REGULATION


     The Company's products and services are subject to regulations adopted by governmental authorities, including the FDA, which governs blood center computer software products regulated as medical devices. The U.S. Department of Transportation issues regulations regarding procedures applicable to substance abuse testing programs required in six transportation industries. Government regulations can be burdensome and may result in delays and expense to the Company. In addition, modifications to regulations could adversely affect the timing and cost of new products and services introduced by the Company. Failure to comply with applicable regulatory requirements can result in, among other things, operating restrictions and fines. For instance, if in the future the FDA determines that the Company's SAFETRACE TX(TM) product requires FDA clearance prior to the marketing of such product, the time delay to market the SAFETRACE TX(TM) software product could materially and negatively impact the Company's business. The Company cannot predict the effect of possible future legislation and regulation. The Company will also be required to follow applicable Good Manufacturing Practices ("GMP") regulations of the FDA, which include testing, control and documentation requirements, as well as similar requirements in other countries, including

International Standards Organization ("ISO") 9001 standards. Failure to meet these requirements would preclude the Company from marketing its products on a commercial basis, and therefore would materially and adversely affect the Company's business, financial condition and results or operations. See THE COMPANY - WYNDGATE TECHNOLOGIES DIVISION - INDUSTRY OVERVIEW and THE COMPANY - DATAMED INTERNATIONAL DIVISION.







FLUCTUATIONS IN OPERATING RESULTS

     Results of operations are expected to fluctuate significantly from quarter to quarter depending upon numerous factors, including demand for the Company's products; the timing of new software license agreements with Wyndgate customers; the ability of the Company to develop, introduce and market new and enhanced versions of the Company's products on a timely basis; personnel changes; changes in Company strategy, and the level of international sales. Quarter to quarter operating results could also be affected by the timing of the receipt of individual customer orders and other revenue fluctuation factors discussed above.



LIMITED SALES, MARKETING AND DISTRIBUTION SYSTEMS

     The Company's Wyndgate division has made limited sales of its SAFETRACE(R) software product to date. The Company currently markets its SAFETRACE(R) software product through a small direct sales force, both in the U.S. and internationally. Establishment of a complete sales force capable of effectively commercializing the Company's SAFETRACE(R) software product, and other software products currently under development, will require substantial efforts and require significant management and financial resources. The Company has also been evaluating other strategic business alliances, which may assist in the development of a national and international sales, marketing and distribution system. Any alliance which is developed by the Company could require substantial capital and financial resources. There can be no assurance that the Company will be able to establish such a sales capability on a timely basis, if at all. Moreover, there can be no assurance that any business alliance entered into by the Company would be successful in such commercialization efforts.



POTENTIAL DIFFICULTIES IN MANAGING BUSINESS UNDERGOING RAPID GROWTH

     The Company's future success will depend to a significant extent on the ability of its current and future management personnel to operate effectively, both independently and as a group. Most of the Company's management team have no prior experience as senior executives of a public corporation. There can be no assurance that the management team will operate together effectively. To compete successfully against current and future competitors, to complete research and development in progress and to develop future products, the Company believes that it must continue to expand its operations, particularly in the areas of research and development, sales and marketing, and training. If the Company were to experience significant growth in the future, such growth would likely place significant strain upon the Company's management, operating and financial systems and resources. To accommodate such growth and compete effectively, the Company must continue to implement and improve information systems, procedures and controls, and to expand, train, motivate and manage its work force. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's future operations. Any failure to implement and improve the Company's operational, financial and management systems or to expand, train, motivate or manage employees could materially and adversely affect the Company's business, financial condition and results of operations.


RAPIDLY CHANGING TECHNOLOGY

     The market for applications software is characterized by rapidly changing technology and by changes from mainframe to client/server computer technology, including frequent new product introductions and technological enhancements in the applications software business. During the last five years the use of computer technology in the information management industry has expanded significantly to create intense competition. With rapidly expanding technology there can be no assurance that the Company, with its limited resources, will be able to acquire or maintain any technological advantage. The Company's success will be in large part dependent on its ability to use the developing technology to its maximum advantage and to remain competitive in price and product performance. If the Company is unable to acquire or maintain a technological advantage, or if the Company fails to stay current and evolve in the applications software and information management fields, its efforts may not be successful. See THE COMPANY.

ROYALTY AGREEMENTS

     Pursuant to certain royalty agreements, the Company is required to pay certain of its sales proceeds directly to outside parties. Such payments may adversely affect the Company's available cash to fund future operations and the Company's future profitability. See THE COMPANY - WYNDGATE TECHNOLOGIES DIVISION - DEVELOPMENT AGREEMENTS.

POSSIBLE LOSS OF SOFTWARE LICENSES DUE TO FAILURE TO MEET MAINTENANCE
SCHEDULES

     The Wyndgate software license agreements have a license term that varies, but are typically five year licenses which are automatically renewable. The software license may be terminated by the customer if Wyndgate fails to deliver the maintenance services consisting of product bug fixes, regulatory compliance and updates. Wyndgate may terminate the license if the customer fails to meet its contractual obligations, primarily the payment of usage fees. However, there can be no assurance that the Company will be able to meet all of the maintenance services and contractual commitments required to keep the license agreements in force or that the customers will continue to make the usage fee payments.

POSSIBLE SHRINKAGE OF MARKET DUE TO MULTIPLE SITE CONTRACTS

     Presently, the Company has one specific contract which covers multiple blood banks. The potential number of customers for the Company's SAFETRACE(R) market could be reduced if the Company were to enter into
additional multiple site contracts.   While the Company believes the
license fee charged for such multi-site arrangements is comparable to the license fee which would be earned on an equivalent number of single site licenses, there can be no assurance that the

Company's revenues will be equivalent to what it would have earned under single site licenses. See THE COMPANY - WYNDGATE TECHNOLOGIES DIVISION - CUSTOMERS.

PRODUCT AND REPORTING LIABILITY


     As of the date hereof, only seven of the Company's licensees have the SAFETRACE(R) software product in operation. Currently, the Company has product liability exposure for defects in its SAFETRACE(R) software product which may become apparent through widespread use of the SAFETRACE(R) software product. No claims have been filed against the Company involving the SAFETRACE(R) software product and the Company is not aware of any material problems involving the SAFETRACE(R) software product. While the Company will continue to attempt to take appropriate precautions, there can be no assurance that it will completely avoid product liability exposure. The Company maintains product liability insurance on a claims made basis for the SAFETRACE(R) software product in the aggregate of at least $4 million. There can be no assurance that such coverage will be available in the future, that it will be available at reasonable prices, or that it will be available in amounts adequate to cover any product liabilities that may be incurred by the Company.


DEPENDENCE ON MAJOR CUSTOMERS


     During the year ended December 31, 1996, one DataMed customer, Laidlaw Transit, Inc. and one Wyndgate customer, Gulf Coast Regional Blood Center, accounted for approximately 14% and 11.5%, respectively, of the Company's revenues. During 1995, two DataMed customers, Laidlaw Transit, Inc. and Chevron Corporation, one Wyndgate customer, a group consisting of eight California blood centers (the "Royalty Group"), accounted for approximately 18%, 12% and 10%, respectively, of the Company's revenues. See THE COMPANY
- WYNDGATE TECHNOLOGIES DIVISION - DEVELOPMENT AGREEMENTS. Laidlaw Transit, Inc. is associated with the transportation industry. Chevron Corporation is associated with extraction and distribution of oil and gas. The Royalty Group, through a 1992 development agreement with Wyndgate, assisted in financing the development of Wyndgate's SAFETRACE(R) software product. Non-renewal or termination of the contractual arrangements with these key Wyndgate customers could have a material adverse effect on the Company. There can be no assurance that the Company will be able to retain these key customers or, if such customers are not retained, that the Company would be able to attract and retain new customers to replace the revenues currently generated by these customers. With the sale of DataMed, the Company will lose the revenues from that division's customers. See THE COMPANY - CUSTOMERS.


SUBSTANTIAL COMPETITION

     There is substantial competition in all aspects of the blood bank and hospital information management. Numerous companies are developing technologies and marketing products and services in the health care information management area. Many of these competitors have been in business longer than the Company and have substantially greater personnel and financial resources available to them than the Company, and there can be no assurance that the Company will be able to compete with these competitors successfully. See THE COMPANY - WYNDGATE TECHNOLOGIES DIVISION - COMPETITION and THE COMPANY - DATAMED INTERNATIONAL DIVISION.

DEPENDENCE ON DEVELOPMENT OF NEW BUSINESSES

     Through the merger with The Wyndgate Group, Ltd., the Company became engaged in the information management section of the blood center market. To effect its plan of operations, which includes the generation of increased revenues, the Company must expand its operations significantly beyond the historical operations of DataMed and Wyndgate to other markets which require similar management information services. The Company has entered into an agreement to sell DataMed subject to shareholder approval. There is no assurance that the Company will be able to expand its business operations. The current activities of Wyndgate in the blood center market does not assure future business expansion or profitability. See THE COMPANY.

PROPRIETARY RIGHTS AND LICENSES

     The Company's success depends in part on its ability to obtain and enforce intellectual property rights for its technology and software, both in the United States and in other countries. The Company's proprietary software is protected by the use of copyrights, trademarks, confidentiality agreements and license agreements that restrict the unauthorized distribution of the Company's proprietary data and limit the Company's software products to the customer's internal use only. While the Company has attempted to limit unauthorized use of its software products or the dissemination of its proprietary information, there can be no assurance that the Company will be able to retain its proprietary software rights and prohibit the unauthorized use of proprietary information.


     The Company may file additional applications for patents, copyrights, and trademarks as management deems appropriate. There can be no assurance that any patents, copyrights, or trademarks the Company may obtain will be sufficiently broad to protect the Company's products, or that applicable law will provide effective legal or injunctive remedies to stop infringement on the Company's patents (if obtained), trademarks, or copyrights. In addition, there can be no assurance that any patent, trademark, or copyright obtained by the Company will not be challenged, invalidated, or circumvented, that intellectual property rights obtained by the Company will provide competitive advantages, or that the Company's competitors will not independently develop technologies or products that are substantially equivalent or superior to those of the Company. In addition, if the Company's software tools or products infringe upon the rights of others, the Company may be subject to suit for damages or an injunction to cease the use of such tools or products. The Company is not aware of any claims or infringements of the Company's software tools or products upon the rights of others. See THE COMPANY.


DEPENDENCE ON PERSONNEL

     The Company is significantly dependent on a limited number of personnel, including Michael I. Ruxin, M.D. (Chairman and Chief Executive Officer), Joseph F. Dudziak (President and Chief Operating Officer), William J. Collard (Secretary/Treasurer, Director and President of the Wyndgate division), and Gerald F. Willman, Jr. (Director and Vice President of the Wyndgate division). Although all of these individuals are subject to employment agreements, such agreements are difficult to enforce against employees. If the Company fails to retain the services of one or more of these employees, the Company's operations may be adversely affected. The Company does not have key man insurance on any of its officers or employees; however, the Company is the designated beneficiary of a term life insurance policy for Dr. Ruxin in the face amount of $1,000,000. See MANAGEMENT.

NO DIVIDENDS

     The Company does not anticipate paying any cash dividends for the foreseeable future. The Company expects that future earnings, if any, will be used to finance growth. See MARKET FOR COMMON EQUITY, DIVIDEND POLICY AND RELATED SHAREHOLDER MATTERS.

AUTHORIZED STOCK AVAILABLE FOR ISSUANCE BY THE COMPANY


     The Company presently has 8,135,755 shares of Common Stock outstanding, out of a total of 40,000,000 shares of Common Stock, and 10,000,000 shares of Preferred Stock authorized for future issuance under the Company's Articles of Incorporation. These amounts do not, however, include 1,456,988 shares issuable upon exercise of the Warrants or 1,414,029 shares issuable upon exercise of other outstanding options and warrants. The remaining shares of Common Stock and Preferred Stock not issued or reserved for specific purposes may be issued without any action or approval of the Company's shareholders. Although there are no present plans, agreements or undertakings involving the issuance of such shares except as disclosed in this Prospectus, any such issuances could be used as a method of discouraging, delaying or preventing a change in control of the Company or could dilute the public ownership of the Company. There can be no assurance that the Company will not undertake to issue such shares if it deems it appropriate to do so. See DESCRIPTION OF SECURITIES.


LIMITED CAPITALIZATION


     The Company has only limited capitalization available to it. The Company anticipates it will need additional capital during the fourth quarter of 1997 to pursue its intended business plan; however, the Company has received no commitment from any person for that financing, and there can be no assurance that adequate financing will be available on reasonable terms, if and when needed. See THE COMPANY.


CONTROL BY OFFICERS AND DIRECTORS


     The Company's officers and directors, own approximately 33% of the outstanding Common Stock of the Company and will be able to substantially influence all matters requiring approval by the shareholders of the Company, including the election of directors. The Company does not provide for cumulative voting in the election of directors; hence, purchasers of the securities offered hereby should not expect to be able to elect any directors to the Company's Board of Directors. See SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.


POSSIBLE ANTI-TAKEOVER EFFECTS OF PROXIES GRANTED TO ODSI, PREFERRED STOCK AND SEVERANCE PAYMENTS

     Certain of the Company's officers, directors and major shareholders beneficially owning 3,001,500 shares of the Company's Common Stock have granted an irrevocable proxy to ODSI until November 14, 1997, to vote their shares in favor of a proposal to approve any definitive agreement between the Company and ODSI relating to the Technology and on any other proposal relating to the sale of any of the stock of the Company or all or substantially all of the assets of the Company or any of the Technology. The grant of the proxies to ODSI could have the effect of delaying, deferring or preventing a change in control of the Company or a bid by a third person for the Company and/or the Technology. See SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The Board of Directors of the Company may issue shares of Preferred Stock without stockholder approval on such terms as the Board may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. In addition, as discussed under MANAGEMENT - EMPLOYMENT AGREEMENTS, if the Company terminates the employment of Michael I. Ruxin, William J. Collard, Gerald F. Willman, Jr. or Joseph F. Dudziak for any reason other than cause or disability, the Company will be required to pay a lump sum per individual ranging from approximately $220,000 (representing approximately two years salary) to $2.5 million. The effect of the severance payment provisions is to increase the likelihood that a potential purchaser will seek to negotiate directly with the Board of Directors and management in order to gain control of the Company or its assets rather than directly approaching the Company's shareholders as a group. All of the foregoing could have the effect of delaying, deferring or preventing a change in control of the Company and could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. See MANAGEMENT - EMPLOYMENT AGREEMENTS and DESCRIPTION OF SECURITIES - PREFERRED STOCK.


ADVERSE IMPACT OF SALES OF SHARES ON MARKET FOR COMPANY'S SECURITIES

     Sales of Shares by Selling Security Holders hereunder could adversely affect the market price of the Company's securities and make it more difficult for the Company to sell equity securities in the future at a time and price which it deems appropriate. The Company is unable to predict the effect that sales of Shares pursuant to this Prospectus may have on the then prevailing market price of the Common Stock. The sale of the Shares may have a depressive effect on the prices of the Company's Common Stock and Warrants. See DESCRIPTION OF SECURITIES.

POSSIBLE VOLATILITY OF PRICE OF SHARES, SHARES OF COMMON STOCK AND WARRANTS

     The prices of securities of publicly traded corporations tend to fluctuate widely. It can be expected, therefore, that there may be wide fluctuations in price of the Company's Common Stock and Warrants. Although a trading market for the Company's Common Stock and Warrants currently exists, there can be no assurance that a market will be sustained. Fluctuations in trading interest and changes in the Company's operating results, financial condition and prospects could have a significant impact on the market prices for the Common Stock and the Warrants.

NASDAQ MAINTENANCE REQUIREMENTS AND EFFECTS OF POSSIBLE DELISTING; RISKS RELATED TO LOW-PRICED STOCKS

     Although the Company's shares of Common Stock and the Warrants are currently trading on the NASDAQ Small-Cap Market, the Company must continue to meet certain maintenance requirements in order for such securities to continue to be listed on NASDAQ. NASDAQ recently announced that it intended to propose new entry and maintenance requirements for companies traded on the NASDAQ Small-Cap Market, including increased financial standards and requiring the companies to have at least two independent directors and an audit committee, a majority of which are independent directors. There can be no assurance that the Company will be able to meet such new proposals if such new proposals are adopted. If the Company's securities are delisted from NASDAQ, this could restrict investors' interest in the Company's securities and could materially and adversely affect any trading market and prices for such securities. In addition, if the Company's securities are delisted from NASDAQ, and if the Company's net tangible assets do not exceed $2 million, and if the Common Stock is trading for less than $5.00 per share, then the Company's Common Stock and Warrants would each be considered a "penny stock" under federal securities law. Additional regulatory requirements apply to trading by broker-dealers of penny stocks which could result in the loss of effective trading markets, if any, for the Company's Common Stock and Warrants.

WARRANTS TO REPRESENTATIVE

     At the closing of the Company's recent Public Offering, the Company sold to the Representative and its designees, for a nominal cost, warrants to purchase up to 133,700 Units (the "Representative's Warrants"), exercisable at $11.55 per Unit. The Representative's Warrants are exercisable for a forty nine month period, commencing 11 months from the date of their issuance. The Representative will be given the opportunity to profit from a rise in the market price of the Company's Common Stock with a resulting dilution of the interest of stockholders. Furthermore, the Company granted certain registration rights with regard to the shares underlying the Representative's Warrants and issuable upon exercise of the Warrants included in the Representative's Warrants, and such registration could result in substantial expense to the Company.

POTENTIAL LITIGATION DUE TO THE SALE OF DATAMED

     DataMed's substance abuse testing service agreements have contract terms that vary from one to five years and, unless cancelled generally ninety days prior to the end of the license term, most are automatically renewable. Generally, such contracts are not assignable. The Asset Purchase Agreement for the sale of DataMed provides that the Company will assign its customers contracts to the purchaser, and if the customer does not consent to the assignment, the purchaser can require the Company to terminate any such non-consenting customer's contract. The Company will not conduct any form of substance abuse testing if the sale of DataMed is approved by the Company's shareholders. While the Company does not consider it likely, it is possible non-consenting customers could commence litigation against the Company for failure to provide substance abuse testing pursuant to such customer's contract with DataMed.


RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS


     This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and the Company intends that such forward-looking statements be subject to the safe harbors for such statements under such sections. The Company's forward-looking statements include the plans and objectives of management for future operations, including plans and objectives relating to the Company's planned national advertising campaign and future economic performance of the Company. The forward-looking statements and associated risks set forth in the Prospectus include or relate to: (i) the ability of the Company to obtain a meaningful degree of consumer acceptance for its software products and proposed software products, (ii) the ability of the Company to market its software products and proposed software products on a national and international basis at competitive prices, (iii) the ability of the Company's software products and proposed software products to meet government regulations and standards, (iv) the ability of the Company to develop and maintain an effective national and international sales network,
(v) success of the Company in forecasting demand for its software products and proposed software products, (vi) the ability of the Company to maintain pricing and thereby maintain adequate profit margins, (vii) the ability of the Company to achieve adequate intellectual property protection for the Company's software products and proposed software products and (viii) the ability of the Company and its customers to successfully and timely implement the Company's software products.


     The forward-looking statements herein are based on current expectations that involve a number of risk and uncertainties. Such forward-looking statements are based on assumptions that the Company will market and provide software products on a timely basis, that there will be no material adverse competitive or technological change in condition of the Company's business, that demand for the Company's software products will significantly increase, that the Company's Chief Executive Officer will remain employed as such by the Company, that the Company's forecasts accurately anticipate market demand, that the shareholders will approve the sale of DataMed and that there will be no material adverse change in the Company's operations, business or governmental regulation affecting the Company or its suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control. Accordingly, although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the "Risk Factors" section of the Prospectus, there are a number of other risks inherent in the Company's business and operations which could cause the Company's operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold, research and development and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause the Company to alter its marketing, capital investment and other expenditures, which may also materially adversely affect the Company's results of operations. In light of significant uncertainties inherent in the forward-looking information included in the Prospectus, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company's objectives or plans will be achieved, See MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF OPERATIONS and THE COMPANY.

                             USE OF PROCEEDS

     None of the proceeds from the sale of the shares of Common Stock by the Selling Security Holders will be received by the Company. See SELLING SECURITY HOLDERS and PLAN OF DISTRIBUTION.

     If holders of the 187,800 warrants exercised their warrants at $3.75 per share, of which there can be no assurance, the Company would receive approximately $704,250 from such exercises.


             MARKET FOR COMMON EQUITY, DIVIDEND POLICY AND
                       RELATED SHAREHOLDER MATTERS

     MARKET INFORMATION.   The Units, each of which consisted of two shares
of Common Stock and one Warrant, commenced trading on the NASDAQ Small-Cap Market on February 12, 1997. On March 13, 1997, the Common Stock and Warrants included in the Units began to trade separately and the Units ceased to trade.

     The following table sets forth the high and low bid prices for the Company's Common Stock since the Common Stock commenced trading on March 13, 1997. The quotations reflect inter-dealer prices, with retail mark-up, mark-down or commissions, and may not represent actual transactions. The information presented has been derived from the National Quotation Bureau, Inc. Library.


     1997 Fiscal Year                            High Bid      Low Bid
     ----------------                            --------      -------

     First Quarter (from March 13) . . . . . .    $3.875        $3.00

     Second Quarter. . . . . . . . . . . . . .    $3.00         $2.75

     Third Quarter (through August ___). . . .    $____         $____

     On August __, 1997, the last reported bid and asked prices for the Common Stock were $____ and $____, respectively, and the last reported bid and asked prices for the Warrants were $______ and $______, respectively.

     DIVIDEND POLICY.   The payment of dividends by the Company is within
the discretion of its Board of Directors and depends in part upon the Company's earnings, capital requirements and financial condition. Since its inception, the Company has not paid any dividends on its Common Stock and does not anticipate paying such dividends in the foreseeable future. The Company intends to retain earnings, if any, to finance its operations.

     SHAREHOLDER INFORMATION.   As of July 23, 1997, the Company had
approximately 135 holders of record of the Company's Common Stock.

         UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated balance sheet and consolidated statements of operations (collectively, the "Unaudited Pro Forma Consolidated Financial Information") illustrate the effect of the disposition of DataMed. The Unaudited Pro Forma Consolidated Statement of Operations presents the results of the Company and its two divisions for the three months ended March 31, 1997 and for the year ended December 31, 1996 as if the disposition occurred on December 31, 1995. The Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 1997 presents the financial position of the Company as if the disposition had occurred on March 31, 1997.

     The Unaudited Pro Forma Consolidated Financial Information is presented for illustrative purposes only, and does not purport to represent what the Company's financial position or results of operations would have been had the transaction described in fact occurred on the dates indicated above or to represent the Company's financial position or results of operations as of or for the six months ended June 30, 1997 or for any other future date or period. Based on preliminary estimates, management anticipates that the pro forma financial information as of and for the six months ended June 30, 1997 will not be consistent with the accompanying Unaudited Pro Forma Financial Information due to the expected continued losses of the DataMed division for the three months ended June 30, 1997 and due to the anticipated decrease in software and related revenue expected from the Company's Wyndgate division during the three months ended June 30, 1997.

     The following Unaudited Pro Forma Consolidated Financial Information should be read in conjunction with the audited consolidated financial statements and the notes thereto set forth herein.

                         UNAUDITED PRO FORMA
                      CONSOLIDATED BALANCE SHEET
                            (In thousands)

                                         HISTORICAL                PRO FORMA
                                        BALANCE SHEET            BALANCE SHEET
                                          MARCH 31,    PRO FORMA   MARCH 31,
                                           1997       ADJUSTMENTS    1997
                                         ----------   -----------  ----------
Assets

 Current Assets:

  Cash and cash equivalents              $    6,219   $    1,200  $    7,419

  Accounts receivable-trade,
  net of allowance for
  uncollectible accounts of
  $220 at March 31, 1997                      1,195         (894)        301

  Unbilled revenues, net of allowance
  for uncollectible accounts
  of $150 at March 31, 1997                     804          (75)        729

  Prepaid expense and other assets              140           (3)        137
                                         ----------   ----------  ----------

Total current assets                          8,358          228       8,586

Equipment and fixtures, at cost:

  Furniture and fixtures                        197         (128)         69

  Machinery and equipment                       390         (225)        165

  Computer hardware and software              1,334         (647)        687
                                         ----------   ----------  ----------

                                              1,921       (1,000)        921

  Less accumulated depreciation
  and amortization                             (669)         369        (300)
                                         ----------   ----------  ----------

                                              1,252         (631)        621

Capitalized software development
  costs, less accumulated
  amortization of $223 at
  March 31, 1997                                316          ---         316
                                         ----------   ----------  ----------

Total assets                             $    9,926   $     (403) $    9,523
                                         ==========   ==========  ==========

   See Notes to Unaudited Pro Forma Consolidated Financial Statements.

                          UNAUDITED PRO FORMA
                CONSOLIDATED BALANCE SHEET (CONTINUED)
               (In thousands, except par value amounts)

                                         HISTORICAL                PRO FORMA
                                        BALANCE SHEET            BALANCE SHEET
                                          MARCH 31,    PRO FORMA    MARCH 31,
                                           1997       ADJUSTMENTS     1997
                                         ----------   -----------  ----------
LIABILITIES AND
STOCKHOLDERS' EQUITY

Current liabilities:

  Accounts payable                       $    1,331   $     (997) $      334

  Accrued expenses                            1,225         (550)        675

  Accrued payroll                               283          (91)        192

  Accrued compensated absences                  415          (40)        375

  Noncompete accrual                            150          ---         150

  Unearned revenue                            1,582          ---       1,582

  Short-term debt                                39          ---          39

  Notes payable (including $50 to
  related parties at March 31, 1997)            324          ---         324

  Current portion of capital lease
  obligations                                   437         (232)        205
                                         ----------   ----------  ----------

Total current liabilities                     5,786       (1,910)      3,876

Capital lease obligations, less
current portion                                 605         (313)        292

Commitments and contingencies                   ---          ---         ---

 Stockholders' equity:
  Preferred stock, $.01 par value:
  Authorized shares - 10,000
  None issued or outstanding                    ---          ---         ---
 Common stock, $.01 par value:
  Authorized shares - 40,000
  Issued and outstanding shares -
  7,909 at March 31, 1997                        79           ---         79

 Additional paid-in capital                  12,745                   12,745

 Accumulated deficit                         (9,289)       1,820      (7,469)
                                         ----------   ----------  ----------

Total stockholders' equity                    3,535        1,820       5,355
                                         ----------   ----------  ----------

Total liabilities and
stockholders' equity (deficit)           $    9,926   $     (403) $    9,523
                                         ==========   ==========  ==========

   See Notes to Unaudited Pro Forma Consolidated Financial Statements.

                           UNAUDITED PRO FORMA
                  CONSOLIDATED STATEMENT OF OPERATIONS
  (In thousands, except common share and per common share information)

                                            THREE MONTHS ENDED   YEAR ENDED
                                                 MARCH 31,      DECEMBER 31,
                                                  1997             1996
                                                  ----             ----
Revenue:

   Software sales and consulting                 $    1,000      $    3,648

   Hardware and software, obtained
    from vendors                                        170             928
                                                 ----------      ----------

Total revenue                                         1,170           4,576

Cost of revenue and product development:

   Software sales and consulting                        301             937

   Hardware and software, obtained
   from vendors                                         143             946
                                                 ----------      ----------

Total cost of revenue and product
   development                                          444           1,883
                                                 ----------      ----------

Gross profit                                            726           2,693

Operating expenses

   Payroll and other                                    496           1,524

   General and administrative                           237             925

   Sales and marketing                                  434             903

   Research and development                             429           1,538

   Provision for doubtful accounts                       70              19

   Depreciation and amortization                         60             198
                                                 ----------      ----------

Loss from operations                                 (1,000)         (2,414)

Interest income                                          50              25

Interest expense                                        (36)           (239)

Other                                                   (79)           (250)
                                                 ----------      ----------
Loss before provision for income taxes               (1,065)         (2,878)

Provision for income taxes                              ---             ---
                                                 ----------      ----------

Net loss                                         $   (1,065)     $   (2,878)

Net loss per common share                        $    (0.17)     $    (0.66)

Common shares used in computing net
loss per common share                                 6,203           4,384

   See Notes to Unaudited Pro Forma Consolidated Financial Statements.

     NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

BALANCE SHEET PRO FORMA ADJUSTMENTS




     Certain assets and liabilities attributable to the DataMed International division ("DataMed") have been eliminated to reflect the sale of specified assets and liabilities of DataMed to National Medical Review Offices, Inc., a privately owned company, pursuant to the June 20, 1997 Letter of Intent.
In exchange for the specified assets and liabilities of DataMed and in accordance with the Letter of Intent, the Company is to receive $1.2 million in cash.


STATEMENTS OF OPERATIONS PRO FORMA ADJUSTMENTS


     The results of DataMed have been reported in the historical consolidated statements of operations for Global Med Technologies, Inc. The accompanying Unaudited Pro Forma Consolidated Statements of Operations excludes all of the operating results related to DataMed, which are shown below:


                                            THREE MONTHS ENDED   YEAR ENDED
                                                 MARCH 31,      DECEMBER 31,
                                                  1997             1996
                                                  ----             ----

                                             (In thousands except common share
                                             and per common share information)

Substance abuse testing and other revenue        $    1,418      $    6,458

Cost of revenue                                       1,089           4,587
                                                 ----------      ----------

Gross Profit                                            329           1,871

Operating expenses:

   Payroll and other                                    322           1,200

   General and Administrative                           181             603

   Sales and marketing                                  175             900

   Research and development                              78             327

   Provision for doubtful accounts                       14              88

   Depreciation and amortization                         69             272
                                                 ----------      ----------

Loss from operations                                   (510)         (1,519)

Interest Expense                                        (22)            (79)

Other                                                   ---             (16)
                                                 ----------      ----------

Loss before provision for income taxes                 (532)         (1,614)

Provision for income taxes                              ---             ---
                                                 ----------      ----------

Net loss                                               (532)         (1,614)
                                                 ==========      ==========

Net loss per common share                        $    (0.09)     $    (0.36)

Common shares used in computing
net loss per common share                             6,203           4,384

                     SELECTED FINANCIAL INFORMATION


     The following table sets forth selected financial information regarding the results of operations and financial position of the Company for the periods and at the dates indicated. The consolidated financial statements of the Company as of December 31, 1996 and 1995 and for the years ended December 31, 1996 and 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included elsewhere
in this Prospectus.   This data should be read in conjunction with the
Company's consolidated financial statements (including the notes thereto) appearing elsewhere in this Prospectus and in conjunction with MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS.


     The selected financial data as of, and for the three months ended March 31, 1997 and 1996, are derived from the unaudited financial statements of the Company, which in the opinion of the Company reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the unaudited financial statements. The results of operations for the three months ended March 31, 1997 and 1996 are not necessarily indicative of the results for a full year.



STATEMENT OF OPERATIONS DATA:
(In Thousands)
                                    Years Ended        Three Months Ended
                                   December 31,             March 31,
                                 ----------------      ------------------

                                 1996       1995        1997       1996
                                 ----       ----        ----       ----
Substance abuse testing and
 other revenue                 $    6,458 $    5,740  $    1,418 $    1,450

Software sales and consulting        3648        934       1,000        189

Hardware and software,
 obtained from vendors                928         --         170         50
                                 --------   --------    --------   --------

     Total revenue                 11,034      6,674       2,588      1,689

Cost of revenue and product
 development                        6,470      3,218       1,533      1,071
                                 --------   --------    --------   --------

     Gross profit               $   4,564  $   3,456   $   1,055  $     618

OPERATING EXPENSES

Payroll and other                   2,724      1,998         818        438

General and administrative          1,528      1,234         418        259

Sales and marketing                 1,803      1,732         609        502

Research and development            1,865        655         507        451

Provision for doubtful accounts       107        244          84         27

Depreciation and amortization         470        117         129         93
                                 --------   --------    --------   --------

Loss from operations            $  (3,933) $  (2,524)  $  (1,510) $  (1,152)



STATEMENT OF OPERATIONS DATA, CONTINUED
---------------------------------------
(In Thousands)
                                    Years Ended        Three Months Ended
                                   December 31,             March 31,
                                 ----------------      ------------------

                                  1996        1995        1997       1996
                                  ----        ----        ----       ----
Interest expense, net                (293)       (61)         (8)       (43)

Other                                (266)       (71)        (79)       (14)
                                 --------   --------    --------   --------

Loss before provision for
 income taxes                      (4,492)    (2,656)     (1,597)    (1,209)

Provision for income taxes             --         29          --         --
                                 --------   --------    --------   --------

Net loss                        $  (4,492) $  (2,685)  $  (1,597) $  (1,209)
                                 ========   ========    ========   ========




BALANCE SHEET DATA:
(In Thousands)
                                              December 31,        March 31,

                                            1996        1995        1997
                                            ----        ----        ----
Working capital (deficit)  . . . . . . .  $ (4,267)   $ (2,172)   $  2,572

Total assets . . . . . . . . . . . . . .  $  4,999    $  2,721    $  9,926

Accumulated deficit. . . . . . . . . . .  $ (7,692)   $ (3,200)   $ (9,289)

Stockholders' equity (deficit) . . . . .  $ (3,360)   $ (1,459)   $  3,535

       MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

GENERAL


     Global Med Technologies, Inc. is comprised of two operating divisions, Wyndgate Technologies ("Wyndgate") and DataMed International ("DataMed"). Wyndgate designs, develops, markets and supports health care information management software products for blood banks, hospitals and other facilities. Revenues for Wyndgate are derived from the licensing of software, the provision of consulting and other value-added support services and the sale of related hardware and software obtained from vendors. DataMed is in the business of substance abuse testing and medical surveillance management services, including medical review function, data management, record storage and coordination of all substance abuse testing program elements. Revenues for DataMed are derived from the provision of substance abuse testing management services and the coordination of laboratory and collection site services for substance abuse tests. The Company, has entered into an agreement to sell DataMed, subject to shareholder approval.



     During the three months ended March 31, 1997, the Company completed an initial public offering in which approximately 2,914,000 shares of common stock were issued and provided the Company with approximately $8.3 million, net of expenses. Through July 1997 the Company has used approximately $4.5 million of the net proceeds from the initial public offering. The use of proceeds, to date, have been principally expended to repay certain debt and the payment of accounts payable and other accrued expenses. Management anticipates that the remaining funds will not be sufficient to fund Wyndgate's software development and the continued expected losses of the DataMed division.



     From inception to March 31, 1997, the Company incurred cumulative net losses of approximately $9.3 million. The Company expects to continue to incur losses until 1999, and possibly thereafter, until its existing SAFETRACE(R) software product is fully implemented and fully operational within the Company's customers information system environment and until its transfusion management information system software product, which is currently under development, is established in its markets.


     Management recently became aware of the now expected delays in the previously anticipated increase in future software license fee revenues expected from certain large internationally based blood centers and hospital organizations. See Liquidity and Capital Resources below for further discussion of the Company's cash requirements and management's plans.

     The Company's Wyndgate division has historically incurred, and expects to continue to incur, losses related to its operations, including the continued costs for research and development of new software products by Wyndgate and the expansion of sales and marketing resources. The timing and amounts of the Company's expenditures will depend upon a number of factors, including the progress of the Company's research and development process, the status and timing of regulatory approval, the timing of market acceptance of the Company's products, the level of support needed by the Company's customers to implement the software products they license from Wyndgate, and the efforts required to develop the Company's sales and marketing organization. The Company's DataMed division has incurred cumulative losses from inception of approximately $5.2 million through March 31, 1997.

RESULTS OF OPERATIONS

     The results of operations for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for any other interim period of 1997 or for the year ending December 31, 1997.

     RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND
1996

     REVENUES. Revenues are comprised of substance abuse testing and other revenue, software sales and consulting revenues, and sales of hardware and software obtained from vendors.

     Revenues from substance abuse testing and other services decreased $32,000, or 2%, for the three months ended March 31, 1997 compared to the same three months in 1996. This decrease in substance abuse testing and other revenue was primarily the result of decreased average price per donor record during the three months ended March 31, 1997. While the Company earned increased substance abuse testing revenues from new clients during the three months ended March 31, 1997, these increases were offset by the termination of contracts with certain smaller accounts in late 1996 and early 1997.

     Revenues from software sales and consulting increased $811,000 or 429%, for the three months ended March 31, 1997 compared to the same three months in 1996. This increase in software sales and consulting revenue is primarily the result of approximately $700,000 of software revenue recognized in conjunction with certain deliveries of Wyndgate's SAFETRACE(R) software products sold during the three months ended March 31, 1997.

     Revenues from hardware and software, obtained from vendors increased $120,000, or 240%, for the three months ended March 31, 1997 compared to the same three months in 1996. This increase was primarily due to an increase in the average price per order and in the number of Wyndgate customers which ordered third party hardware and software through Wyndgate.


     Because the Company's marketing and sales efforts will continue to be focused on its current and future Wyndgate products and services, revenues from the Company's software products and related services are expected to increase in the future. If, however, future sales of Wyndgate's SAFETRACE(R) software product licenses are less than management anticipates, the Company's revenues, gross margins, and liquidity may be materially adversely affected.


     COST OF REVENUE AND PRODUCT DEVELOPMENT. Cost of revenue and product development as a percentage of revenues was 59% for the three months ended March 31, 1997 compared to 63% for the same three months in 1996.

     Cost of substance abuse testing and other services as a percentage of the related revenue was 77% for the three months ended March 31, 1997 compared to 60% for the same three months in 1996. This increase was primarily due to increases in average cost per donor record during the three months ended March 31, 1997.

     Cost of software sales and consulting as a percentage of the related revenue was 30% for the three months ended March 31, 1997 compared to 85% for the same three months in 1996. This decrease was primarily a result of increased sales of Wyndgate's SAFETRACE(R) software product licenses which are typically priced at higher profit margins than revenues from consulting and implementation related services. These higher profit margin sales were offset by an increase in amortization of capitalized software development costs. Amortization of capitalized software development costs was $60,000 for the three months ended March 31, 1997 and $15,000 for the same three months in 1996.

     Cost of hardware and software, obtained from vendors as a percentage of the related revenue was 84% for the three months ended March 31, 1997 compared to 90% for the same three months in 1996.

     GROSS PROFIT. Gross profit as a percentage of revenues was 41% for the three months ended March 31, 1997 compared to 37% for the same three months in 1996 as a result of the increased sales of higher margin products discussed above.

     PAYROLL AND OTHER. Payroll and other increased $380,000, or 87%, for the three months ended March 31, 1997 compared to the same three months in 1996. The increase in payroll and other was primarily due to increased salary and employee benefit costs incurred as a result of the hiring of additional client service personnel necessary to manage the Company's new customers and increased management personnel.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses increased $159,000, or 61%, for the three months ended March 31, 1997 compared to the same three months in 1996. The increase in general and administrative expenses was attributable primarily to increases in outside contract services, insurance related expenses, leased office space expenses and other general and administrative expenses which were related to the increase in the number of employees.

     SALES AND MARKETING. Sales and marketing expenses increased $107,000, or 21%, for the three months ended March 31, 1997 compared to the same three months in 1996. The increase in sales and marketing expenses was primarily due to $155,000 of expenses related to certain stock options granted to a business advisory enterprise. This increase was partially offset by decreased activity in trade shows and direct sales travel related expenditures for both divisions of the Company. Management expects that there will be increases in sales and marketing expenses if the Company is successful in introducing its new transfusion management information system.

     RESEARCH AND DEVELOPMENT. Research and development expenses increased $56,000, or 12%, for the three months ended March 31, 1997 compared to the same three months in 1996. The increase in research and development expenses was primarily due to an increase in the number of employees assigned to software development at Wyndgate. Management expects research and development expenses to increase as additional software development related to Wyndgate's transfusion management information system software product is planned within 1997.

     PROVISION FOR DOUBTFUL ACCOUNTS. The provision for doubtful accounts increased $57,000, or 211% for the three months ended March 31, 1997 compared to the same three months in 1996. The provision for doubtful accounts for the three months ended March 31, 1997 included $70,000 provided for potential uncollectability of certain accounts receivable. This $70,000 expense was offset by a $13,000 decrease in write-offs of accounts receivable.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $36,000, for the three months ended March 31, 1997 compared to the same three months in 1996. The increase in depreciation and amortization is due to the increases in fixed assets.

     INTEREST INCOME. Interest income increased $50,000 for the three months ended March 31, 1997 compared to the same three months in 1996. The increase was primarily due to interest income on the net proceeds received from the Company's initial public offering.

     INTEREST EXPENSE. Interest expense increased $15,000 for the three months ended March 31, 1997 compared to the same three months in 1996.
This increase was primarily due to increases in interest expense on capital lease obligations and notes payable.

     OTHER. Other expenses increased $65,000, or 464%, for the three months ended March 31, 1997 compared to the same three months in 1996. This increase was primarily due to $79,000 of expenses incurred during the first quarter in 1997 in conjunction with the issuance and registration of warrants to two individuals.

     LIQUIDITY AND CAPITAL RESOURCES


     The Company had cash and cash equivalents of $6,219,000 at March 31, 1997, none of which is restricted. Management recently became aware of the now expected delays in future software license fee revenues expected from certain large internationally based blood centers and hospital organizations. These delays are expected to cause a greater use of liquidity and capital resources during the remainder of 1997 than originally anticipated. Based on this recent information, management anticipates that the Company's current and anticipated cash balances will not be sufficient to meet the Company's capital requirements as the Company is presently structured, even if DataMed is sold. Management recognizes that the Company must generate additional capital resources or consider modifications to its software development programs or sharply curtail its operating costs to enable it to continue operations with available resources. Management's plans include consideration of the sale of additional equity securities and the sale of DataMed which would provide sufficient resources to continue the Company's operations and its software development programs for the remainder of 1997. The Company anticipates it will continue to incur losses until 1999, and possibly thereafter; accordingly, the Company will require additional capital beyond current capital raising efforts.


     The Company had working capital of $2,572,000 at March 31, 1997 compared to a working capital deficit of $4,267,000 at December 31, 1996. The change in working capital during the three months ended March 31, 1997 was primarily due to the completion of the Company's initial public offering which generated approximately $8.3 million in net proceeds, offset by changes in operating assets and liabilities.

     The Company used $1,406,000 in net cash for operating activities for the three months ended March 31, 1997, compared to $855,000 for the same three months in 1996. The cash used in operations for the three months ended March 31, 1997 consisted primarily of the net loss for the period offset by depreciation and amortization expense, other non-cash expenses and decreases in accounts receivable balances, accounts payable and other accrued expenses and increases in unbilled revenues, net, and unearned revenue.

     Net cash used in investing activities was $125,000 and $39,000 for the three months ended March 31, 1997 and 1996, respectively. For both periods, net cash used in investing activities consisted entirely of purchases of equipment and fixtures related to the increase in the number of employees of the Company and occupation of additional office space.

     Net cash provided by financing activities was $7,261,000 and $1,004,000 for the three months ended March 31, 1997 and 1996, respectively. During the three months ended March 31, 1997, the Company completed its initial public offering and received approximately $8.3 million in net proceeds. The Company used a portion of these net proceeds to repay approximately $1.4 million in short term debt and notes payable, and also to pay certain offering and distribution costs related to the initial public offering. In addition, the Company paid $98,000 in principal payments on its capital lease obligations during the three months ended March 31, 1997.


     The implementation cycle of Wyndgate's SAFETRACE(R) software products is running longer than originally anticipated. Based on recent experience, management now anticipates that the implementation cycle will typically take an average of approximately 14 months. The implementation cycles are dependent on various items including the clients' size and the complexity of the clients' standard operating procedures. Seven of the current twenty-five SAFETRACE(R) software product clients are implemented and are operational on the SAFETRACE(R) software product. The results of the implementation cycle delays are expected to delay future SAFETRACE(R) software product maintenance revenues, future milestone payments from clients as defined in the SAFETRACE(R) software product license agreements, the anticipated increase in future software license fee revenue from further sales of the SAFETRACE(R) software product, and cause a greater use of liquidity and capital resources than originally anticipated.



     The Company is currently evaluating potential investment banking relationships to assist it in the possible sale of equity securities. The Company also has entered into a letter of intent to sell DataMed, subject to shareholder approval. Assuming the Company successfully raises additional funds and/or shareholders approve the sale of DataMed, there can be no assurance that the Company will achieve profitability or positive cash flow. If the Company is unable to obtain adequate financing or enter into such business transaction, management will be required to sharply curtail the Company's software development programs and all of its operating expense categories. If the Company is successful in raising additional funds through the sale of additional equity securities, such a change in capitalization could also increase the number of shares of Common Stock outstanding, thus diluting ownership of current shareholders in the Company.

     In April 1997, the Company committed to incurring certain costs related to relocation of Wyndgate's offices to another location within the Sacramento, California metropolitan area. The purpose of this relocation is to accommodate the increased office space requirements as a result of the increase in the number of employees at Wyndgate. These costs, include, without limitation, approximately $250,000 in additional equipment and fixtures which may be purchased or financed via capital leases, approximately $50,000 in leasehold improvements, approximately $40,000 in deposits on the new facility's leased space, and approximately $60,000 related to estimated moving expenses and other expenses related to the relocation of Wyndgate's offices. Completion of this move is expected during the third quarter of 1997. The result of the above and additional relocation costs are expected to adversely affect future operating results due to increased depreciation and amortization expense, increased interest cost, increased office rent expense, and increased losses on disposal of fixed assets during 1997. In addition, cash used to fund the relocation costs will not be available to fund operations, which is expected to adversely affect the Company's liquidity and working capital during 1997.

FISCAL 1996 COMPARED TO FISCAL 1995

     REVENUES. Revenues increased by $4.3 million, or 64%, to $11.0 million for 1996 compared to $6.7 million for 1995. The increase was primarily the result of the introduction of Wyndgate's SAFETRACE(R) software product and related sales of hardware and software obtained from vendors which accounted for approximately $3.6 million of the increase. In addition, substance abuse test volume increased approximately 6%, from approximately 210,000 tests in 1995 to approximately 222,000 tests in 1996.

     COST OF SALES AND PRODUCT DEVELOPMENT. Cost of sales and product development as a percentage of revenues was 59% in 1996 compared to 48% in 1995. This increase was primarily a result of the following: increased royalty fee expenses based on increased sales of Wyndgate's SAFETRACE(R) software product licenses; increased sales of hardware and software obtained from vendors priced at lower profit margins than Company developed software sales and increased amortization expense of the capitalized software development costs related to the development of Wyndgate's SAFETRACE(R) software product.

     GROSS PROFIT. Gross profit as a percentage of revenues was 41% in 1996 compared to 52% in 1995 as a result of the increased costs discussed above.


     PAYROLL AND OTHER. Payroll and other increased $726,000, or 36%, in 1996 compared to 1995. The increase in payroll and other was primarily due to the hiring of additional management personnel together with increases in client service personnel necessary to manage the Company's new customers.


     GENERAL AND ADMINISTRATIVE. General and administrative expenses increased $294,000, or 24%, in 1996 compared to 1995. The increase in general and administrative expenses was attributable primarily to increases in outside contract services, product liability insurance, leased office space and other general administrative expenses which were related to the increase in the number of employees. These expenses were offset by a significant decline in merger and reorganization expenses.

     SALES AND MARKETING. Sales and marketing expenses increased $71,000 or 4% in 1996 compared to 1995. The increase in sales and marketing expenses was primarily due to increased activity in advertising media, trade shows and direct sales including personnel and travel related expenditures for both divisions of the Company. Management expects that there will be increases in sales and marketing expenses if the Company is successful in introducing its new transfusion management information system, the SAFETRACE TX(TM) software product.

     RESEARCH AND DEVELOPMENT. Research and development expenses were $1.87 million in 1996 compared to $655,000 in 1995 representing an increase of 185%. The increase in research and development expenses was primarily due to an increase in the number of employees assigned to software and systems development at both divisions of the Company. Management expects research and development expenses to increase as additional software development related to the Company's blood management product line is planned within the next year.

     PROVISION FOR DOUBTFUL ACCOUNTS. The provision for doubtful accounts decreased $137,000, or 56%, in 1996 compared to 1995. The provisions for doubtful accounts in both 1996 and 1995 were generally consistent with management's expectations.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $353,000, in 1996 compared to 1995. The increase in depreciation and amortization is due to the increases in fixed assets.


     INTEREST INCOME (EXPENSE), NET. Net interest expense increased $233,000, or 380%, in 1996 compared to 1995. This increase was primarily due to increases in capital lease financing, interest incurred related to the 10% Notes, and increases in other short-term borrowings. Management used a portion of the net proceeds from the Company's February 1997 public offering to repay certain short-term borrowings and certain of the 10% Notes not converted into Common Stock.


     OTHER. Other expenses increased $195,000, or 275%, in 1996 compared to 1995. These expenses included $250,000 provided for potential uncollectability of a note receivable. This $250,000 expense was offset by a $55,000 decrease in losses on disposal of fixed assets.

     LIQUIDITY AND CAPITAL RESOURCES

     The Company had a working capital deficit of approximately $4.3 million as of December 31, 1996 compared with a working capital deficit at December 31, 1995 of approximately $2.2 million. The Company used cash in operating activities of approximately $2.6 million during its fiscal year ended December 31, 1996 compared to approximately $553,000 during its fiscal year ended December 31, 1995. The increase in cash used in operations during fiscal 1996 is attributable primarily to an increase of approximately $1.3 million in accounts receivable and unbilled receivables and an increase in prepaid expenses and other assets of $173,000, offset by increases in accrued liabilities and deferred revenue. The Company used cash in investing activities of approximately $242,000 during fiscal 1996 compared with approximately $191,000 during the comparable period in fiscal 1995. During fiscal 1996, these operating and investing activities were financed primarily from the proceeds of private placements of Common Stock, notes payable and short term borrowing on a line of credit with a bank.

     The Company generated approximately $751,000 from the issuance of notes payable during fiscal 1996 and received net short-term borrowings of
$597,000 for the same period.   Additionally, the Company received proceeds
of approximately $1.74 million from the private placement of its Common Stock after deducting commissions and expenses of $260,000 during the fiscal 1996. During fiscal 1996, the Company also used cash from the financing activities by making approximately $353,000 in principal payments on capital leases and by payment of $486,000 of issuance and distribution costs for the Company's February 1997 public offering.

     Cash provided by financing activities for fiscal 1995 included proceeds from the issuance of common stock of approximately $735,000. Net proceeds for this period from other sources were minimal.

     During January 1997, the Company borrowed $450,000 from two individuals at 12% interest. These loans were repaid with accrued interest of approximately $5,000 in February 1997. The proceeds of the loans were used for short-term working capital. In connection with the loans, the Company issued two warrants to purchase 150,000 shares of the Company's Common Stock, exercisable at 85% of the per share price of the shares of Common Stock included in the Units.

     The Company's cash flows have historically been used primarily in investing in software development and working capital needs. The Company is using proceeds from the Company's February 1997 public offering primarily to repay debt, to pay certain accounts payable and accrued expenses, and for research and development, sales and marketing programs, and working capital and general corporate purposes.

     The Company maintained a $1 million line of credit with a bank which matured February 12, 1997. The amount drawn on this line of credit at December 31, 1996 was $970,000. During February 1997, the Company used net proceeds from the Company's February 1997 public offering to repay approximately $970,000 for the $1 million line of credit plus accrued interest of approximately $4,000. A principal stockholder of the Company had personally guaranteed the repayment of the line of credit.


     The Company recognizes the significant impact of accounts receivable on its working capital needs. The substantial increase in revenue from software sales and consulting for the year ended December 31, 1996 have generated corresponding increases in accounts receivable. While management does not believe there are any unusual or material credit risks related to the Company's software sales, the high number of SAFETRACE(R) software product implementations for the Company's customers within a short period of time and delays experienced in implementation of the SAFETRACE(R) software product has created billing and collection delays.

     The Company incurred a loss of approximately $4.5 million during fiscal 1996. The Company expects to continue to incur losses until 1999, and possibly thereafter, until its software products are better established in its markets. There can be no assurance that the Company can generate sufficient revenues, earnings and cash collections from software sales to satisfy its working capital requirements after such time. The Company's working capital requirements will depend on numerous factors, including progress of the Company's research and development of the SAFETRACE TX(TM) software product, other new products, as well as new applications for its present core products, which include both SAFETRACE(R) and the SAFETRACE TX(TM) software products. Additionally, the Company's working capital requirements may depend upon its success in obtaining a FDA 510K clearance letter for its SAFETRACE TX(TM) software product within the next 12 months. Failure to receive such clearance letter may require the Company to seek additional financing. The Company may seek financing to meet its working capital requirements through strategic alliances within the Company's industry and through collaborative arrangements with other suppliers to the Company's customers. There can be no assurance, however, that additional funds, if required, will be available from sources historically available to the Company or other sources on favorable terms, if at all.


EFFECT OF INFLATION AND FOREIGN CURRENCY EXCHANGE

     The Company has not experienced unfavorable effects on its results of operations due to currency exchange fluctuations with its foreign customers or material effects upon its results of operations as a result of domestic inflation.

                               THE COMPANY


     Global Med Technologies, Inc. (the "Company") provides information management software products and services to the healthcare industry and provides substance abuse testing program services to companies, including certain Fortune 1000 companies. Formerly known as National MRO, Inc., which was founded in 1989, the Company changed its name to Global Data Technologies, Inc. in 1995 in connection with the merger of National MRO, Inc. and The Wyndgate Group, Ltd. in May 1995. The Company changed its name again in May 1996 to Global Med Technologies, Inc. The Company now consists of two divisions, Wyndgate Technologies ("Wyndgate") and DataMed International ("DataMed"), both of which operate under their respective trade names. Wyndgate develops, markets, licenses and supports software for the healthcare industry. DataMed manages and markets a variety of services that are designed to assist companies with administering substance abuse testing programs. As more fully described below, the Company has entered into a letter of intent to sell, subject to shareholder approval, specified assets and liabilities of DataMed.



     Founded in 1984, Wyndgate initially developed a Student Information System ("SIS"), an integrated software package for colleges and universities to track student information. Pursuant to an agreement with eight California blood centers (the "Royalty Group"), Wyndgate began development of a blood tracking system to assist community blood centers, hospitals, plasma centers and outpatient clinics in the U.S. in complying with the quality and safety standards of the FDA for the collection and management of blood and blood products. After several years of development and approximately $1.1 million paid by the Royalty Group, Wyndgate has completed development and commenced marketing of the SAFETRACE(R) software product (Wyndgate's blood bank management information system software), which it believes to be the most comprehensive and flexible system of its type available today. In accordance with FDA regulations, the Company submitted a 510(k) application to the FDA in October 1995 for review of its SAFETRACE(R) software product. The Company was permitted to continue to market the SAFETRACE(R) software product during the review process. In April 1997, the Company's Wyndgate division received notification from the FDA of their finding of "substantial equivalence" of the Company's SAFETRACE(R) software product. This determination permits the Company to continue to market the SAFETRACE(R) software product. See THE COMPANY - WYNDGATE TECHNOLOGIES DIVISION - INDUSTRY OVERVIEW.


     The Company continues to concentrate its development efforts on Wyndgate's existing SAFETRACE(R) software product and Wyndgate's SAFETRACE TX(TM) product which is currently under development.


     The Company's internally developed software development tool, EDEN-OA(R), was used in the development of Wyndgate's existing character-based SAFETRACE(R) software product and EDEN-OA(R) provides the foundation for Wyndgate's existing SAFETRACE(R) software product. Until recently, management planned to continue to focus research and development efforts for further development of EDEN-OA(R).

     Based on management's now anticipated development requirements of Wyndgate's graphical user interface version of the SAFETRACE(R) software product and the SAFETRACE TX(TM) software product, management plans to shift Wyndgate's development efforts towards enhancements of commercially available, graphical software development tools. Management intends to continue EDEN-OA(R) support for the existing character-based SAFETRACE(R) software product. As a result, management no longer expects EDEN-OA(R) to be essential to the Company's strategic goals or to be critical to the Company's competitive advantages.



     Management believes purchasing and using commercially available, graphical software development tools for development provides Wyndgate cost and time effective software development tool solutions when compared to the estimated time and costs of further development and enhancements of EDEN-OA(R).


     DataMed was founded in 1989 by Michael I. Ruxin, M.D. to offer the services of a Medical Review Officer ("MRO") to the regulated and unregulated segments of the substance abuse testing market. Due to federal regulations, companies involved in commercial transportation must comply with requirements mandating substance abuse testing of employees in safety sensitive positions and substance abuse awareness education for supervisors and employees. Additionally, federal substance abuse testing requirements applicable to commercial transportation mandate the use of an MRO to evaluate the quality and accuracy of the testing laboratory and to determine legal or illegal use of substances. Corporate outsourcing has been a positive factor for DataMed as some large companies have contracted with DataMed to outsource the management of their substance abuse testing programs.

     DataMed provides customized program management services to companies in an attempt to increase total program quality and decrease total program costs. DataMed provides substance abuse testing management services which coordinate and actively manage the specimen collection process, the laboratory testing process, the MRO review process, the random testing process, the blind sample quality control process, the substance abuse testing process, and the data management process including compliance reporting and record keeping.

STRATEGY

     The following are key elements of the Company's strategy; however, there can be no assurance that the Company will be successful in its strategy.


     EXPAND SALES & MARKETING EFFORTS. The Company intends to increase its sales and marketing efforts by hiring additional field sales and other marketing personnel during the twelve months following its February 1997 public offering. The Company's Wyndgate division currently has four sales and marketing personnel and DataMed currently has four sales and marketing personnel. The Company believes it can increase its presence in the U.S. blood bank information management market through its planned increases in its sales and marketing staff.


     DEVELOP NEW HEALTHCARE MANAGEMENT SOFTWARE PRODUCTS AND SERVICES. The Company believes that it can develop new products and services from its existing technology base. In the future, the Company intends to introduce a transfusion management information system, to be known as the SAFETRACE TX(TM) software product.

     EXPAND INTERNATIONAL MARKETS. The Company is focused on expanding international markets. The Company plans to pursue international growth as it relates to blood banks, plasma centers and hospitals.


     DEVELOP STRATEGIC RELATIONSHIPS. The Company intends to pursue strategic relationships in order to further develop uses for its technology. Additionally, the Company may work with other healthcare information providers to develop applications.

     MAINTAIN TECHNOLOGY ADVANTAGE. The Company will continue to focus research and development on evolving its software development environment. Additional financing will be required to enable the Company to accomplish its goals in this area.

SALES AND MARKETING


     The Company intends to continue to sell and market its medical information management products and services through a direct sales force. Each sales representative will have a geographic area and will market all products and services. Additionally, the Company will continue to respond to requests for proposals ("RFPs") issued by blood banks, plasma centers and hospitals.


CUSTOMERS


     The Company currently has 25 (including the Royalty Group) customers for its SAFETRACE(R) software product and intends to continue to target domestic and international blood banks, plasma centers and hospitals.







     During the year ended December 31, 1996, one DataMed customer, Laidlaw Transit, Inc. and one Wyndgate customer, Gulf Coast Regional Blood Center, accounted for approximately 14% and 11.5%, respectively, of the Company's revenues. During 1995, two DataMed customers, Laidlaw Transit, Inc. and Chevron Corporation and one Wyndgate customer, the Royalty Group, accounted for approximately 18%, 12% and 10%, respectively, of the Company's revenues. See WYNDGATE TECHNOLOGIES DIVISION - DEVELOPMENT AGREEMENTS. Laidlaw Transit, Inc. is associated with the transportation industry. Chevron Corporation is associated with the oil and gas industry. The Royalty Group, through a 1992 development agreement with Wyndgate, assisted in the financing of the development of Wyndgate's SAFETRACE(R) software product. Gulf Coast Regional Blood Center is a blood bank located in Texas. Non-renewal or termination of the contractual arrangements with these key customers could have a material adverse effect on the Company. There can be no assurance that the Company will be able to retain these key customers or, if such customers were not retained, that the Company will be able to attract and retain new customers to replace the revenues currently generated by these customers. With the sale of DataMed, the Company will lose the revenues from DataMed's customers. See THE COMPANY - SALES AND MARKETING.


RESEARCH AND DEVELOPMENT

     During the fiscal years ended December 31, 1996 and 1995, the Company expended approximately $1.87 million, and $655,000, respectively, for research and development.

EMPLOYEES


     As of June 30, 1997, the Company had 137 full-time employees, consisting of 8 employees for the corporate office, 72 at Wyndgate and 57 at DataMed. As a result of the Interim Management Agreement relating to DataMed, the number of DataMed employees is expected to decline. The Company has employment agreements with certain personnel. See MANAGEMENT. The Company's employees are not represented by a labor union or subject to collective bargaining agreements. The Company has never experienced a work stoppage and believes that its employee relations are satisfactory.


PROPERTIES

     The Company currently occupies two primary locations. The Company occupies approximately 17,000 square feet of office space in Lakewood, Colorado pursuant to a lease that expires on December 31, 2000. As a result of the Interim Management Agreement and consummation of the Asset Purchase Agreement, the Company's need for a substantial portion of such space will be eliminated, and it is presently anticipated that the Company will enter into a new lease for a reduced amount of office space. The Company also leases approximately 22,000 square feet of office space in Sacramento, California pursuant to a lease that expires on September 7, 2002. The Company also has employees located in Virginia, Illinois, Pennsylvania and Texas. No office lease is required at those locations because the employees work out of their homes. During the year ended December 31, 1996, office lease expenses per month were approximately $25,000.

                     WYNDGATE TECHNOLOGIES DIVISION

     Wyndgate designs, develops, markets, licenses and supports software for the healthcare industry. Pursuant to an agreement with eight California blood centers, Wyndgate developed a blood tracking system called the SAFETRACE(R) software product to assist community blood centers, plasma centers, hospitals and outpatient clinics in the U.S. in complying with the quality and safety standards of the FDA for the collection and management of blood and blood products. Wyndgate incorporates and integrates products and services for the management of the blood supply and its derived products from donor recruitment to shipment from the blood bank to the hospital, clinic, medical research institution or other purchaser.

     In addition, Wyndgate provides training and consulting services for installation, implementation, special programming, system design, and maintenance for its software products. The majority of customers for Wyndgate's software products use all or a portion of these services. Historically, maintenance and product upgrades from Wyndgate's software products have provided an on-going revenue stream and information concerning Wyndgate's customers' requirements and satisfaction. Special programming services can result in customer funded development, as was done with the SAFETRACE(R) software product.

INDUSTRY OVERVIEW

     The management of the Company believes that market driven forces to increase quality while containing rising healthcare costs have resulted in an increasing demand for healthcare information systems that meet the changing needs of the marketplace. This shift has resulted in systems that utilize new technologies to provide more accurate information.

     With the spread of AIDS and Hepatitis-B, stringent FDA guidelines have been imposed on blood banks in order to insure a safe blood supply. Some community blood centers ("CBCs") have been cited by the FDA for noncompliance and some have even been closed. The American Red Cross and Blood Systems, Inc. blood centers are currently under consent decrees requiring them to comply with FDA guidelines. The blood banking industry has developed various in-house systems to track blood collection, testing, processing, distribution and transfusion activities. The Company believes that most blood center in-house developed systems are not fully integrated and do not offer the capabilities required by the FDA in view of the fact that the Company's current customers are switching from their in-house systems to the Company's SAFETRACE(R) software product. While laboratory equipment vendors have developed automated testing and reporting procedures directed at a segment of the community blood center process, these systems address only the laboratory function and are not fully integrated. The Company believes that blood centers and the laboratory equipment products vendors are looking for a way to meet the FDA guidelines and minimize their risk and cost.

     The FDA required all blood tracking application software vendors to submit a 510(k) application for review by March 31, 1996. The application process for FDA review and compliance with the new guidelines relates to computer software products regulated as medical devices. The FDA considers software products intended for the following to be medical devices: (i) use in the manufacture of blood and blood components; or (ii) maintenance of data used to evaluate the suitability of donors and the release of blood or blood components for transfusion or further manufacturing. As medical device manufacturers, the Company and its competitors are required to register with the Center for Biologics Evaluation and Research ("CBER"), list their medical devices, and submit a pre-market notification or application for pre-market review. In April 1997, the Company's Wyndgate Division received notification from the FDA of their finding of "substantial equivalence" of the Company's SAFETRACE(R) software product. This determination provides a 501(k) clearance and permits the Company to continue to market the SAFETRACE(R) software product. A competitor also recently received a 510(k) clearance letter from the FDA for certain modules of its blood bank management information system software product. The Company does not believe this will impact Wyndgate's marketing of its SAFETRACE(R) software product because the Company does not believe that this competitor offers the spectrum of software modules offered by the Company.

WYNDGATE STRATEGY

     The key elements of Wyndgate's strategy include:

     EXPAND SALES AND MARKETING EFFORTS TO increase its customer base nationally and internationally. In the near-term, the Company will aggressively pursue opportunities in the U.S. and abroad in blood tracking and management with its SAFETRACE(R) software product.

     DEVELOP NEW HEALTHCARE MANAGEMENT SOFTWARE PRODUCTS AND SERVICES. By using its background in healthcare information systems, the Company will
continue to attempt to develop new applications.   In the future, the
Company intends to introduce a transfusion management information system (the SAFETRACE TX(TM) software product). However, there can be no assurance that such introduction to the market will occur as the Company is currently researching whether a 510(k) application is required to be submitted to the FDA for the SAFETRACE TX(TM) software product. If the determination is made that a 510(k) submission is required, the SAFETRACE TX(TM) software product may not be marketed by the Company until clearance is received from the FDA. There can be no assurance as to the length of time required for the FDA to review a 510(k) submission made by the Company, or that the Company would ultimately receive a clearance letter relating to the SAFETRACE TX(TM) software product.

     STRATEGIC RELATIONSHIPS AND SELECTIVE ACQUISITIONS. Wyndgate intends to continue to pursue strategic relationships to further develop uses for its technology.

SOFTWARE PRODUCTS

     The SAFETRACE(R) software product is a set of integrated software modules that are used to manage and control multiple aspects of blood and plasma operations, from recruiting of donors and collecting donated blood or plasma, to testing and manufacturing of blood products, distribution and billing. The Company currently markets its SAFETRACE(R) software product to blood banks and plasma centers and eventually will market it to hospitals and transfusion centers. A customer can license one or more modules as needed to automate its operations.

SAFETRACE(R) Modules                            Function
--------------------                            --------

DONOR RECRUITMENT             Used by the marketing department of a blood
                              or plasma center to systematically solicit, recruit and schedule donors. Facilitates the recruiting process by producing call lists on demand or scheduling calls by batch processing.

DONOR MANAGEMENT              Provides a means for registering donors and
                              recording necessary medical and personal donor data. All real-time donor deferral and eligibility information is used to determine current eligibility status of the donor to be registered.

LABORATORY MANAGEMENT         Performs a number of data recording and
                              evaluation functions. Permits the posting of tests either by interfacing directly with testing equipment or manually. Also performs inventory label validation, which helps to ensure that all blood components are suitable for distribution and have been properly tested, validated and labeled.

BLOOD INVENTORY AND           Maintains current inventories of all
 DISTRIBUTION                 available blood products which have been
                              tested and labeled. Records the movement of blood products from the blood or plasma center to the customer and between customers. Also maintains records for imported blood related products.

SPECIAL PROCEDURES            Registers patients and tracks blood
                              requirements for surgeries. Also provides the capabilities to define and manage special requests for autologous, designated and therapeutic donations.

BILLING Implements the pricing and billing practices associated with each blood product for customers. Also provides financial information for management control.

     The SAFETRACE(R) software product relies on its donor identification, laboratory component, labeling and release site-based logic technology to assist blood banks in complying with FDA regulations. The SAFETRACE(R) software product has an 85% table driven structure which permits it to easily adapt to each customer's individual and unique operations. The SAFETRACE(R) software product has been developed using industry standards, common operating systems and database managers to ensure portability. Because of the independence of the SAFETRACE(R) software product's database, operating systems and hardware, customers have freedom and flexibility in selecting computer hardware and software components. The SAFETRACE(R) software product permits customers to preserve their application software and training investment as customer systems needs and technology change. Currently, management estimates the SAFETRACE(R) software product consists of more than 1.5 million lines of code, 481 data tables, 6,054 data elements, 59 labeling occurrences of component and release logic, 3,000 discrete programs and over 1,000 screens and windows.

SERVICES


     Wyndgate believes that the high quality of the services component of the business is the key to retaining current customers and enhancing Wyndgate's reputation for quality and increasing its market presence. Wyndgate's services begin with initial customer contact and continue throughout the relationship. Services include complete installation and implementation, training, consulting and maintenance. The license agreements currently used by Wyndgate typically commit a customer to five years of maintenance service. The fees associated with the maintenance service are typically invoiced monthly, quarterly or annually in advance. Service fees, excluding maintenance, range from 10% to 50% of the initial software license fee. Under the Company's current license agreements, only the software license fee and the maintenance fee are required to be paid and the other fees are optional. However, many customers that have licensed the SAFETRACE(R) software product to date have contracted for additional services.


     INSTALLATION AND IMPLEMENTATION SERVICES. Installation and implementation services assist the customers with the selection of hardware and software systems and, if necessary, the initial installation of the software on the customer's system. Implementation services include assisting customers in analyzing work flow and standard operating procedures ("SOPs"), developing tables, screen layouts, reports, and installation specific requirements. Management estimates that it takes approximately fourteen months from the date of delivery of the software to the customer to implement the SAFETRACE(R) software product and a portion of Wyndgate's resources are used during that time. Installation and implementation services are not considered part of the SAFETRACE(R) software product license fee or usage fee, and are typically invoiced separately.


     TRAINING SERVICES. Training services are provided to customers either at the customer site or at Wyndgate's offices. Training includes hands-on access to Wyndgate's software and usually includes building initial tables and screens. All customers to date have purchased initial training services which range from five to fifteen days depending on the customer size and number of people to be trained. Wyndgate also offers follow-up training services to assist customers in training new staff on new product functions.


     MAINTENANCE SERVICES. Fees for maintenance services are required to be paid under certain SAFETRACE(R) software product license agreements for the term of the license. Maintenance services are optional under the other license agreements. Maintenance services include "bug" fixing, enhancements and product upgrades. Wyndgate provides an 800-Help Line number for customer service calls that permits access to Wyndgate's technical resources directly during the working day and on a paged call-back basis at all other times.

     CONSULTING SERVICES.     Consulting services are provided to customers
who request special features, assistance with system configurations, database consulting, systems management, networking or additional capabilities beyond those included in the applications software. Wyndgate also performs special applications development projects under certain development agreements. The Company has been contracted to provide consulting services by some of its SAFETRACE(R) software product customers.

PRODUCT DEVELOPMENT


     SAFETRACE TX(TM) - TRANSFUSION MANAGEMENT INFORMATION SYSTEM.
Wyndgate has begun the development of the SAFETRACE TX(TM) software product, a transfusion management information system that can be utilized by hospitals to help them insure the safety of the blood transfused into patient-recipients. If completely developed, it will provide electronic cross-matching capabilities to help insure blood compatibility with the recipients and will track, inventory, bill and document all activities with the blood product from the time it is received in inventory to the time the blood product is used or sent back to the blood center. The SAFETRACE TX(TM) software product will complement the SAFETRACE(R) software product as it can integrate hospitals with blood centers that supply blood products. The Company is currently researching whether a 510(k) application is required to be submitted to the FDA for the SAFETRACE TX(TM) software product. If the determination is made that a 510(k) submission is required, the SAFETRACE TX(TM) software product may not be able to be marketed by the Company until clearance is received from the FDA. There can be no assurance as to the length of time required for the FDA to review a 510(k) submission made by the Company, or that the Company would ultimately receive a clearance letter relating to the SAFETRACE TX(TM) software product.

DEVELOPMENT AGREEMENTS

     Pursuant to the development agreement between Wyndgate and the Royalty Group, Wyndgate developed the SAFETRACE(R) software product and Wyndgate must make royalty payments to the Royalty Group based on a percentage of Wyndgate's SAFETRACE(R) software product license sales, measured by invoice amounts to purchasers of the SAFETRACE(R) software product, net of certain fees and charges. The time period under the royalty schedule is based upon the first date of customer invoicing, which was September 14, 1995. The Wyndgate royalty payment schedule is as follows:

          Date                                    Royalty Percentage
          ----                                    ------------------

          September 1995 to September 1997                12%
          September 1997 to September 1998                 9%
          September 1998 to September 1999                 6%
          After September 1999                             3%

     Pursuant to a Development Agreement ("Agreement") between the Company and The Institute for Transfusion Medicine ("ITxM"), the Company has agreed to develop Commercial Centralized Transfusion System Software ("Commercial CTS Software"), which it is planned will become Wyndgate's SAFETRACE TX(TM) software product. This Agreement requires that the Commercial CTS Software be completed by December 16, 1997. If not timely completed, the Company would be subject to monetary penalties. The Agreement provides for a royalty payment to ITxM for revenues received from the sale of the Commercial CTS Software, net of certain fees and charges. The royalty period starts with the first commercial transfer for value of the Commercial CTS Software. The royalty that would be paid is as follows:

                     Percentage of License Fee   Percentage of License Fee
                       if ITxM Initiates Sale    if Company Initiates Sale
                       ----------------------    -------------------------
         1 Year                  10%                          5%

         2 Year                  10%                          5%

         3 Year                   6%                          3%

         4 Year                   6%                          3%

         5 Year                   4%                          2%

         6 Year                   4%                          2%

         7 Year                   4%                          2%

         8 Year                   4%                          2%

         9 Year                   4%                          2%

         Thereafter               2%                          1%

CUSTOMERS


     Wyndgate currently has SAFETRACE(R) software product contracts with the following blood centers, which are in various stages of implementation:



*    Belle Bonfils Memorial Blood Center, Denver, CO
*    Blood Bank of Alameda-Contra Costa Medical Association, Oakland, CA
*    Blood Bank of San Bernardino and Riverside Counties, San Bernardino,
     CA
*    Blood Bank of the Redwoods, Santa Rosa, CA(1)
*    Coffee Memorial Blood Center, Albuquerque, NM
*    Community Blood Bank of Erie County, Erie, PA
*    Community Blood Bank of Lancaster County Medical Society, Lincoln, NE
*    Community Blood Center of Appleton, Appleton, WI
*    Gulf Coast Regional Blood Center, Houston, TX
*    Institute For Transfusion Medicine, Pittsburgh, PA
*    Irwin Memorial Blood Center, San Francisco, CA
*    Lifeblood/Mid-South Regional Blood Center, Memphis, TN
*    Peninsula Blood Bank, Inc., Burlingame, CA
*    Rhode Island Blood Center, Providence, Rhode Island
*    Sacramento Medical Foundation Blood Center, Sacramento, CA(1)
*    Samuel W. Miller Memorial Blood Center, Bethlehem, PA(1)
*    San Diego Blood Bank, San Diego, CA
*    Siouxland Community Blood Bank, Sioux City, IA(1)
*    Stanford Medical School Blood Center, Palo Alto, CA(1)
*    The Blood Center of Central Iowa, Des Moines, IA
*    The Blood Center for Southeast Louisiana, New Orleans, LA(1)
*    Tri-Counties Blood Bank, Santa Barbara, CA(1)
*    The Memorial Blood Centers of Minnesota, Inc., Minneapolis, MN
*    Oklahoma Blood Institute, Oklahoma City, OK
--------------------
(1)  Implemented and operational.


See SERVICES, above, for a description of a typical license agreement.


     Based upon its installation experience, management now estimates that SAFETRACE(R) software product implementations will take approximately 14 months from the date of delivery of the software to the customer depending on the blood center's size and complexity of the blood center's standard operations procedures ("SOPs").



     On February 13, 1997, Wyndgate entered into a multi-million dollar, 10-year contract with Haemonetics Corporation ("Haemonetics"), a New York Stock Exchange listed company located in Braintree, Massachusetts. Licensing and other fees are payable by Haemonetics over the life of the contract. Under the contract, Wyndgate will provide the use of its SAFETRACE(R) blood bank information management software to Haemonetics for its entry into the service side of blood banking in multiple locations, including one of the blood banks listed above which was previously contracted by Wyndgate. Haemonetics has traditionally provided blood separation products to blood banks and hospitals domestically and internationally.


     The potential customers for Wyndgate's products include community blood centers ("CBC"), hospitals, out-patient centers and stand alone transfusion sites. CBCs are able to utilize the SAFETRACE(R) software product to manage their business and comply with FDA regulations to help insure the safety of the blood supply. The SAFETRACE(R) software product allows the CBCs to enter the FDA guidelines, consistent with the CBC's SOPs, into SAFETRACE(R) software product tables which then provide system control over the manufacturing and processing of blood and blood products. In the future, the Company plans to introduce a transfusion management information system (which it is planned will be the SAFETRACE TX(TM) software product). All acute care hospitals and alternate transfusion sites will be potential customers for the SAFETRACE TX(TM) software product.

     In the transfusion market the potential customer base is easily identified but presents a challenge in reaching the volume of clients for product demonstrations. Customers will require a product demonstration before making a commitment to purchase. In addition, the transfusion product being developed will face severe competition from established vendors in this market. Wyndgate believes that by penetrating blood centers with the SAFETRACE(R) software product, hospitals that receive blood from these centers may want to link their existing transfusion product to the blood center. There can be no assurance that hospitals will desire to establish this link using Wyndgate's SAFETRACE TX(TM) software product.

AGREEMENTS WITH ORTHO DIAGNOSTIC SYSTEMS INC.

     On November 14, 1996, the Company entered into an Exclusivity and Software Development Agreement (the "Exclusivity Agreement") with Ortho Diagnostic Systems Inc. ("ODSI"), a wholly-owned subsidiary of Johnson & Johnson. The Exclusivity Agreement provides that until May 14, 1997 (the "Exclusivity Period"), ODSI had the exclusive right to negotiate with the Company with respect to the Company's activities and developments in information technology and intellectual property relating to donor and transfusion medicine (the "Technology") and that, during the Exclusivity Period, the Company would not, directly or through any intermediary, accept, encourage, solicit, entertain or otherwise discuss any acquisition of any of the Company's Common Stock, business, property or know-how, including the Technology, with any person or entity other than ODSI or an affiliate thereof and will not otherwise encumber the ability of ODSI or an affiliate thereof to enter into any arrangement with the Company concerning the Technology.

     Prior to the expiration of the Exclusivity Period, the Company received communication from ODSI that it had not yet completed an internal evaluation of the Company's Technology and would not be prepared at the conclusion of the Exclusivity Period to discuss any form of proposed transaction between the Company and ODSI. ODSI requested, and the Company agreed, that ODSI be permitted to continue its evaluation of the Company's Technology, on a non-exclusive basis, with the intent of responding to the Company by July 14, 1997 regarding whether or not ODSI would propose some form of transaction with the Company. On July 14, 1997, the parties agreed to a further extension to September 30, 1997.

     The Company also agreed to perform certain software development services in consideration of the payment by ODSI of $500,000 on November 14, 1996, and $500,000 received in January 1997. If the Company and ODSI enter into a definitive agreement relating to the Technology, the Company's other assets or Common Stock, then ODSI may elect to decline the software development services and apply the payments to the Company towards any consideration payable to the Company in connection with a definitive agreement. If the parties are unable to come to terms with respect to a definitive agreement, then the Company will provide the software development services selected by ODSI and the parties will negotiate a definitive software development agreement. If ODSI has not elected to decline the Company's services and the Company fails to provide the software development services, unless ODSI has breached its obligations under the definitive agreement and is then in breach, the Company shall have been deemed to have granted ODSI a non-exclusive license (with the right to sub-license) to the Technology with a royalty rate not to exceed 4% of net sales, and the parties agreed they would negotiate a definitive license agreement.

     Pursuant to the Exclusivity Agreement, the Company granted ODSI a right of first refusal for a period of six months after the expiration of the Exclusivity Period in the event the Company proposes to transfer, dispose of, sell, lease, license (except on a non-exclusive basis in the ordinary course of its business), mortgage or otherwise encumber or subject to any pledge, claim, lien, charge, encumbrance or security interest (except for a security interest with a bank which was in effect at the time the Exclusivity Agreement was negotiated) of any kind or nature any of the Technology. In connection with the extension of the agreement to September 30, 1997, ODSI relinquished its right of first refusal.

     The Company has agreed in the Exclusivity Agreement that in the event
(a) the Company breaches any covenant, agreement, representation or warranty contained in the Exclusivity Agreement and the Company shall have had contracts or entered into negotiations relating to a Business Combination (as hereafter defined) at any time during the Exclusivity Period, as such may be extended, and with respect to any person, entity or group with whom such contacts or negotiations have occurred, a Business Combination shall have occurred or the Company shall have entered into a definitive agreement providing for a Business Combination; or (b) any definitive agreement entered into between the Company and ODSI fails to receive the requisite affirmative vote of the shareholders of the Company at a shareholders' meeting called for the purpose of voting on such agreement and at the time of such meeting there exists a Competing Transaction (as hereafter defined); or (c) (i) the Board of Directors of the Company shall withdraw, modify or change its recommendation of the Exclusivity Agreement or any subsequent agreement in a manner adverse to ODSI, or shall have resolved to do any of the foregoing; (ii) if the Board of Directors of the Company shall have recommended to the shareholders of the Company a Competing Transaction; (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of Common Stock of the Company is commenced and the Company's Board of Directors recommends that the shareholders of the Company tender their shares in such tender or exchange offer; or (iv) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of or any "group" (as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns, or has the right to acquire "beneficial ownership" of more than 20% of the then outstanding shares of the Company's Common Stock, then the Company shall pay ODSI an amount equal to $2 million plus ODSI's expenses. For purposes of the Exclusivity Agreement, the term "Business Combination" means (i) a merger, consolidation, share exchange, business combination or similar transaction involving the Company; (ii) a sale, lease, exchange, transfer or disposition of 20% or more of the assets of the Company and its subsidiaries, if any, taken as a whole, in a single transaction or series of transactions, including, without limitation, any sale that would trigger ODSI's right of first refusal described in the immediately preceding paragraph; or (iii) the acquisition by a person or entity, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of "beneficial ownership" of 20% or more of the Company's Common Stock whether by tender offer or exchange offer or otherwise. A "Competing Transaction" means any of the following involving the Company or any or its subsidiaries (either existing or hereafter created): (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer, license (except for a non-exclusive license in the ordinary course of the Company's business) or other disposition of 20% or more of the assets, taken as a whole, in a single transaction or series of transactions, or any of the Technology; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of Common Stock of the Company or the filing of a registration statement under the Securities Act of 1933 in connection therewith; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of the Common Stock of the Company; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     Concurrently with executing the Exclusivity Agreement, ODSI and Michael I. Ruxin, William J. Collard, Gerald F. Willman, Jr., Lori J. Willman, Timothy J. Pellegrini and Gordon Segal (collectively, the "Shareholders") entered into a Proxy and Right of First Refusal Agreement (the "Shareholders Agreement"), dated November 14, 1996, pursuant to which each of the Shareholders has granted an irrevocable proxy to ODSI to vote their shares of the Company's Common Stock (i) in favor of a proposal to approve any definitive agreement between the Company and ODSI relating to the Technology, or (ii) on any other proposal relating to the sale of any of the stock of the Company or all or substantially all of the assets of the Company or any of the Technology, unless prior to the date of the shareholders' meeting, the definitive agreement has been terminated for any reason other than the occurrence of any event that would trigger the payment of the termination fees pursuant to the Exclusivity Agreement or any similar provision in the definitive agreement, or ODSI has materially breached any of its material obligations under the definitive agreement, in any of which events the proxy would terminate upon the termination of the definitive agreement. Unless earlier terminated, the proxy granted by each of the Shareholders expires November 14, 1997. Each of the Shareholders also agreed that until November 14, 1997, such Shareholder will not transfer, dispose of, or otherwise sell to any third party or grant to any third party an option or other right to buy any shares of the Company's Common Stock held by the Shareholder without having first offered ODSI the right to enter into a similar transaction with the Shareholder on the same terms as proposed; provided, that each Shareholder has the right to donate up to 6% of such Shareholder's stock ownership to a non-profit institution without invoking ODSI's right of first refusal. ODSI has

30 days to exercise its right of first refusal after being notified of the proposed third party transaction. In the event ODSI declines to enter into such transaction, then the Shareholder has 90 days after the end of the 30 day acceptance period to consummate the proposed transaction on the terms and conditions as proposed. In the event the transaction is not consummated within 90 days, then ODSI has the right of first refusal with respect to any future proposed transactions by Shareholders to a third party. ODSI's right of first refusal is not assignable except to an affiliate of ODSI.

COMPETITION

     Currently, Wyndgate is aware of five primary competitors in the blood bank industry segment including MAK from France, Blood Trac Systems, Inc. from Canada, Information Data Management ("IDM"), Blood Bank Computer Systems and Systec from the United States. Some of these competitors are larger and have greater resources than the Company. The Company believes it is able to compete on the basis of the capabilities of the technology in its SAFETRACE(R) software product; however, the Company can provide no assurances in this regard.

                     DATAMED INTERNATIONAL DIVISION

     Founded in 1989, DataMed manages and markets a variety of services that are designed to assist companies with administering substance abuse testing programs. Due to federal regulations, employers involved in commercial transportation must comply with requirements mandating substance abuse testing of employees in safety sensitive positions and substance abuse awareness education for supervisors and employees. Additionally, federal substance abuse testing requirements mandate the use of a Medical Review Officer ("MRO") to evaluate the quality and accuracy of a testing laboratory and determine legal versus illegal use of controlled substances. DataMed provides customized substance abuse testing management services to companies. DataMed coordinates and actively manages the specimen collection process, the laboratory testing process, the MRO review process, the process of random testing, the blind sample quality control process, the substance abuse testing process and the data management process, including compliance reporting and record storage. DataMed arranges for specimens to be tested by a qualified laboratory and monitors the performance of: testing laboratories; specimen collection providers; MROs; and the overall quality of information that is received, stored and reported. DataMed currently provides substance abuse testing management services to a number of clients worldwide.


ASSET PURCHASE AGREEMENT/INTERIM MANAGEMENT AGREEMENT

     On June 20, 1997, the Company and National Medical Review Offices, Inc. ("NMRO") entered into a letter of intent which provided for the sale of DataMed to NMRO. The sale is subject to the approval of the Company's shareholders at a meeting tentatively scheduled to be held in September 1997. The following is a summary of what the Company believes are material features of the Asset Purchase Agreement, which is still being negotiated by the parties, and the Interim Management Agreement.

     PURCHASED ASSETS.   NMRO will purchase from the Company all of the
assets associated with DataMed at June 30, 1997. The assets include accounts receivable, accrued accounts receivable (unbilled revenue), pre-paid expenses, customer list of DataMed, customer contracts, furniture, fixtures and equipment, names, telephone numbers, tradenames and copyrighted materials.

     PURCHASE PRICE.     In consideration for the Assets, NMRO shall pay
$1,200,000 at closing, $600,000 of which has been placed in an escrow account, and assume certain obligations of DataMed at June 30, 1997. Included in the obligations assumed by NMRO are accounts payable (excluding intercompany payables), accrued expenses, capitalized leases, including a new lease on approximately 10,500 square feet of office space in which DataMed's operations are located, accrued payroll and vacation pay for DataMed employees and certain sales commissions.

     FINANCING OF SALE. NMRO has advised the Company that it received the $600,000 which has been placed in escrow from Substance Abuse Technologies, Inc. ("SAT"), a publicly traded company. On July 15, 1997, the Company was notified that NMRO had assigned the Management Agreement to SAT.




     EMPLOYEES.     At Closing, NMRO or SAT will offer to employ certain
employees of DataMed then actively employed by the Company at compensation levels to be negotiated, provided that NMRO or SAT may make changes in job description and other terms to meet operational objectives. Included in the employees expected to be employed is Bart K. Valdez, Acting Chief Financial Officer and Director of Operations of DataMed.


     CONDITIONS.    Each party's obligations pursuant to the Asset Purchase
Agreement are subject to certain conditions, including the consent of the Company's shareholders.

     TERMINATION.   The Asset Purchase Agreement may be terminated by
mutual consent of both parties prior to the Closing Date. The Asset Purchase Agreement may also be terminated by either of the parties on the Closing Date in the event that all of the conditions precedent to a party's obligation to consummate the Closing have not been satisfied on or before the Closing Date.

     The Asset Purchase Agreement may be terminated by the Company in the event (i) a voluntary or involuntary proceeding involving NMRO is commenced under the United States Bankruptcy Code or if NMRO makes or commences negotiations for partial or complete assignment of its assets for the benefit of creditors; (ii) a receiver, custodian, examiner or trustee is appointed for any of NMRO's property or assets; (iii) NMRO is terminated, liquidated or dissolved; (iv) in the event the Company's shareholders do not approve the sale of DataMed within the time required, but only if the Company is not in breach of any material duty or obligation imposed upon the Company under the Asset Purchase Agreement and no event has occurred which with the giving of notice or the passage of time would constitute a breach by NMRO of any such material duty or obligation;(v) NMRO defaults in the performance of any material duty or obligation imposed on it pursuant to the Asset Purchase Agreement, which default is not corrected after written notice is given to NMRO by the Company. If the Company terminates the Asset Purchase Agreement as a result of any of the foregoing, except the failure of the Company's shareholders to approve the Asset Purchase Agreement, or if the Company terminates the Asset Purchase Agreement following the failure to satisfy any of its conditions precedent set forth therein, then the Asset Purchase Agreement and the Management Agreement will terminate, the Company will not be obligated to reimburse NMRO for its Expenses (as defined in the Management Agreement), and the Company will assume all rights (including rights to accounts receivable of DataMed) and all obligations and liabilities (including accounts payable) relating to the operation of DataMed after the date of such termination. If the Company terminates the Asset Purchase Agreement because the Company's shareholders do not approve the Asset Purchase Agreement, then the Company retains all rights and all obligations and liabilties relating to the operation of DataMed prior to the Closing, and the Company will reimburse NMRO for its Expenses, as defined in the Management Agreeent.

     The Asset Purchase Agreement may be terminated by NMRO in the event
(i) a voluntary or involuntary proceeding against the Company is commenced under the United States Bankruptcy Code or if the Company makes or commences negotiations for partial or complete assignment of its assets for the benefit of creditors; (ii) a receiver, custodian, examiner or trustee is appointed for any of the Company's property or assets; (iii) the Company is terminated, liquidated or dissolved, except if a third party expressly assumes the obligations and succeeds to the interests of the Company under the Asset Purchase Agreement; (iv) in the event the Company's shareholders do not approve the Asset Purchase Agreement and the transactions contemplated therein within the time required, but only if NMRO is not then in breach of any material duty or obligation imposed upon NMRO, and no event has occurred which the giving of notice or the passage of time would constitute a breach by NMRO of any such duty or obligation; or (v) the Company defaults in the performance of any material duty or obligation imposed on it pursuant to the Asset Purchase Agreement, which default is not corrected after written notice is given to the Company by NMRO. If NMRO terminates the Asset
Purchase Agreement as a result of any of the foregoing or following the Company's failure to satisfy the conditions precedent set forth in the Asset Purchase Agreement (except the requirement to obtain the consents of other persons), the Company will retain all rights (including rights to accounts receivable of DataMed) and all obligations and liabilities
(including accounts payable) prior to the Closing, and the Company will reimburse NMRO for its Expenses, as defined in the Management Agreement.

     INTERIM MANAGEMENT AGREEMENT. Effective at Closing, the existing Interim Management Agreement (the "Management Agreement"), which was entered into between the Company and NMRO on July 7, 1997, effective June 30, 1997, will terminate. Under the Management Agreement, NMRO assumed the direction and control of the business and operations of DataMed. On July 15, 1997, the Company was notified that NMRO had assigned the Management Agreement to SAT.

     Under the Management Agreement, NMRO has the right (i) to sell, assign, dispose of or transfer any or all of the assets or contractual obligations of DataMed, (ii) reduce DataMed's work force, (iii) assign or transfer DataMed's administrative responsibilities, (iv) administer the DataMed's contracts with its customers, service providers, vendors or purchasers of services or supplies, including negotiating, amending, maintaining and entering into such contracts, but not the termination of any such contract, or any service provided by DataMed to any customer, without the prior consent of the Company, (v) to bill for services rendered by DataMed, and collect accounts receivable of the Company relating to DataMed and (vi) to fix, change or relocate the offices used by DataMed. NMRO also agreed to pay and discharge all Expenses (as defined below) incurred by NMRO in the operation of DataMed.

     As compensation for its management services, NMRO receives a monthly management fee in an amount equal to the Net Income (which is defined as Revenues less Expenses, as determined on an accrual basis in accordance with generally accepted accounting principles consistently applied).
Revenues are defined as all fees and payments to which the Company is entitled during the term of the Management Agreement in connection with the provision of services or supplies by DataMed, investment income and any other income collected by or on behalf of DataMed during the term of the Management Agreement. Expenses are defined as all expenses which were fully disclosed and recorded on DataMed's June 30, 1997 balance sheet and profit and loss statement, expenses incurred in the ordinary course of operation of DataMed during the term of the Management Agreement and other non-reimbursed or insured expenses. Excluded from the definition of Expenses in the Agreement are (i) interest on borrowed funds, (ii) legal accounting and other consulting expenses incurred by the Company, (iii) property taxes and taxes based on the Company's income, (iv) insurance expenses (other than health insurance for employees providing services exclusively to DataMed),
(v) judgements and expenses of litigation (except legal actions initiated by NMRO to collect accounts receivable of DataMed), (vi) bank charges on Company accounts, (vii) employee bonuses or compensation increases for employees of DataMed not disclosed on the June 30, 1997 profit and loss statement; (viii) compensation and benefits paid to Company employees whose services are not rendered exclusively to DataMed, (ix) intercompany charges or allocations for overhead and loans, as mutually agreed by the parties, and
(x) expenses paid by the Company relating to DataMed's operations that are not disclosed and recorded in the June 30, 1997 profit and loss statement of DataMed.

     Based upon the historical financial results of DataMed, the Company and NMRO anticipate that the operations of DataMed during the term of the Management Agreement will result in a Net Loss. Net Loss is defined as the amount by which Expenses exceed Revenue. Any Net Loss is to be the sole responsibility of NMRO if the Company's shareholders approve the proposal to sell the DataMed to NMRO. If the Management Agreement is terminated by NMRO pursuant to NMRO's right to terminate (as described below), then the Company shall be solely responsible for the Net Loss incurred in the operation of DataMed. If the Company is obligated to reimburse NMRO for any Net Losses, the Company has the right to have the Net Loss reviewed and verified by the Company's independent accountants.

     The Management Agreement may be terminated by the Company in the event
(i) a voluntary or involuntary proceeding involving NMRO is commenced under the United States Bankruptcy Code or negotiations for partial or complete assignment of its assets for the benefit of creditors are commenced, (ii) a receiver, custodian, examiner or trustee is appointed for any of NMRO's property or assets, (iii) NMRO is terminated, liquidated or dissolved, (iv) NMRO defaults in the performance of any material duty or obligation under the Management Agreement and such default is not cured within 30 days after written notice thereof is provided to NMRO, and (v) if the Company's shareholders do not approve the proposal to sell DataMed to NMRO. The Management Agreement may be terminated by NMRO in the event (i) the Company's shareholders do not approve the proposal to sell DataMed to NMRO,
(ii) a voluntary or involuntary proceeding involving the

Company is commenced under the United States Bankruptcy Code, or the Company is terminated, liquidated or dissolved (except if a third party expressly assumes the obligations and succeeds to the interests of the Company thereunder), (iii) a receiver, custodian, examiner or trustee is appointed for any of the Company's property or assets or (iv) the Company defaults in the performance of a material duty or obligation under the Management Agreement, which default is not cured within 30 days of written notice of such default is provided to the Company. If NMRO terminates the Management Agreement pursuant to any such provision, the Company shall retain all rights (including rights to accounts receivable of DataMed) and all obligations and liabilities (including accounts payable) relating to the operation of DataMed, and will reimburse NMRO's Expenses.


     The Management Agreement also provides that the Company would assign Bart K. Valdez, Acting Chief Financial Officer of the Company and Director of DataMed Operations, to provide services on behalf of DataMed. The Management Agreement provides that Mr. Valdez may not allocate in excess of 8 hours per week of his time to the Company and shall not be required to travel more than twice for the Company during the term of the Management Agreement, each of which may be for a maximum of three days.


                            LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings which management believes to be material, and there are no such proceedings which are known to be contemplated

                               MANAGEMENT

     The following table sets forth the names and positions of the director, executive officers and key employees of the Company:

                                                         Officer or
Name                     Age     Position                Director Since
----                     ---     --------                -------------

Michael I. Ruxin, M.D.    51   Chairman of the Board        1989
                               and CEO

Joseph F. Dudziak         59   President and COO            1995

William J. Collard        55   Secretary/Treasurer,         1995
                               Director and Wyndgate
                               President

Gerald F. Willman, Jr.    39   Director and Wyndgate        1995
                               Vice-President

Bart K. Valdez            34   Chief Financial Officer      1996
                               and Director of
                               DataMed Operations

Gordon E. Segal, M.D.     45   Director                     1997

     The directors of the Company are elected to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified. Officers of the Company are elected annually by the Board of Directors and hold office until their successors are elected and qualified.

     The following sets forth biographical information concerning the Company's directors and executive officers for at least the past five years. All of the following persons who are executive officers of the Company are full time employees of the Company.

     MICHAEL I. RUXIN, M.D., the founder of the Company, has been an officer and director of the Company since its incorporation in 1989 and is currently the Chairman and Chief Executive Officer of the Company. From 1982 to 1994, Dr. Ruxin was a director of GeriMed of America, Inc., a private company administering senior health care centers. From 1985 to 1993, Dr. Ruxin was an officer and director of CBL Medical, Inc. ("CBL"), a public company which managed multiple medical groups, including Medcomp Medical Group which was a group of small clinics owned by Dr. Ruxin. CBL focused on providing second opinions on workers compensation claims. Dr. Ruxin left CBL management in 1988 to found the Company although he remained on the board of CBL due to his continued ownership of clinics until 1993. Five years after Dr. Ruxin left CBL management, in 1993, CBL filed a Petition under Chapter 7 of the Federal Bankruptcy Code to liquidate due to a change in the workers compensation regulations in the State of California. Dr. Ruxin received a B.A. degree from the University of Pittsburgh and an M.D. degree from the University of Southern California. Dr. Ruxin is a licensed physician in California and Colorado. He is a member of the American Association of Medical Review Officers.

     JOSEPH F. DUDZIAK has been President and Chief Operating Officer of the Company since June 1995. From January 1993 to June 1995, he was employed as a "site executive" with Analysts International Corporation, a contract consulting firm engaged primarily in development and support of software. From August 1991 to December 1992, he was a self-employed executive consultant, during which time he provided consulting services primarily to The Wyndgate Group, Ltd. in the areas of product development and marketing and the development of a business plan. For the 30 years prior to August 1991, Mr. Dudziak was employed in various capacities (most recently as a group Vice President) by Control Data Corporation ("CDC"), which was involved in the computer systems, software and information management businesses.

     WILLIAM J. COLLARD has been a director and the Secretary/Treasurer of the Company and the President of the Wyndgate division since May 1995.
From 1984 to May 1995 he was president and a director of The Wyndgate Group, Ltd., and responsible for directing the sales, operations and research and development efforts of The Wyndgate Group, Ltd. From 1976 to 1984, Mr. Collard was the executive director of Sigma Systems, Inc., a company that provides colleges and other institutions with administrative computer applications. Mr. Collard received a B.S. degree in Business Administration (Finance) and an M.S. degree in Business Administration (Quantitative Methods) from California State University.

     GERALD F. WILLMAN, JR. has been a director of the Company and the Vice President of the Wyndgate division since May 1995. Mr. Willman was director and then a Vice President of The Wyndgate Group, Ltd., from 1984 to 1995 and was responsible for the overall design and development of the products developed by The Wyndgate Group, Ltd., including research of new technologies. Prior to his employment at The Wyndgate Group, Ltd., he was employed as a development team leader at Systems Research, Inc. Mr. Willman received a B.S. degree from Hampden Sydney College and M.B.A. degree from National University.

     BART K. VALDEZ has been the Director of Operations for DataMed since October 1996 and the Principal Financial Officer since June 1997. He was Director of Finance and Operations and also acted as the Principal Financial Officer for the Company from June 1995 through mid-October 1996. Mr. Valdez functions under the direct supervision of the President and is accountable for the effective operations of the account management team, medical review, data management, vendor management and information systems departments. From 1989 to joining the Company in 1995, he was employed by Baxter International, Inc., a medical supply and manufacturing company, most recently as Regional Director of Operations for the Mountain Region. Mr. Valdez received a B.S. degree in Management from Colorado State University and a M.B.A. degree from the University of Colorado.

     GORDON E. SEGAL, M.D., has been a director of the Company since April 1997. Since December 1995, he has been co-founder and principal of M & S Ventures, a privately held investment venture capital firm specializing in biotechnology and health care companies. From January 1992 to December 1995, Dr. Segal was a private venture capitalist. Dr. Segal received a B.A. degree in 1973 from Southern Methodist University and an M.D. degree in 1978 from the University of Tennessee. Dr. Segal is a licensed physician in New York and is a board certified anesthesiologist.


     The Company's Audit/Systems Committee acts as the liaison between the Company and its independent public accountants. Its members consisted of Dr. Ruxin and Mr. Gleason, who resigned from the Board in April 1997.
The Company will seek to replace Mr. Gleason with another independent director, who will also be appointed to the Audit Committee. The Audit Committee did not hold any meetings during 1996. The Audit/Systems Committee is responsible for reviewing and approving the scope of the annual audit undertaken by the Company's independent accountants and will meet with the accountants to review the progress and results of their work, as well as any recommendations the accountants may offer. The Audit/Systems Committee will also review the fees of the independent accountants and make recommendations to the Board of Directors as to the appointment of the accountants. In connection with the Company's internal accounting controls, the Audit/Systems Committee will review the internal audit procedures and reporting systems in place at the Company and review their accuracy and adequacy with management and with the Company's independent accountants.



     The Company's Compensation Committee, which will recommend compensation levels to the Board of Directors, consists of Dr. Ruxin and Mr. Collard. The Compensation Committee will review salaries, bonuses, and other forms of compensation for officers and key employees of the Company and its subsidiaries, and will establish salaries, benefits, and other forms of compensation for new employees. Included in the Compensation Committee's responsibility is the issuance of stock bonuses and stock options under the Company's two stock option/bonus plans. In addition, the Compensation Committee will review other matters concerning compensation and personnel as the Board of Directors may request. The Compensation Committee will design the Company's compensation to enable the Company to attract, retain, and reward highly qualified executives, while maintaining a strong and direct link between executive pay, the Company's financial performance, and total stockholder return. The Compensation Committee believes that officers and certain other key employees should have a significant stake in the Company's stock price performance under programs which link executive compensation to stockholder return.


SCIENTIFIC ADVISORY COMMITTEE


     The Board of Directors has established a Scientific Advisory Committee to advise and consult with the Board of Directors as may be requested by the Board from time-to-time. Currently, the Scientific Advisory Committee consists of William C. Dickey, M.D., Cathy Bryan and Ronald O. Gilcher, M.D. It is not presently contemplated that the Scientific Advisory Committee will have formal meetings as a group. The members of the Scientific Advisory Committee will not receive any cash compensation from the Company for serving in that capacity, but each will be reimbursed for any expenditures incurred on behalf of the Company. In connection with their appointment to the Scientific Advisory Committee, in January 1996, Dr. Dickey, Ms. Bryan and Dr. Gilcher were issued options to purchase 2,500, 1,000 and 1,000 shares, respectively, of the Company's Common Stock, exercisable at $3.75 per share and which vest over a five year period and are exercisable until January 2006.


     WILLIAM C. DICKEY, M.D., CHAIRMAN OF THE SCIENTIFIC ADVISORY COMMITTEE, has been the Medical Director, Chief Executive Officer and President of the Belle Bonfils Memorial Blood Center, Denver, Colorado since July 1990. From 1972 to 1974, he was the Director of the Blood Bank for Irwin Army Hospital, located in Texas, and from 1974 to 1991, he was the Director of the Blood Bank for St. Anthony Hospital, Denver, Colorado. He graduated from the University of Denver with a B.S. degree and received his M.D. degree from the University of Colorado School of Medicine. He was certified by the American Board of Pathology for Anatomic and Clinical Pathology in 1972, and is licensed to practice medicine in Colorado and Kansas.

     CATHY BRYAN has been the Chief Executive Officer, Administrator and FDA Responsible Head for the Blood Bank of the Redwoods, Santa Rosa, California, since July 1987. She received a B.A. degree in social sciences from San Jose State University. She was one of the founders of the Blood Centers of California, of which she served as a Director (1987) and President (1994), and is a member of the California Blood Bank Society, of which she served as Chairman of the Administrator Program from 1992 - 1994, and the American Association of Blood Banks.

     RONALD O. GILCHER, M.D. has been the President and Chief Executive Officer of the Sylvan N. Goldman Center, Oklahoma Blood Institute, Oklahoma City, Oklahoma, since 1990 and was the director thereof from 1979 to 1990.
 He served in the U.S. Army Medical Corps at Walter Reed Army Institute of Research, Washington, D.C. from 1968 - 1971, and from 1971 to the present, has been an assistant or associate professor at the University of Pittsburgh School of Medicine (1971-1979) and an adjunct professor and clinical associate professor at the University of Oklahoma School of Medicine (1979 to present). Dr. Gilcher graduated from the University of Pittsburgh with a B.S. degree in chemistry, and received his M.D. degree from Jefferson Medical College. He was certified by the American Board of Internal Medicine for Internal Medicine (1969 and 1977) and by the American Board of Internal Medicine for Hematology (1972), and is licensed to practice medicine in the states of Pennsylvania, Oklahoma and California.

                         EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information regarding compensation paid to the Company's CEO and the other executive officers of the Company who received in excess of $100,000 of salary and bonus from the Company during the year ended December 31, 1996:

                            Annual Compensation ($$)   Long Term Compensation
                            ------------------------   ----------------------
                                                              Awards
                                                              ------
                                                       Restricted
Name and                                                 Stock     Options       Other
Position               Year     Salary       Bonus       Awards     & SARs     Compensation
--------               ----     ------       -----       ------     ------     -------------
                                 ($$)         ($$)        ($$)      (##)        ($$)
Michael I. Ruxin,      1996     $195,000      -0-         -0-        -0-        $ 16,520(1)
Chairman and CEO       1995     $190,000      -0-         -0-        -0-        $ 16,520(1)
                       1994     $180,000      -0-         -0-        -0-        $  8,216(2)

Joseph F. Dudziak,     1996     $110,000      -0-         -0-       25,000(3)   $  4,800(4)
President and COO      1995     $105,000      -0-         -0-      100,000(3)   $  4,800(4)
                       1994        -0-        -0-         -0-        -0-        $  -0-

William J. Collard,    1996     $100,000      -0-         -0-        -0-        $180,400(5)
Secretary/Treasurer    1995     $100,000      -0-         -0-        -0-        $ 30,400(5)
 and Director,         1994     $ 75,000    $ 100(6)      -0-        -0-        $  -0-
Wyndgate President

----------

(1) Dr. Ruxin receives $5,000 per annum in life insurance premiums and a $960 per month car allowance.
(2) Dr. Ruxin received a car allowance of $368 per month, and $3,800 in life insurance premiums.
(3) In June 1995, Mr. Dudziak received options to purchase 100,000 shares exercisable at $2.45 per share. In September 1996, Mr. Dudziak received options to purchase 25,000 shares exercisable at $2.50 per share. These options vest at the rate of 20% per year. No value has been attributed to these options since the exercise price was the estimated fair value of the Company's shares at the time of grant.
(4) Mr. Dudziak receives $400 per month car allowance.
(5) Mr. Collard receives a $450 per month car allowance. In 1995, Mr. Collard received $25,000 under his non-compete agreement. In 1996, Mr. Collard received $175,000 under his non-compete agreement and reimbursement for a vacation in the approximate amount of $8,000.
(6) In 1994, Mr. Collard received a performance bonus of $100.

EMPLOYMENT AGREEMENTS

    The Company has entered into an employment agreement with Dr. Ruxin for a period of five years commencing May 24, 1995. The initial term of this agreement can be extended at the close of the second year for an additional two years beyond the initial term (creating a term of seven years from May 24, 1995). Under the agreement, Dr. Ruxin receives a salary of $190,000 per year and certain other fringe benefits. Dr. Ruxin's employment agreement includes a cost-of-living increase at the rate of 2 1/2% per annum, plus any other increase which may be determined from time to time at the discretion of the Company's Board of Directors. Pursuant to the employment agreement, Dr. Ruxin is provided with a car on such lease terms to be determined by the Company, provided that the monthly operating costs (including lease payments) to be paid by the Company will not exceed $960. The agreement also includes a covenant not to compete for which Dr. Ruxin was to be paid
a lump sum of $115,000 on January 1, 1996.   No payments have been made in
connection with the covenant not to compete. The covenant not to compete will terminate the later of five years from the date of the agreement or the term of the agreement; hence, the Company will not receive any benefit from the covenant not to compete unless the agreement is terminated prior to May 24, 2000. Dr. Ruxin has now agreed that such payment will have to be made only if and when the Company has sufficient cash flow, as determined by the Board of Directors. Proceeds from this offering will not be used to make any payments in connection with the covenant not to compete. Dr. Ruxin's employment under the employment agreement may be terminated by Dr. Ruxin upon the sale by the Company of substantially all of its assets, the sale, exchange or other disposition of at least 40% of the outstanding voting shares of the Company, a decision by the Company to terminate its business and liquidate its assets, the merger or consolidation of the Company with another entity or an agreement to such a merger or consolidation or any other type of reorganization, or if the Company makes a general assignment for the benefit of creditors, files for voluntary bankruptcy or if a petition for the involuntary bankruptcy of the Company is filed in which an order for relief is entered and remains in effect for a period of thirty days or more, or if the Company seeks, consents to, or acquiesces in the appointment of a trustee, receiver or liquidator of the Company or any material part of its assets. Dr. Ruxin's employment under the employment agreement also may be terminated by reason of Dr. Ruxin's death or disability or for cause as set forth in the employment agreement. If the agreement is terminated by the Company for any reason other than cause or permanent disability, the Company must pay Dr. Ruxin a lump sum severance payment of $2.5 million.

    On May 24, 1995, the Company also entered into a five year employment agreement with William J. Collard which contains the same extension provision and reasons for termination as does Dr. Ruxin's agreement, and provides for an annual salary of $100,000. Mr. Collard's employment agreement includes a cost-of-living increase at the rate of 2 1/2% per annum, plus any other increase which may be determined from time to time at the discretion of the Company's Board of Directors. Mr. Collard's agreement also contains a covenant not to compete, with payments of $100,000 for the covenant to have been made on January 1, 1996 and May 24, 1996, respectively. Aggregate payments of $200,000 were made as follows:
$25,000 in December 1995; $75,000 in January 1996; and $100,000 in May
1996. The covenant not to compete will terminate the later of five years from the date of the agreement or the term of the agreement; hence, the Company will not receive any benefit from the covenant not to compete unless the agreement is terminated prior to May 24, 2000. If Mr. Collard's agreement is terminated by the Company for any reason other than cause or permanent disability, the Company must pay him a lump sum severance payment of $2.5 million. Mr. Collard also receives a car allowance of $450 per month.

    The Company also has an employment agreement with Gerald F. Willman, Jr. which contains an extension provision for the term of the agreement and reasons for termination similar to those of Dr. Ruxin and Mr. Collard with an annual salary of $95,000, except the initial term is for three years commencing May 24, 1995 and the extension is for an additional two years. Mr. Willman's employment agreement includes a cost-of-living increase at the rate of 2 1/2% per annum, plus any other increase which may be determined from time to time in the discretion of the Company's Board of Directors. The employment agreement requires that if he is terminated by the Company for any reason other than cause or permanent disability, the Company must pay Mr. Willman a lump sum severance payment of $1.0 million.


    On June 28, 1995, the Company entered into an employment agreement with Joseph F. Dudziak for a two year term pursuant to which Mr. Dudziak earns a salary of $105,000 per year. Mr. Dudziak's employment agreement contains the same reasons for termination as the other employment agreements described above, but does not include the same extension provision or an annual cost-of-living increase. However, if increased, his salary may not be decreased thereafter during the term of the agreement without Mr. Dudziak's consent. If Mr. Dudziak's employment is terminated by the Company for any reason other than for cause or permanent disability, the Company is required to pay Mr. Dudziak his salary and benefits for the full two years. Mr. Dudziak is entitled to certain incentive compensation based on the Company's pre-tax profits for 1996. The agreement also grants Mr. Dudziak options to purchase an aggregate of 100,000 shares of the Company's Common Stock. Subject to early vesting in certain circumstances, the options vest over a five year period at the rate of 20% per year and are exercisable at $2.45 per share, which was the estimated fair value of the shares at the time of grant. Mr. Dudziak receives a car allowance of $400 per month. The Company has agreed to pay Mr. Dudziak approximately $25,000 for moving expenses which was paid during the six months ended
June 30, 1997. The employment agreement with Mr. Dudziak has expired; however, he is continuing to be employed under the same terms.


    The Company also has an employment agreement with Bradley V. Maberto which contains an extension provision for the term of the agreement and reasons for termination similar to those of Mr. Willman. The agreement provides for an annual salary of $55,000. The initial term for the agreement is three years commencing on May 24, 1995 and the extension is for an additional two years. Mr. Maberto's employment agreement includes a cost-of-living increase at the rate of 2 1/2% per annum, plus any other increase which may be determined from time to time in the discretion of the Company's Board of Directors. The agreement requires that if Mr. Maberto is terminated by the Company for any reason other than cause or permanent disability, the Company must pay Mr. Maberto a lump sum severance payment of $1.0 million.

COMPENSATION OF DIRECTORS

    Members of the Company's Board of Directors are not compensated in their capacities as Board Members. However, the Company reimburses all of its officers, directors and employees for accountable expenses incurred on behalf of the Company.

STOCK OPTION PLAN

    The Company has adopted its Amended and Restated Stock Option Plan (the "Plan") which provides for the issuance of options to purchase up to 1,234,279 shares of Common Stock to employees, officers, directors and consultants of the Company. The purposes of the Plan are to encourage stock ownership by employees, officers, directors and consultants of the Company so that they may acquire or increase their proprietary interest in the Company, to (i) reward employees, officers, directors and consultants for past services to the Company and
(ii) encourage such persons to become employed by or remain in the employ of or otherwise continue their association with the Company and to put forth maximum efforts for the success of the business of the Company.

    The Plan is administered by a Committee consisting of the Board of Directors or Compensation Committee, if appointed. At its discretion, the Committee may determine the persons to whom Options may be granted and the terms thereof. As noted above, the Committee may issue options to the Board.

    The terms of any Options granted under the Plan are not required to be identical as long as they are not inconsistent with the express provisions of the Plan. In addition, the Committee may interpret the Plan and may adopt, amend and rescind rules and regulations for the administration of the Plan.

    Options may be granted as incentive stock options ("Incentive
Options") intended to qualify for special treatment under the Internal Revenue Code of 1986, as amended (the "Code"), or as non-qualified stock options ("Non-Qualified Options") which are not intended to so qualify. Only employees of the Company are eligible to receive Incentive Options. The period during which Options may be exercised may not exceed ten years. The exercise price for Incentive Options may not be less than 100% of the fair market value of the Common Stock on the date of grant; except that the exercise price for Incentive Options granted to persons owning more than 10% of the total combined voting power of the Common Stock may not be less than 110% of the fair market value of the Common Stock on the date of grant and may not be exercisable for more than five years. The exercise price for Non-Qualified Options may not be less than 85% of the fair market value of the Common Stock on the date of grant. The Plan defines "fair market value" as the last sale price of the Company's Common Stock as reported on a national securities exchange or on the NASDAQ NMS or, if the quotation for the last sale reported is not available for the Company's Common Stock, the average of the closing bid and asked prices of the Company's Common Stock as reported by NASDAQ or on the electronic bulletin board or, if none, the National Quotation Bureau, Inc.'s "Pink Sheets" or, if such quotations are unavailable, the value determined by the Committee in accordance with its discretion in making a bona fide, good faith determination of fair market value.

    The Plan contains provisions for proportionate adjustment of the number of shares issuable upon the exercise of outstanding Options and the exercise price per share in the event of stock dividends, recapitalizations resulting in stock splits or combinations or exchanges of shares.

    In the event of the proposed dissolution or liquidation of the Company, or any corporate separation or division, including, but not limited to, split-up, split-off or spin-off, merger or consolidation of the Company with another company in which the Company is not the survivor, or any sale or transfer by the Company of all or substantially all its assets or any tender offer or exchange offer for or the acquisition, directly or indirectly, by any person or group for more than 50% of the then outstanding voting securities of the Company, the Committee may provide that the holder of each Option then exercisable will have the right to exercise such Option (at its then current

Option Price) solely for the kind and amount of shares of stock and other securities, property, cash or any combination thereof receivable upon such dissolution, liquidation, corporate separation or division, merger or consolidation, sale or transfer of assets or tender offer or exchange offer, by a holder of the number of shares of Common Stock for which such Option might have been exercised immediately prior to such dissolution, liquidation, or corporate separation or division, merger or consolidation, sale or transfer of assets or tender offer or exchange offer; or in the alternative the Committee may provide that each Option granted under the Plan will terminate as of a date fixed by the Committee; provided, however, that not less than 30 days written notice of the date so fixed will be given to each recipient, who will have the right, during the period of 30 days preceding such termination, to exercise the Option to the extent then exercisable. To the extent that Section 422(d) of the Code would not permit this provision to apply to any outstanding Incentive Options, such Incentive Options will immediately upon the occurrence of the dissolution or liquidation, etc., be treated for all purposes of the Plan as Non-Qualified Options and shall be immediately exercisable as such.

    Except as otherwise provided under the Plan, an Option may not be exercised unless the recipient then is an employee, officer or director of or consultant to the Company or a subsidiary of or parent to the Company, and unless the recipient has remained continuously as an employee, officer or director of or consultant to the Company since the date of grant of the Option.

    If the recipient ceases to be an employee, officer or director of, or consultant to, the Company or a subsidiary or parent to the Company (other than by reason of death, disability or retirement), other than for cause, all Options theretofore granted to such recipient but not theretofore exercised will terminate three months after the date the recipient ceased to be an employee, officer or director of, or consultant to, the Company.

    If the recipient ceases to be an employee, officer or director of, or consultant to, the Company or a subsidiary or parent to the Company by reason of termination for cause, all Options theretofore granted to such recipient but not theretofore exercised will terminate thirty days after the date the recipient ceases to be an employee, officer or director of, or consultant to, the Company.

    If a recipient dies while an employee, officer or director of or a consultant to the Company, or if the recipient's employment, officer or director status or consulting relationship, shall terminate by reason of disability or retirement, all Options theretofore granted to such recipient, whether or not otherwise exercisable, unless earlier terminated in accordance with their terms, may be exercised by the recipient or by the recipient's estate or by a person who acquired the right to exercise such Options by bequest or inheritance or otherwise by reason of the death or disability of the recipient, at any time within one year after the date of death, disability or retirement of the recipient; provided, however, that in the case of Incentive Options such one-year period will be limited to three months in the case of retirement.

    Options granted under the Plan are not transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, or the rules thereunder. Options may be exercised, during the lifetime of the recipient, only by the recipient and thereafter only by his legal representative.

    The Committee may suspend, terminate, modify or amend the Plan, but without shareholder approval the Board may not materially increase the number of shares as to which Options may be granted, change the eligibility requirements for persons entitled to participate in the Plan or materially increase the benefits to be received by any participant under the Plan.
The Board may not adversely affect any Option previously granted without the consent of the participant. Unless sooner terminated, the Plan will expire on May 31, 2000.

OPTION GRANTS

     The following table sets forth certain information regarding options to purchase shares of Common Stock issued to Executive Officers of the Company during the fiscal year ended December 31, 1996:

                          OPTION GRANTS IN 1996

                          Number of     % of Total
                         Securities     Options
                         Underlying     Granted to
                           Options      Employees     Exercise   Expiration
   Name                   Granted       in 1996       Price         Date
   ----                   -------       -------       -----        -----

Joseph F. Dudziak         25,000(1)       10.8%       $2.50       09/30/06


Bart K. Valdez            30,000(2)       13.0%       $2.50       09/30/96


____________
(1) Options to purchase 5,000 shares vest each year Mr. Dudziak remains in the employ of the Company, beginning September 30, 1997 and continuing each September 30 thereafter. Once vested, the options are exercisable for a ten year period.

(2) Options to purchase 6,000 shares vest each year Mr. Valdez remains in the employ of the Company, beginning September 30, 1997 and continuing each September 30 thereafter. Once vested, the options are exercisable for a ten year period.


     There were no options exercised during the last fiscal year by the Company's executive officers, and no value has been ascribed to their unexercised options at December 31, 1996 as there was no public market for the Company's Common Stock.

LIMITATIONS ON DIRECTORS' AND OFFICERS' LIABILITY

     The Company's Articles of Incorporation limit the liability of directors to shareholders for monetary damages for breach of a fiduciary duty except in the case of liability: (i) for any breach of their duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful distributions as provided in Section 7-108-403 of the Colorado Business Corporation Act; or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company's Articles of Incorporation and Bylaws provide for the indemnification of directors and officers of the Company to the maximum extent permitted by law, including Section 7-109-102 of the Colorado Business Corporation Act, against all liability and expense (including attorneys' fees) incurred by reason of the fact that the officer or director served in such capacity for the Company, or in a certain capacity for another entity at the request of the Company. Section 7-109-102 of the Colorado Business Corporation Act provides generally for indemnification of directors against liability incurred as a result of actions, suits or proceedings if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company. The Company has entered into employment agreements with certain of its employees which provide for indemnification in addition to the indemnification provided for above. These agreements, among other things, indemnify and hold harmless the employees against all claims, actions, costs, expenses, damages and liabilities arising out of or in connection with activities of the Company or its employees or other agents within the scope of the employment agreements or as a result of being an officer or director of the Company. Excluded is indemnification for matters resulting from gross negligence or willful misconduct of the employee. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being or may be sought, and the Company is not aware of any other pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

             SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                             AND MANAGEMENT

     The following table sets forth, as of the date hereof, the ownership of the Company's Common Stock by (i) each director and executive officer of the Company, (ii) all executive officers and directors of the Company as a group, and (iii) all persons known by the Company to beneficially own more than 5% of the Company's Common Stock.


                                  Amount and Nature of
Name and Address                       Beneficial
of Shareholder                        Ownership (1)        Percent of Class
--------------                    --------------------    ----------------
Michael I. Ruxin, M.D.(8)                906,250 (2)            11.1%
12600 W. Colfax
Suite A-500
Lakewood, CO  80215

Joseph F. Dudziak                         66,914 (3)             0.8%
12600 W. Colfax Ave.
Suite A-500
Lakewood, CO  80215

William J. Collard(8)                    613,006 (4)(5)          7.5%
11121 Sun Center Drive
Suite C
Rancho Cordova,  CA  95670

Gerald F. Willman, Jr.(8)                882,514 (6)            10.9%
11121 Sun Center Drive
Suite C
Rancho Cordova, CA  95670

Lori J. Willman(8)                       882,514 (7)            10.9%
11121 Sun Center Drive
Suite C
Rancho Cordova, CA  95670

Gordon E. Segal                          256,250 (9)             3.1%
340 W. 57th
Apt. 9J
New York, NY  10019

Bart K. Valdez                             8,800 (10)            0.1%
12600 W. Colfax
Suite A-500
Lakewood, CO 80215

All Directors and
Executive Officers as
a group (6 persons)                    2,733,734                33.2%

___________________

(1) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.
(2) Includes 6,250 shares underlying warrants issued in connection with the purchase of the 10% Notes.

(3) Includes options exercisable from June 28, 1996 until June 27, 2005 to purchase 40,000 shares at $2.45 per share, 13,333 shares underlying 10% Notes purchased by Joseph F. Dudziak in the principal amount of $50,000, and 1,081 shares from accrued interest on the 10% Notes and 12,500 shares underlying warrants issued in connection with the purchase of the 10% Notes. Does not include 85,000 shares underlying the unvested portion of Mr. Dudziak's options.

(4) Includes 15,000 shares underlying warrants issued in connection with the purchase of the 10% Notes.
(5) William J. Collard has granted individual options to an employee of Wyndgate to purchase all or any part of 1,633 of his shares of the Company, exercisable until September 21, 2005.

(6)  Includes 346,481 shares owned by Lori J. Willman, the spouse of Gerald
     F. Willman, Jr. Gerald F. Willman, Jr. has granted individual options to certain employees of Wyndgate to purchase all or any part of 109,434 of his shares of the Company, exercisable until September 21, 2005.

(7) Includes 536,033 shares owned by Gerald F. Willman, Jr., the spouse of Lori J. Willman.
(8) On November 14, 1996, Michael I. Ruxin, William J. Collard, Gerald F. Willman, Jr., Lori J. Willman, Timothy J. Pellegrini and Gordon Segal (collectively, the "Shareholders") entered into a Proxy and Right of First Refusal Agreement (the "Shareholders Agreement") with ODSI pursuant to which each of the Shareholders granted an irrevocable proxy to ODSI to vote their shares of the Company's Common Stock (i) in favor of a proposal to approve any definitive agreement between the Company and ODSI relating to the Technology, or (ii) on any other proposal relating to the sale of any of the stock of the Company or all or substantially all of the assets of the Company or any of the Technology, unless prior to the date of the shareholders' meeting, the definitive agreement has been terminated under certain conditions. Unless earlier terminated, the proxy granted by each of the Shareholders expires November 14, 1997. Each of the Shareholders also granted ODSI a right of first refusal to purchase the Shareholder's shares until November 14, 1997, in the event such Shareholder proposes to transfer, dispose of, or otherwise sell such Shareholder's shares to any third party or grant to any third party an option or other right to buy any shares of the Company's Common Stock held by such Shareholder. In July 1997, ODSI relinquished the right of first refusal in connection with the Company's extension of ODSI's right to negotiate with the Company, on a non-exclusive basis, with respect to the Technology. See THE COMPANY -WYNDGATE TECHNOLOGIES DIVISION - AGREEMENTS WITH ORTHO DIAGNOSTIC SYSTEMS INC.
(9) Includes 6,250 shares underlying warrants issued in connection with the 10% Notes. Does not include 10,000 shares underlying unvested options.

(10) Includes 2,800 shares underlying warrants issued in connection with the 10% Notes, options exercisable from June 5, 1996 until June 5, 2005 to purchase 4,000 shares at $2.45 per share and options exercisable from September 21, 1996 until September 21, 2005 to purchase 2,000 shares at $2.45 per share. Does not include 44,000 shares underlying unvested options.

             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In May 1996, Gordon Segal, Michael I. Ruxin, William J. Collard, Joseph F. Dudziak and Bart K. Valdez, officers and directors of the Company, purchased 10% Notes in the principal amounts of $25,000, $25,000, $60,000, $50,000 and $11,200, respectively, in the 10% Note offering by the Company. Drs. Segal and Ruxin and Messrs. Collard, Dudziak and Valdez were also issued warrants to purchase 6,250, 6,250, 15,000, 12,500 and 2,800 shares of the Company's Common Stock, respectively, at $3.75 per share in connection with their purchase of the 10% Notes. The purchases of the 10% Notes were on the same terms and conditions as purchases by non-affiliates. In March 1997, Drs. Segal and Ruxin, and Messrs. Collard and Valdez were repaid the principal amounts of their 10% Notes, plus interest thereon. Joseph F. Dudziak converted his 10% Note, plus the accrued interest thereon, into a total of 14,414 shares of Common Stock ($3.75 per share).


     The Board of Directors of the Company has adopted resolutions that no business transaction, loan or advance will be made by the Company to any officer, director or holder of more than 5% of the Company's Common Stock, or any affiliate thereof, unless it has been established that a bona fide business purpose exists, that all future transactions between the Company and its officers, directors, or principal shareholders, or any affiliate of any of such person, must be approved or ratified by a majority of the disinterested directors of the Company, and the terms of such transaction must be no less favorable to the Company than could have been realized by the Company in an arms-length transaction with an unaffiliated person. The Company believes that all ongoing transactions with the Company's affiliates are on terms no less favorable than could be obtained from unaffiliated third parties.

     On May 5, 1995, the shareholders of the Company approved a loan in the amount of $161,500, with interest at 8% per annum, made by the Company to Sonya M. Levine, the wife of Michael I. Ruxin, in 1994, which had not previously been approved by the shareholders in accordance with Colorado corporate law. Effective June 30, 1995, the Company forgave Ms. Levine's note in consideration of the forgiveness of a note payable by the Company to Dr. Ruxin in the same amount and at the same interest rate as Ms. Levine's note.

     The Board of Directors of the Company has also adopted a resolution that provides that the areas of business in which the Company shall be interested for the purpose of the doctrine of corporate opportunities shall be the business of information management software products and services. Any business opportunity which falls within such areas of interest must be brought to the attention of the Company for acceptance or rejection prior to any officer or director of the Company taking advantage of such opportunity. Any business opportunity outside such areas of interest may be entered into by any officer or director of the Company without the officer or director first offering the business opportunity to the Company.


      Dr. Ruxin personally guaranteed the Company's $1 million line of credit and various leases totalling approximately $1.2 million. The line of credit was repaid from the proceeds of the Company's February 1997 public offering.

     In June 1995, the Company agreed to pay approximately $20,000 in tax liability incurred by the shareholders of The Wyndgate Group, Ltd. (an "S" corporation) in connection with the merger between The Wyndgate Group, Ltd. and the Company.

                        DESCRIPTION OF SECURITIES

COMMON STOCK


     The Company is authorized to issue up to 40,000,000 shares of Common Stock, $.01 par value. There are 8,135,755 shares presently outstanding. All shares of Common Stock have equal voting rights and, when validly issued and outstanding, have one vote per share in all matters to be voted upon by shareholders. There are approximately 135 holders of record of the Company's Common Stock. The shares of Common Stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully paid and non-assessable shares. Cumulative voting in the election of directors is not allowed, which means that the holders of a majority of the outstanding shares represented at any meeting at which a quorum is present will be able to elect all of the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any directors. On liquidation of the Company, each common shareholder is entitled to receive a pro rata share of the Company's assets available for distribution to common shareholders.



     The Company has outstanding options and warrants to purchase an aggregate of 1,414,029 shares of Common Stock. The Company has no stock option plan or similar plan which may result in the issuance of stock options, stock purchase warrants or stock bonuses other than the Amended and Restated Stock Option Plan adopted by the Company pursuant to which an aggregate of 1,234,279 shares of Common Stock have been reserved for issuance pursuant to options or warrants.


PREFERRED STOCK

     The Company is authorized to issue up to a total of 10,000,000 shares of preferred stock, $.01 par value, with the shares to be issued in series by the Board of Directors. The Company's Board of Directors has designated 100,000 shares of preferred stock as Series A Preferred Stock, of which 66,667 were issued and subsequently converted into an equal number of shares of the Company's Common Stock. The remaining shares of preferred stock may be issued in one or more series from time to time with such designations, rights, preferences and limitations as the Company's board of directors may determine without approval of its shareholders. Series A Preferred Stock has the same voting rights of Common Stock, except that the holders of Series A Preferred Stock are entitled to elect as a class one director to the Company's Board of Directors. The holders of the Series A Preferred Stock shall be entitled to dividends when, as and if declared on the same basis as the holders of the Company's Common Stock. The rights, preferences and limitations of separate series of serial preferred stock may differ with respect to such matters as may be determined by the Company's Board of Directors, including without limitation, the rate of dividends, method or nature or prepayment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions, conversion rights and voting rights. The ability of the Board to issue preferred stock could also be used by it as a means for resisting a change of control of the Company and can therefore be considered an "anti-takeover" device.

10% NOTES


     The Company issued $751,200 principal amount of convertible 10% Notes accruing interest at the rate of 10% per annum until maturity, which was March 6, 1997. Holders of $423,500 principal amount of 10% Notes have converted the principal amount of their 10% Notes, plus accrued interest thereon, into an aggregate of 121,003 shares of Common Stock, of which 28,000 were converted at December 31, 1996, at the rate of one share per $3.75 of interest and principal. In addition, 187,800 shares of Common Stock are issuable upon exercise of warrants issued in conjunction with the 10% Note offering. The 121,003 shares issued upon conversion of the 10% Notes and the 187,800 shares underlying the Warrants are being offered for sale hereby.


WARRANTS


     Each Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $4.55 (130% of the initial public offering price of the Common Stock) per share, subject to adjustment in certain events, at any time prior to February 11, 2000. In addition to customary anti-dilution provisions, the exercise price of the Warrants may be adjusted if the Company issues Common Stock or Common Stock purchase rights at a price less than the then exercise price.



     The Warrants are subject to redemption by the Company at $.55 per Warrant at any time until February 11, 1999, and thereafter at $.75 per Warrant at any time until their expiration, on 30 days' prior written notice to the holders of Warrants, provided that the daily trading price per share of Common Stock has been as least $5.46 (120% of the Warrant exercise price) for a period of at least 20 consecutive trading days ending within 10 days prior to the date upon which the notice of redemption is given. For purposes of determining the daily trading price of the Company's Common Stock, if the Common Stock is listed on a national securities exchange, is admitted to unlisted trading privileges on a national securities exchange, or is listed for trading on a trading system of the NASD such as the NASDAQ Small Cap Market or the NASDAQ/NMS, then the last reported sale price of the Common Stock on such exchange or system each day shall be used or if the Common Stock is not so listed on such exchange or system or admitted to unlisted trading privileges then the average of the last reported high bid prices reported by the National Quotation Bureau, Inc. each day shall be used to determine such daily trading price. The Warrants will be exercisable until the close of the business day preceding the date fixed for redemption, if any.


     The Warrants are subject to the terms of a Warrant Agreement dated as of February 11, 1997, (the "Warrant Agreement") between the Company and American Securities Transfer & Trust Inc., as Warrant Agent. Reference is made to said Warrant Agreement (which has been filed as an Exhibit to the Registration Statement of which this Prospectus is a part) for a complete description of the terms and conditions thereof. The description herein is qualified in its entirety by reference to the Warrant Agreement.

     The exercise prices and number of shares of Common Stock or other securities issuable on exercise of the Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, stock split, recapitalization, reorganization, merger or consolidation of the Company. Fractional shares will not be issued and such shares will have no value.

     The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by cashier's or certified check payable to the Company) to the Warrant Agent for the number of warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Common Stock.

DIVIDEND POLICY

     Dividends are payable on Common Stock when, as, and if declared by the Board of Directors out of funds legally available to pay dividends, subject to any preferences which may be given to holders of preferred stock. The Company has paid no cash dividends to date and it does not anticipate payment of cash dividends in the foreseeable future.

STOCK TRANSFER AGENT

     The Company has designated American Securities Transfer & Trust, Inc. as its transfer agent for the Common Stock and as its Warrant Agent.

                        SELLING SECURITY HOLDERS


     This Prospectus covers the proposed sale of 1,108,803 shares of Common Stock which includes (i) 800,000 shares which the Company has agreed to register on behalf of purchasers in the Company's Private Placement completed in September 1996, (ii) 121,003 shares issued to holders of the 10% Notes who elected to convert the principal amount of their 10% Notes, plus accrued interest thereon, to shares of Common Stock and (iii) 187,800 shares of Common Stock underlying warrants issued in connection with the sale of the 10% Notes. The shares of Common Stock and warrants are held by 87 persons. Included in the persons who hold Common Stock and/or warrants issued in connection with the 10% Notes are Michael I. Ruxin, Chief Executive Officer of the Company, Joseph F. Dudziak, President of the Company, William J. Collard, a Director and Secretary of the Company, Bart
K. Valdez, Director of Operations of DataMed and Chief Financial Officer of the Company and LMU & Company, a consultant to the Company.


     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Security Holders.

     The following table sets forth certain information concerning the beneficial ownership of Common Stock by each Selling Security Holder as of August 4, 1997:


                                                                          Shares Owned After
                                                          Shares              Offering
                                          Shares to be  Underlying            --------         Warrants
              Shares Owned     Warrants       Sold      Warrants to                             Owned
                Prior to     Owned Prior     in the      be Sold in                             After
  Name          Offering     to Offering    Offering    the Offering    Number   Percentage    Offering
  ----          --------     -----------    --------    ------------    ------   ----------    --------
Robert M.       180,334 (1)    28,500        40,000          -0-         97,000     1.2 %       28,500
Kassenbrock

Hugo Brooks      10,000         -0-          10,000          -0-          -0-        -0-         -0-

Lawrence M.      33,835        25,000         5,000         25,000       28,835     0.4 %        -0-
Underwood

Paul R. Hoover   10,000         -0-          10,000          -0-          -0-        -0-         -0-
and Janet F.
Hoover,  JTWROS

Battersea        10,000         -0-          10,000          -0-          -0-        -0-         -0-
Capital, Inc.

ESN Financial,   20,000         -0-          20,000          -0-          -0-        -0-         -0-
LP

Anil & Bina      10,000         -0-          10,000          -0-          -0-        -0-         -0-
Patel, JTWROS

Michal &         50,000         -0-          50,000          -0-          -0-        -0-         -0-
Renata Pivonka
JTWROS

William B. &     10,000         -0-          10,000          -0-          -0-        -0-         -0-
Cheryl A. Bacon
JRWROS

Vannette F.      20,000         -0-          20,000          -0-          -0-        -0-         -0-
Poole

John L. Moran    20,000         -0-          20,000          -0-          -0-        -0-         -0-

William R.       10,000         -0-          10,000          -0-          -0-        -0-         -0-
Teele

Alan David
Cohen            10,000         -0-          10,000          -0-          -0-        -0-         -0-

                                  -68-


Peter and Luba   40,000         -0-          40,000          -0-          -0-        -0-         -0-
Bondra JTWROS

Harvey D.
Rhoads            2,500         -0-           2,500          -0-          -0-        -0-         -0-

E. Pat Manuel    25,000         -0-          25,000          -0-          -0-        -0-         -0-

Allen E. Hoyt    10,000         -0-          10,000          -0-          -0-        -0-         -0-

Richard Kay      20,000         -0-          20,000          -0-          -0-        -0-         -0-

Mildred J.
Geiss             7,000         -0-           7,000          -0-          -0-        -0-         -0-

Clyde William    10,000         -0-          10,000          -0-          -0-        -0-         -0-
and Valerie J.
Pray JTWROS

Barry Slosberg   10,000         -0-          10,000          -0-          -0-        -0-         -0-

Bradley Subler    2,000         -0-           2,000          -0-          -0-        -0-         -0-

Andrew E.
Kauders           6,000         -0-           6,000          -0-          -0-        -0-         -0-

Richard J. N.     6,000         -0-           6,000          -0-          -0-        -0-         -0-
Leonard

David Hickey     10,000         -0-          10,000          -0-          -0-        -0-         -0-

Georgia M.       10,000         -0-          10,000          -0-          -0-        -0-         -0-
Dunston

TradeLink,
L.L.C.           10,000         -0-          10,000          -0-          -0-        -0-         -0-

Laurence P.       4,000         -0-           4,000          -0-          -0-        -0-         -0-
Emrie

Larry and         5,000         -0-           5,000          -0-          -0-        -0-         -0-
Michelle
Weinstein, JTWROS

Underwood Family
Partners, LTD    20,000         -0-          20,000          -0-          -0-        -0-         -0-

Amar J. &         6,000         -0-           6,000          -0-          -0-        -0-         -0-
Vangie Romero,
JTWROS

                                  -69-


Consulting on    10,000         -0-          10,000          -0-          -0-        -0-         -0-
Government
Procurement
FBO J. S.
Sansome

Lawrence E. and  10,000         -0-          10,000          -0-          -0-        -0-         -0-
Jeanne F. Keith,
JTWROS

Riley Wilson     20,000         -0-          20,000          -0-          -0-        -0-         -0-
Enterprises

John Solomita    10,000         -0-          10,000          -0-          -0-        -0-         -0-

William Vasey    10,000         -0-          10,000          -0-          -0-        -0-         -0-

Tadahiko
Nakamura         30,000         -0-          30,000          -0-          -0-        -0-         -0-

Robert W. and     4,000         -0-           4,000          -0-          -0-        -0-         -0-
Rhonda W. Braun,
JTWROS

Donald H. &       2,000         -0-           2,000          -0-          -0-        -0-         -0-
Mary Lou Wilbois,
JTWROS

Jon and Laurie    4,000         -0-           4,000          -0-          -0-        -0-         -0-
Lindvall

Maurice S. Cohen 10,000         -0-          10,000          -0-          -0-        -0-         -0-

Wilbert D.       10,000         -0-          10,000          -0-          -0-        -0-         -0-
Pearson

Georgina S.      10,000         -0-          10,000          -0-          -0-        -0-         -0-
Caslavka

Lynne D.          6,000         -0-           6,000          -0-          -0-        -0-         -0-
Caslavka

Voss Boreta      10,000         -0-          10,000          -0-          -0-        -0-         -0-

Keith D. &       10,000         -0-          10,000          -0-          -0-        -0-         -0-
Carolyn P.
McDonald,
JTWROS

                                  -70-


Howard I.
Saiontz          10,000         -0-          10,000          -0-          -0-        -0-         -0-

James A.
Newsham III       5,000         -0-           5,000          -0-          -0-        -0-         -0-
& Vivian M.
Newsham, JTWROS

William C. &     10,000         -0-          10,000          -0-          -0-        -0-         -0-
Mary Claire
McCormick,
JTWROS

Patrick M.        4,000         -0-           4,000          -0-          -0-        -0-         -0-
Sheridan

Thomas D.        20,000         -0-          20,000          -0-          -0-        -0-         -0-
Fiorino

Richard G.       10,000         -0-          10,000          -0-          -0-        -0-         -0-
Belcher

Scot C. Irwin     5,000         -0-           5,000          -0-          -0-        -0-         -0-

Alan Goldstein   10,000         -0-          10,000          -0-          -0-        -0-         -0-

Maurice and      10,000         -0-          10,000          -0-          -0-        -0-         -0-
Stacy Gozlan,
JTWROS

Howard Wall      20,000         -0-          20,000          -0-          -0-        -0-         -0-

William C.        4,000         -0-           4,000          -0-          -0-        -0-         -0-
Meyer

Jeffery M.        7,000         -0-           7,000          -0-          -0-        -0-         -0-
Savell

James A. &       15,000         -0-          15,000          -0-          -0-        -0-         -0-
Joann
Wiedenhoeft,
JTWROS

A. Thomas         6,000         -0-           6,000          -0-          -0-        -0-         -0-
Tenenbaum

Brenman Key &    10,000         -0-          10,000          -0-          -0-        -0-         -0-
Bromberg 401K
Profit Sharing
Plan FBO
Thomas R.
Bromberg

                                  -71-


Brenman Key &    20,000         -0-          20,000          -0-          -0-        -0-         -0-
Bromberg 401K
Profit Sharing
Plan FBO Albert
Brenman

Stuart McNab      1,000         -0-           1,000          -0-          -0-        -0-         -0-

Kenneth R.        5,000         -0-           5,000          -0-          -0-        -0-         -0-
Higgens

George D.
Thompson          9,500         -0-           9,500          -0-          -0-        -0-         -0-

Delaware Charter 20,000         -0-          20,000          -0-          -0-        -0-         -0-
G&T TTEE FBO
Richard T.
Baldwin, IRA

Brenman Key &    14,000         -0-          14,000          -0-          -0-        -0-         -0-
Bromberg 401K
Profit Sharing
Plan FBO A.
Thomas Tenenbaum

Thomas R. Ulie    -0-          12,500         -0-           12,500        -0-        -0-         -0-

Wilshire Center  14,000        12,500        14,000         12,500        -0-        -0-         -0-
Geriatrics
Medical Group

Eugene H.        17,333        12,500        14,000         12,500        3,333      .04%        -0-
Seymour

Bart K.           8,800         2,800         -0-            2,800        6,000      0.1%        -0-
Valdez(2)

Richard Sher     14,440        12,500        14,440         12,500        -0-        -0-         -0-

Arnold E.         7,218         6,250         7,218          6,250        -0-        -0-         -0-
Prince

Gordon Segal(2) 256,250         6,250         -0-            6,250      250,000      3.1%        -0-

Jeffery Appel     -0-           6,250         -0-            6,250        -0-        -0-         -0-

Ellen Sakaguchi   1,000         3,125         1,000          3,125        -0-        -0-         -0-

Benjamin R.      14,500         2,500         -0-            2,500       12,000      0.1%        -0-
Budraitis

William J.      613,006        15,000         -0-           15,000      598,006      7.4%        -0-
Collard(2)

                                  -72-


Neill & Nita      7,207         6,250         7,207          6,250        -0-        -0-         -0-
Freeman

Joseph F.        14,414        12,500        14,414         12,500        -0-        -0-         -0-
Dudziak(2)

Michael Lipkin   10,090         8,750        10,090          8,750        -0-        -0-         -0-

Thomas R.         1,600         5,000         1,600          5,000        -0-        -0-         -0-
Sakaguchi

James Sakaguchi   1,000         6,875         1,000          6,875        -0-        -0-         -0-

Harris A. Cahn    7,199         6,250         7,199          6,250        -0-        -0-         -0-

Michael I.      906,250         6,250         -0-            6,250      900,000     11.1%        -0-
Ruxin(2)

Joel C. &         -0-           6,250         -0-            6,250        -0-        -0-         -0-
Lorainne
Newman

Ralph A.          -0-          12,500         -0-           12,500        -0-        -0-         -0-
Grills, Jr.

--------------------
(1) Includes 83,334 shares underlying warrants to purchase Common Stock, exercisable at $2.975 per share which have been previously registered for sale.
(2)  See SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.



                          PLAN OF DISTRIBUTION

     Sales of the Selling Security Holders' Shares may be effected from time to time in transactions (which may include block transactions) in the over-the counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Security Holders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities. The Selling Security Holders may effect such transactions by selling Common Stock directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Security Holders and/or the purchasers of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Security Holders and any broker-dealers that act in connection with the sale of the Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the shares of Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Security Holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     If any of the following events occurs, this Prospectus will be amended to include additional disclosure before offers and sales of the Selling Shareholders' shares are made: (a) to the extent the securities are sold at a fixed price or by option at a price other than the prevailing market price, such price would be set forth in the prospectus, (b) if the securities are sold in block transactions and the purchaser wishes to resell, such arrangements would be disclosed in the prospectus and (c) if the compensation paid to broker-dealers is other than usual and customary discounts, concessions or commissions, disclosure of the terms of the transaction in the prospectus would be included.

     Because the Selling Security Holders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Security Holders will be subject to prospectus delivery requirements under the Securities Act.

                              LEGAL MATTERS


     Legal matters in connection with the Shares being offered hereby have been passed on for the Company by the law firm of Brenman Bromberg & Tenenbaum, P.C., Denver, Colorado. Members of the firm of Brenman
Bromberg & Tenenbaum, P.C. own 50,000 shares of the Company's Common Stock.


                                 EXPERTS

     The consolidated financial statements of Global Med Technologies, Inc. as of December 31, 1996 and 1995 and for the years then ended included in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                     SHARES ELIGIBLE FOR FUTURE SALE

     The Company presently has outstanding 8,135,755 shares of Common Stock. Holders of 4,254,936 shares have entered into lock up agreements with the Representative. The Shares registered hereby are no longer subject to such lock up agreements, effective August 11, 1997.

     In general, under Rule 144, as currently in effect, any person (or persons whose shares are aggregated), including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least one year from the later of the date of payment therefor to the Company or acquisition thereof from an affiliate, may sell such securities in brokers' transactions or directly to market makers, provided that the number of shares sold in any three month period may not exceed the greater of 1% of the then outstanding Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about the Company.
After two years have elapsed from the later of the issuance of restricted securities by the Company or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under Rule 144.

     Sales of substantial amounts of Common Stock by shareholders of the Company under Rule 144 or otherwise, or even the potential for such sales, are likely to have a depressive effect on the market price of the shares of Common Stock and Warrants and could impair the Company's ability to raise capital through the sale of its equity securities. See RISK FACTORS.


                         ADDITIONAL INFORMATION


     The Company has filed a Registration Statement under the Securities Act of 1933, as amended with respect to the securities offered hereby with the United States Securities and Exchange Commission ("SEC"), 450 Fifth Street, N.W., Washington, D.C. 20549. This Prospectus, which is a part of the Registration Statement, does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including all exhibits and schedules therein, which may be examined at the SEC's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549 without charge, or copies of which may be obtained from the SEC upon request and payment of the prescribed fee. Statements made in this Prospectus as to the contents of any contract, agreement or document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in its entirety by such reference. The Company is a reporting company under the Securities Exchange Act of 1934, as amended, and in accordance therewith in the future will file reports and other information with the SEC. All of such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at the address set forth above in Washington, D.C. and at regional offices of the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois
60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. In addition, the Company intends to provide its shareholders with annual reports, including audited financial statements, unaudited interim reports and such other reports as the Company may determine necessary.
The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.secgov.

                                GLOSSARY


COMMUNITY BLOOD CENTERS - Community Blood Centers or CBCs are typically not for profit blood centers usually affiliated with a local city or community. These are different from the American Red Cross Blood Centers that maintain national affiliation.


DONOR IDENTIFICATION AND LABORATORY COMPONENT LABELING AND RELEASE SITE-BASED LOGIC - Multiple-occurring program logic that is designed to help control and help manage those areas of a blood center's operation in which the hazard potential of the purity, potency and safety of the blood and blood products effects a recognized level of concern.

EDEN-OA(R) - EDEN-OA(R) (OA is for Open Architecture) is the proprietary Wyndgate application development product and environment used as a basis for the SAFETRACE(R) software product. It provides basic functions common to applications plus maintenance management features and processes.

FDA 510(k) - FDA 510(k) refers to the Federal Drug Administration process number 510(k) which governs a clearance letter distributed by the FDA. Software such as the SAFETRACE(R) software product is classified as a medical device. The 510(k) process is a stringent set of testing, verification and review of products like the SAFETRACE(R) software product.


GUI - GUI refers to the Graphical User Interface, most commonly seen as the icon driven windows on PCs. Special software development tools are needed to develop GUI windows.


HELP LINE - Help Line refers to the service line number provided by Wyndgate for use of its customers to receive assistance regarding Wyndgate products. Wyndgate provides a 1-800 number for its customers who have a maintenance contract.

MODULE - Refers to pieces of applications computer code used to perform a certain set of tasks or functions. Generally, modules have a name commensurate with the major function of that set of computer code, e.g., Billing Module refers to handling the processing of invoices.

MRO - Medical Review Officer

SAFETRACE(R)SOFTWARE PRODUCT - The SAFETRACE(R) software product is the blood bank information management system developed by Wyndgate using EDEN-OA(R) in conjunction with eight California blood centers. The SAFETRACE(R) software product contains the following application modules:
Donor Recruitment; Donor Management; Laboratory Management; Special Procedures; Inventory-Distribution; and Billing.

SAFETRACE TX(TM) Software Product - The SAFETRACE TX(TM) software product is the transfusion management software system under development. This transfusion system, if fully developed, will service hospitals and those blood centers that not only supply blood or blood components to a hospital but also manage the transfusion process.


SUBSTANCE ABUSE - SUBSTANCE ABUSE refers to the use of chemical products which may have an adverse effect on humans. Classified under substance abuse are drugs such as cocaine and heroin and chemicals such as alcohol.

                           CONSOLIDATED FINANCIAL STATEMENTS

                           GLOBAL MED TECHNOLOGIES, INC.
                           (FORMERLY GLOBAL DATA TECHNOLOGIES, INC.)


                           YEARS ENDED DECEMBER 31, 1996 AND 1995
                           WITH REPORT OF INDEPENDENT AUDITORS

                     Global Med Technologies, Inc.

                   Consolidated Financial Statements


                Years ended December 31, 1996 and 1995





                               CONTENTS

Report of Independent Auditors . . . . . . . . . . . . . . . . . . . .F-1

Consolidated Financial Statements

Consolidated Balance Sheets. . . . . . . . . . . . . . . . . . . . . .F-2
Consolidated Statements of Operations. . . . . . . . . . . . . . . . .F-4
Consolidated Statements of Stockholders' Equity (Deficit)  . . . . . .F-5
Consolidated Statements of Cash Flows. . . . . . . . . . . . . . . . .F-6
Notes to Consolidated Financial Statements . . . . . . . . . . . . . .F-8

                    Report of Independent Auditors

Board of Directors
Global Med Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Global Med Technologies, Inc. (formerly Global Data Technologies, Inc.) as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Global Med Technologies, Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                   /s/ ERNST & YOUNG LLP
                                   ----------------------------
                                   Ernst & Young LLP
Denver, Colorado
March 11, 1997

                     Global Med Technologies, Inc.

                      Consolidated Balance Sheets
                            (In thousands)



                                                      DECEMBER 31
                                                  1996           1995
                                                ------------------------
Assets
Current assets:
  Cash and cash equivalents                     $    489       $    422
  Accounts receivable-trade, net of
    allowance for uncollectible
    accounts of $150 and $200 in 1996
    and 1995, respectively                         1,812            608
  Unbilled receivables, net of
    allowance for uncollectible
    accounts of $150 and $100 in 1996
    and 1995, respectively                           411            307
  Prepaid expenses and other assets                  196             23
  Deferred offering costs                            486              -
                                                ------------------------
Total current assets                               3,394          1,360

Equipment and fixtures, at cost:
  Furniture and fixtures                             195            206
  Machinery and equipment                            361            432
  Computer hardware and software                   1,213            724
                                                ------------------------
                                                   1,769          1,362
  Less accumulated depreciation and
    amortization                                    (540)          (404)
                                                ------------------------
                                                   1,229            958

Capitalized software development costs,
  less accumulated amortization of $163
  and $66 in 1996 and 1995, respectively             376            403



                                                ------------------------
Total assets                                    $  4,999       $  2,721
                                                ========================

                     Global Med Technologies, Inc.

               (In thousands, except par value amounts)


                                                      DECEMBER 31
                                                  1996           1995
                                                ------------------------
LIABILITIES AND STOCKHOLDERS'DEFICIT
Current liabilities:
  Accounts payable                              $  1,967       $  1,457
  Accrued expenses                                 1,278            297
  Accrued payroll                                    362            188
  Accrued compensated absences                       382            261
  Noncompete accrual                                 150            325
  Unearned revenue                                 1,359            271
  Short-term debt                                  1,097            500
  Notes payable (including $181 to
    related parties)                                 651              -
  Current portion of capital lease
    obligations                                      415            233
                                                ------------------------
Total current liabilities                          7,661          3,532

Capital lease obligations,
  less current portion                               698            648

Commitments and contingencies

Stockholders' deficit
  Preferred stock, $.01 par value:
    Authorized shares - 10,000
    None issued or outstanding                         -              -
  Common stock, $.01 par value:
    Authorized shares - 40,000
    Issued and outstanding shares - 4,994
      and 3,949 at December 31,
      1996 and 1995, respectively                     50             39
  Additional paid-in capital                       4,282          1,702
  Accumulated deficit                             (7,692)        (3,200)
                                                ------------------------
Total stockholders' deficit                       (3,360)        (1,459)
                                                ------------------------
Total liabilities and
 stockholders' deficit                          $  4,999       $  2,721
                                                ========================

SEE ACCOMPANYING NOTES.

                     Global Med Technologies, Inc.

                 Consolidated Statements of Operations
                            (In thousands)



                                                 YEAR ENDED DECEMBER 31
                                                  1996           1995
                                                ------------------------
Revenues:
  Drug testing and other                        $  6,458       $  5,740
  Software sales and consulting                    3,648            934
  Hardware and software,
    obtained from vendors                            928              -
                                                ------------------------
                                                  11,034          6,674
Cost of sales and product development              6,470          3,218
                                                ------------------------
Gross profit                                       4,564          3,456

Operating expenses:
  Payroll and other                                2,724          1,998
  General and administrative                       1,528          1,234
  Sales and marketing                              1,803          1,732
  Research and development                         1,865            655
  Provision for doubtful accounts                    107            244
  Depreciation and amortization                      470            117
                                                ------------------------
Loss from operations                              (3,933)        (2,524)

Other expense:
  Interest income (expense), net                    (293)           (61)
  Other                                             (266)           (71)
                                                ------------------------

Loss before provision for income taxes            (4,492)        (2,656)

Provision for income taxes                             -             29
                                                ------------------------
Net loss                                        $ (4,492)      $ (2,685)
                                                ========================

Net loss per common share                       $  (1.02)      $   (.64)
Common shares used in computing net
  loss per common share                            4,384          4,211

SEE ACCOMPANYING NOTES.

                     Global Med Technologies, Inc.

      Consolidated Statements of Stockholders' Equity (Deficit)
                            (In thousands)


                                 Common Stock  Additional
                               ----------------  Paid-In  Accumulated
                                Shares  Amount   Capital    Deficit   Total
                               ----------------------------------------------
Balance, December 31, 1994       3,619    $36   $   719   $   (478)  $   277
  Issuance of common stock         300      3       732          -       735
  Issuance of common stock-
    finder's fee                    30      -        74          -        74
  Issuance of common stock
    warrants                         -      -        15          -        15
  Compensation related to
    i ssuance of common stock
    options by principal
    stockholders                     -      -       162          -       162
  Distribution to stockholders
    (Wyndgate)                       -      -         -        (37)      (37)
  Net loss                           -      -         -     (2,685)   (2,685)
                               ----------------------------------------------
Balance, December 31, 1995       3,949     39     1,702     (3,200)   (1,459)
  Issuance of common stock-
    exercise of common
    stock warrants                 150      2       448          -       450
  Issuance of preferred
    stock converted to
    common stock                    67      1       249          -       250
  Issuance of common stock
    under employees' stock
    option plan                      -      -         1          -         1
  Issuance of common stock         800      8     1,732          -     1,740
  Issuance of common stock
    options to a business
    advisory enterprise              -      -        45          -        45
  Issuance of common stock-
    note conversion                 28              105          -       105
  Net loss                           -      -         -     (4,492)   (4,492)
                               ----------------------------------------------
Balance, December 31, 1996       4,994    $50    $4,282    $(7,692)  $(3,360)
                               ==============================================


SEE ACCOMPANYING NOTES.

                     Global Med Technologies, Inc.

                 Consolidated Statements of Cash Flows
                            (In thousands)


                                                 YEAR ENDED DECEMBER 31
                                                  1996           1995
                                                ------------------------
OPERATING ACTIVITIES
Net loss                                        $ (4,492)      $ (2,685)
Adjustments to reconcile net loss to
  net cash used in operating activities:
    Depreciation and amortization                    567            167
    Loss on disposal of assets                        16             47
    Deferred income taxes                              -             29
    Issuance of common stock options                  45            162
    Issuance of common stock-finder's fee              -             74
    Changes in operating assets and
     liabilities:
      Accounts receivable-trade, net              (1,204)            63
      Unbilled receivables, net                     (104)           (49)
      Prepaid expenses and other assets             (173)            24
      Accounts payable                               510            871
      Accrued payroll                                174            136
      Accrued expenses                               981            145
      Accrued compensated absences                   121            171
      Noncompete accrual                            (175)           325
      Unearned revenue                             1,088            (33)
                                                ------------------------
Net cash used in operating activities             (2,646)          (553)

INVESTING ACTIVITIES
Purchases of equipment and fixtures                 (172)           (32)
Increase in software development costs               (70)          (159)
                                                ------------------------
Net cash used in investing activities               (242)          (191)

FINANCING ACTIVITIES
Borrowings on short-term debt                        715          1,355
Principal payments on short-term debt               (118)        (1,105)
Principal payments under capital
  lease obligations                                 (353)          (108)
Issuance of notes payable                            651              -
Issuance of common stock                           2,546            735
Deferred offering costs                             (486)             -
Issuance of common stock warrants                      -             15
Distribution to stockholders (Wyndgate)                -            (37)
                                                ------------------------
Net cash provided by financing activities          2,955            855
                                                ------------------------

                     Global Med Technologies, Inc.

                                                  YEAR ENDED DECEMBER 31
                                                   1996           1995
                                                 ------------------------
                                                     (IN THOUSANDS)

Net increase in cash and cash equivalents        $     67       $    111
Cash and cash equivalents at beginning
  of year                                             422            311
                                                 ------------------------
Cash and cash equivalents at end of year         $    489       $    422
                                                 ========================

Supplemental disclosures:

     The Company entered into capital lease obligations of $585,000 and $941,000 in 1996 and 1995, respectively.

     Interest expense approximates interest paid.

     During 1994, the Company loaned approximately $162,000 to a related party in exchange for a note receivable which accrued interest at an annual rate of 8%. During 1995, the Company forgave the note receivable in consideration of the forgiveness of a note payable by the Company to a principal stockholder which also was for approximately $162,000 and which also accrued interest at an annual rate of 8%.

     During 1996, convertible 10% notes payable of $105,000 including accrued interest of $5,000 were converted into 28,000 shares of common stock (see Note 7).

SEE ACCOMPANYING NOTES.

                     Global Med Technologies, Inc.

              Notes to Consolidated Financial Statements

                           December 31, 1996


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

On May 23, 1995, The Wyndgate Group, Limited (Wyndgate) merged with National MRO, Inc. (National MRO) in accordance with the terms and provisions of an Agreement of Merger and National MRO changed its name to Global Data Technologies, Inc., which subsequently changed its name to Global Med Technologies, Inc. (the Company). Also, the National MRO and Wyndgate divisions are now referred to as DataMed International (DataMed) and Wyndgate Technologies (Wyndgate), respectively. All shares of Wyndgate common stock were exchanged for a total of 1,960,000 shares of common stock of the Company. This merger transaction was accounted for as a pooling of interests; therefore, the Company's 1995 financial statements include the results of operations as if the merger had been consummated on January 1, 1995. Subsequent to the merger, the businesses of both Wyndgate and DataMed have been operated as divisions of the Company. The Company incurred expenses related to the merger of $164,000 which included a $130,000 finder's fee, which consisted of $75,000 in common stock of the Company and $55,000 in cash, and $34,000 related to legal and other fees. The related merger costs are included in general and administrative expenses in the accompanying consolidated statements of operations.

Separate results of operations for the periods up to the date of the merger are as follows (operating results for the period ended May 23, 1995 approximate the results for the period ended June 30, 1995, as shown):


                                                    JANUARY 1, 1995
                                                          TO
                                                     JUNE 30, 1995
                                                    ---------------
                                                     (In thousands)
     Net sales:
       National MRO                                      $ 2,381
       Wyndgate                                              883
                                                       ----------
     Combined                                            $ 3,264
                                                       ==========

     Net income (loss):
       National MRO                                      $   (93)
       Wyndgate                                               76
                                                       ----------
     Combined                                            $   (17)
                                                       ==========

                     Global Med Technologies, Inc.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DESCRIPTION OF BUSINESS

The Company and its two divisions are in the business of providing information management software products and substance abuse testing and medical surveillance management services, including medical review functions, data management, record storage and coordination of all substance abuse testing program elements. The Company serves international, national and regional clients in a variety of industries.

LIQUIDITY AND MANAGEMENT'S PLANS

The development of the Company's divisions has resulted in losses, which aggregated approximately $7.7 million and $3.2 million at December 31, 1996 and 1995, respectively. In addition, the Company had working capital deficits of approximately $4.3 million and $2.2 million at December 31, 1996 and 1995, respectively. While management anticipates that its software revenues will continue to increase in future periods, management expects to
continue to incur losses until 1998.   Management expects that the net
proceeds of approximately $7.9 million from its initial public offering which was completed in February 1997, will enable the Company to meet its liquidity and capital requirements for approximately twelve to eighteen months (see Note 11).

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and its divisions. All significant interdivision accounts and transactions have been eliminated.

REVENUE RECOGNITION

Revenue from substance abuse testing services is recognized as services are provided.

Revenue from sales of software licenses is recognized upon delivery of the software product to the customer, unless the Company has significant related vendor obligations remaining. When significant obligations remain after the software product has been delivered, revenue is not recognized until such obligations have been completed or are no longer significant. The costs of any insignificant obligations are accrued when the related revenue is recognized.

                     Global Med Technologies, Inc.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

Revenue from postcontract customer support is recognized over the period the customer support services are provided, and software services revenue is recognized as services are performed.

Revenue from software development contracts is recognized on a percentage-of-completion method with progress to completion measured based upon labor costs incurred or achievement of contract milestones.

Revenue from the sale of hardware and software, obtained from vendors, is recognized at the time the hardware and software are delivered to the customer.

UNBILLED RECEIVABLES

Unbilled amounts at December 31, 1996 and 1995 have been reduced by an allowance for doubtful accounts of $150,000 and $100,000, respectively, and are generally billable and collectible within one year.

UNEARNED REVENUE

Included in unearned revenue at December 31, 1996 and 1995 is approximately $52,000 and $200,000, respectively, of unperformed professional services related to an agreement between the Royalty Group and Wyndgate (see Note
9). At December 31, 1996, $500,000 of the unearned revenue balance is related to an agreement between the Company (through its Wyndgate division) and Ortho Diagnostic Systems, Inc., a subsidiary of Johnson & Johnson (see
Note 9). The remaining balance of $807,000 at December 31, 1996 primarily consists of unearned software maintenance revenue, sales of software licenses and related postcontract customer support, and sales of hardware obtained from vendors which are not recognizable as revenue at December 31, 1996 pursuant to the Company's revenue recognition accounting policies discussed above.

SIGNIFICANT CUSTOMERS

During 1996, one DataMed customer-Laidlaw Transit, Inc. and one Wyndgate customer-Gulf Coast Regional Blood Center, each accounted for approximately 14% and 11.5%, respectively, of the Company's revenues.

                     Global Med Technologies, Inc.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

During 1995, two DataMed customers-Laidlaw Transit, Inc. and Chevron Corporation and one Wyndgate customer-the Royalty Group (see Note 9), each accounted for approximately 18%, 12% and 10%, respectively, of the Company's revenues.

Accounts receivable from the above customers were approximately $325,000 and $516,000 at December 31, 1996 and 1995, respectively. Unbilled receivables from the above customers were approximately $34,000 and $198,000 at December 31, 1996 and 1995, respectively. In order to reduce credit risk, the Company requires substantial down payments and progress payments during the course of an installation of software products. See further discussion of credit and market risks below.

CREDIT AND MARKET RISK

Accounts receivable from the sale of substance abuse testing program services are due from customers primarily located throughout the United States in transportation and other various industries. Accounts receivable from the sale of software licenses and other postcontract support are derived entirely from sales to blood banks and universities. The Company generally does not require collateral or other security to support customer receivables. The Company establishes allowances for doubtful accounts based upon factors surrounding the credit risk specific to customers. Losses, allowances and accounts receivable turnover trends have generally been within management's expectations. The provision for doubtful accounts was $107,000 and $244,000 for the years ended December 31, 1996 and 1995, respectively.

FOREIGN CURRENCY AND INFLATION RISK

The Company believes sales to customers in foreign countries and operations located in foreign countries have not been material. Additionally, the Company believes foreign currency translation gains (losses) and domestic inflation have not had a material effect on the Company's financial position or results of operations.

NOTE RECEIVABLE

During the first quarter of 1996, the Company advanced $250,000 to a development company in California (the Development Company), in exchange for a convertible promissory note (the Note), due February 26, 1997. During the fourth quarter of 1996, the maturity date of the Note was extended to December 31, 1997 and can, upon certain

                     Global Med Technologies, Inc.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

conditions, be further extended until June 30, 1998. The Note accrues interest at an annual rate of prime plus two percent and is primarily collateralized by the Development Company's technology. At December 31, 1996, the Company has offset the Note with an allowance in the amount of $250,000 and the related expense is included in other expenses in the accompanying consolidated statements of operations. The Company believes it prudent to fully reserve for the Note based on the current financial position of the Development Company.

EQUIPMENT AND FIXTURES

Equipment and fixtures are stated at cost. Depreciation and amortization, which includes amortization of assets under capital leases (see Note 4), is based on the straight-line method over the following estimated useful lives:


     Furniture and fixtures             3 - 5 years
     Machinery and equipment            3 - 5 years
     Computer and software              3 - 5 years

FINANCIAL INSTRUMENTS

The carrying amounts of the Company's financial instruments approximate fair value due to the short maturity of these items.

LONG-LIVED ASSETS

In March 1995, the FASB issued Statement of Financial Accounting Standard No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF (SFAS No. 121), which requires impairment losses to be recorded on long-lived assets used in operations when indications of impairment are present. The Company adopted SFAS No. 121 during 1996, with no impact on its financial statements.

SOFTWARE DEVELOPMENT COSTS

Certain software development costs incurred after the determination of technological feasibility of the related software product are capitalized and amortized on a straight-line basis over the life of the related software product. Costs incurred prior to the establishment of the technological feasibility of the related software product are expensed as incurred as research and development. Costs of maintenance and customer support are

                     Global Med Technologies, Inc.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

expensed as incurred. Amortization of capitalized costs commences when the product is available for general release to the public or when software development revenue has begun to be recognized. Amortization of capitalized software development costs was $97,000 and $50,000 for the years ended December 31, 1996 and 1995, respectively, and is included in cost of sales in the accompanying consolidated statements of operations.

MALPRACTICE INSURANCE

The Company maintains malpractice insurance coverage on a claims made basis through a commercial insurance carrier. Should the current claims made policy not be renewed or replaced with equivalent insurance at a future date, claims based on occurrences during its term but subsequently reported will be uninsured. Based upon historical experience, the Company's management believes the Company has adequately provided for the ultimate liability, if any, from the settlement of such potential claims.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For purposes of the accompanying consolidated statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

INCOME TAXES

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standard No. 109, ACCOUNTING FOR INCOME TAXES (SFAS No. 109), which requires that the Company account for income taxes using the liability method. Under SFAS No. 109, deferred income taxes are provided for temporary differences in recognizing certain income and expense items for financial reporting and tax reporting purposes. Upon completion of the merger in May 1995, Wyndgate terminated its S corporation status and began providing for current and deferred income taxes as a C corporation as part of the Company. Accordingly, Wyndgate adopted SFAS No. 109 in May 1995, and the statement of operations for the year ended December 31, 1995 includes a one-time charge (included in the provision for income taxes) of approximately $150,000 to record the related deferred tax liability. The supplemental net loss after elimination of the $150,000 one-time charge was ($2,835,000) for the year ended December 31, 1995.

                     Global Med Technologies, Inc.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NET LOSS PER COMMON SHARE

Earnings per common share is based upon the weighted average of common and common equivalent shares outstanding during the period. Primary and fully diluted earnings per share are the same. Pursuant to Securities and Exchange Commission Staff Accounting Bulletins and Staff Policy, common and common equivalent shares issued during the 12-month period prior to an initial public offering at prices below the public offering price are presumed to have been issued in contemplation of the public offering, even if antidilutive, and have been included in the calculation as if these common and common equivalent shares were outstanding for all periods presented (using the treasury stock method, and the initial public offering price for the Company's common stock).

In February 1997, the Company completed an initial public offering of 1,337,000 units, each consisting of two shares of common stock and one Class A common stock purchase warrant (the Offering). Management intends to use a portion of the net proceeds from the Offering of approximately $7.9 million to repay borrowings under the Company's $1 million revolving line of credit and certain notes payable. If the Offering had occurred on January 1, 1995, the loss per common share would have been ($.92) and ($.64) for the years ended December 31, 1996 and 1995, respectively (see
Note 11).

ACCOUNTING ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. NONCOMPETE AGREEMENTS

During 1995, the Company entered into noncompete agreements with three key employees for $350,000. The terms of the agreements are for the greater of five years or the term of the related employee's employment contract. Of the $350,000, $25,000 was paid in 1995, $175,000 was paid in 1996, with the remaining $150,000 payable in 1997 or whenever cash is available. The entire amount of $350,000 was expensed in the second half of 1995 and is included in general and administrative expenses in the accompanying consolidated statements of operations.

                     Global Med Technologies, Inc.

3. INCOME TAXES

The components of income tax expense for the years ended December 31, 1996 and 1995 are as follows:

                                                   1996           1995
                                                 ------------------------
                                                      (IN THOUSANDS)
Provision for income taxes:
  Current:
    State                                            $  -           $  -

  Deferred:
    Federal                                             -             25
    State                                               -              4
                                                 ------------------------
  Total deferred                                        -             29
                                                 ------------------------
Provision for income taxes                           $  -            $29
                                                 ========================

The Company has net operating loss carryforwards of approximately
$4,408,000 which expire in the years 2006 to 2011. Such net operating loss carryforwards may be subject to separate return limitation laws.

The components of the deferred tax provision, which arise from temporary differences between financial and tax reporting, are presented below:

                                                   1996            1995
                                                 ------------------------
                                                      (IN THOUSANDS)

Cash to accrual adjustment                       $    59        $  (239)
Allowance for uncollectible
  accounts receivable                                (98)           (96)
Accelerated depreciation                              46             12
Deferred revenue and accrued expenses               (435)          (195)
Capitalized software                                  10            (11)
Net operating loss carryforward                   (1,236)          (450)
Valuation allowance                                1,654          1,008
                                                ------------------------

Total deferred provision                         $     -        $    29
                                                ========================

                     Global Med Technologies, Inc.

3. INCOME TAXES (CONTINUED)

Variations from the federal statutory rate are as follows:

                                                   1996            1995
                                                 ------------------------
                                                      (IN THOUSANDS)

Expected benefit from federal income
  taxes at statutory rate of 34%                $ (1,527)       $  (903)
Termination of S corporation election
  by Wyndgate                                          -            150
Wyndgate income nontaxable due to
  S corporation status                                 -            (77)
Valuation allowance                                1,780          1,008
State tax benefit, net of federal
  benefit                                           (247)          (146)
Other                                                 (6)            (3)
                                                ------------------------
                                                 $     -        $    29
                                                ========================

Loss before benefit from
  income taxes                                   $(4,492)       $(2,656)
                                                ========================

Effective rate                                         -          (1.1)%
                                                ========================

                     Global Med Technologies, Inc.

3. INCOME TAXES (CONTINUED)

The components of the net accumulated deferred income tax asset as of December 31, 1996 and 1995 are as follows:

                                                   1996            1995
                                                 ------------------------
                                                      (IN THOUSANDS)
Deferred tax assets:
  Cash to accrual adjustment                    $    296       $    874
  Excess of capital losses over
    capital gains                                     79             79
  Net operating loss carryforward                  1,731            495
  Allowance for uncollectible
    accounts receivable                              217            119
  Deferred revenue and accrued expenses              666            231
  Valuation allowance                             (2,784)        (1,130)
                                                ------------------------
                                                     205            668

Deferred tax liabilities:
  Cash to accrual adjustment                           -            489
  Capitalized software                               149            159
  Accelerated depreciation                            56             20
                                                ------------------------
                                                     205            668
                                                ------------------------
Deferred tax asset, net                          $     -       $      -
                                                ========================

4. LEASES

The Company primarily leases equipment and office space. An operating lease expiring in 2000 is personally guaranteed by a principal stockholder. Rental expense under operating leases, included in general and administrative expenses in the accompanying statements of operations, for the years ended December 31, 1996 and 1995 was $294,000 and $217,000, respectively. Certain leases for furniture and fixtures and machinery and equipment are classified as capital leases. A principal stockholder of the Company has personally guaranteed repayment of substantially all capital lease obligations. Included in

                     Global Med Technologies, Inc.

4. LEASES (CONTINUED)

equipment and fixtures in the accompanying consolidated balance sheets are the following assets held under capital leases (in thousands):

                                                      DECEMBER 31
                                                  1996           1995
                                                ------------------------

Furniture and fixtures                           $   180        $   144
Machinery and equipment                              338            294
Computer hardware and software                     1,028            550
                                                ------------------------
Assets under capital lease                         1,546            988
Less accumulated amortization                       (502)           (93)
                                                ------------------------
Assets under capital lease, net                  $ 1,044        $   895
                                                ========================

The following represents the minimum lease payments remaining under capital leases and the future minimum lease payments for all noncancelable operating leases at December 31, 1996 (in thousands):

                                                 CAPITAL      OPERATING
                                                 LEASES         LEASES
                                                ------------------------

1997                                             $   561        $   335
1998                                                 542            297
1999                                                 172            243
2000                                                  77            237
2001                                                   2              -
                                                ------------------------
Total minimum lease payments                       1,354        $ 1,112
                                                              ==========
Less amount representing interest                   (241)
                                                ---------
Present value of minimum lease payments            1,113
Less current portion of obligations
  under capital lease                               (415)
                                                ---------
Obligations under capital lease,
  less current portion                           $   698
                                                =========

5. SHORT-TERM DEBT

The Company maintains a $25,000 unsecured revolving credit line with a bank which bears interest at an annual rate of prime plus one percent or a minimum of ten percent and matured on March 1, 1997. Although the Company has not yet repaid this amount, the bank has not called the credit line. Amounts outstanding under this revolving line of credit were $25,000 and $100 at December 31, 1996 and 1995, respectively.

                     Global Med Technologies, Inc.

5. SHORT-TERM DEBT (CONTINUED)

The Company maintains a $1 million line of credit with a bank secured by substantially all of the Company's assets except for those assets under lease agreements (see Note 4), which bears interest at an annual rate of prime plus two percent and which matured on February 12, 1997. Amounts outstanding under this line of credit were $970,000 and $500,000 at December 31, 1996 and 1995, respectively. The balance under the line was repaid in February 1997.

The Company maintains a $55,000 unsecured line of credit with a bank which bears interest at an annual rate of 14.75 percent. Amounts outstanding under this line of credit were $50,000 and $0 at December 31, 1996 and 1995, respectively.

During 1996, the Company entered into a $25,000 unsecured promissory note with an individual which bears interest at an annual rate of twelve percent. At December 31, 1996, $25,000 was outstanding under this promissory note. The note was repaid in February 1997.

The Company incurred interest expense on outstanding borrowings of approximately $151,000 and $43,000 for the years ended December 31, 1996 and 1995, respectively.

6. STOCK OPTION PLANS

During 1990, the Company adopted an incentive stock option plan and a nonqualified stock option plan, and in 1995 consolidated these plans by adopting the Company's Amended and Restated Stock Option Plan (the Plan). The Plan provides for the issuance of options to purchase up to 1,234,279 shares of common stock to employees, officers, directors and consultants of the Company.

The terms of any options granted under the Plan are not required to be identical as long as they are not inconsistent with the express provisions of the Plan. Options may be granted as incentive options or as nonqualified options; however, only employees of the Company are eligible to receive incentive options. The period during which options vest may not exceed ten years; however, the majority of the options granted under the Plan vest over five years at the rate of twenty percent per year. The exercise price for incentive options may not be less than one-hundred percent of the fair market value of the common stock on the grant date, except that the exercise price for incentive options granted to persons owning more than ten percent of the total combined voting power of the common stock may not be less than one-hundred and ten percent of the fair market

                     Global Med Technologies, Inc.

6. STOCK OPTION PLANS (CONTINUED)

value of the common stock on the grant date and may not be exercisable for more than five years. The exercise price for nonqualified options may not be less than eighty-five percent of the fair market value of the common stock on the grant date.

The Company has elected to continue to follow Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB 25), and related Interpretations in accounting for its stock options because, as discussed below, the alternative fair value accounting provided for by Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (Statement No. 123), requires use of option valuation models that were not developed for use in valuing the stock options. Under APB 25, because the exercise price of the Company's stock options equals or exceeds the estimated market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding net income and earnings per share is required by Statement No. 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using the minimum value method available to nonpublic companies under Statement No. 123. Under this method, option value is determined as the excess of the fair value of the stock at the date of grant over the present value of both the exercise price and the expected dividend payments, each discounted at the risk-free rate, over the expected exercise life of the option. A risk-free rate of 5.3%, a weighted-average expected life of ten years and a dividend yield of 0% were used for the years ended December 31, 1996 and 1995. As a result of the Company's initial public offering, which was completed in February 1997, the Company will use the Black Scholes option pricing model to determine the fair value of options granted subsequent to December 31, 1996.

For the purposes of pro forma disclosures, the estimated fair value of the employee options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands, except per share amounts):

                                                  1996            1995
                                                ------------------------
Pro forma net loss                               $(4,582)       $(2,703)
Pro forma net loss per share                     $ (1.05)       $ (0.64)

                     Global Med Technologies, Inc.

6. STOCK OPTION PLANS (CONTINUED)

Because Statement No. 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 2001.

A summary of the Company's stock option activity and related information regarding the Plan are as follows:


                             INCENTIVE STOCK          NONQUALIFIED STOCK
                               OPTION PLAN              OPTION PLAN
                        -----------------------------------------------------
                                         STOCK                     STOCK
                           NUMBER OF    OPTION      NUMBER OF     OPTION
                             STOCK       PRICE        STOCK        PRICE
                            OPTIONS      RANGE       OPTIONS       RANGE
                        -----------------------------------------------------
Outstanding,
 December 31, 1994           96,700  $1.00 - $1.54     38,029      $1.54
  Granted                   206,050   1.54 - 3.75           -        -
  Forfeited                       -        -           (6,000)      1.54
                        -----------------------------------------------------
Outstanding,
 December 31, 1995          302,750   1.00 - 3.75      32,029       1.54
  Granted                   206,750   2.50 - 3.75      31,500       3.75
  Exercised                    (480)      1.54              -        -
  Forfeited                  (4,920)  1.54 - 2.50           -        -
                        -----------------------------------------------------
Outstanding,
 December 31, 1996          504,100  $1.00 - $3.75     63,529  $1.54 - $3.75
                        =====================================================

During 1995, certain of the Company's principal stockholders granted options to certain employees for the right to buy 111,067 shares of the Company's common stock from the principal stockholders at an exercise price of $1.00 per share. This transaction has been accounted for as if the options were granted to the employees directly from the Company. The Company recorded compensation expense related to this transaction of $162,000 as such options were issued for prior service, were fully vested at the grant date, and were granted at an exercise price which was less than the estimated fair market value of the underlying shares of common stock of the Company at the grant date. The related compensation expense is included in general and administrative expenses in the accompanying consolidated statements of operations. To date, no options have been exercised as a result of these agreements.

During the second quarter of 1996, the Company entered into an agreement with a business advisory enterprise. As part of the agreement, the Company granted 160,000 stock options at an exercise price of $2.50 per share. The Company recognized expense in 1996 related to these options of $45,000. This amount is included in general and administrative expenses in the accompanying consolidated statements of operations. To date, no options have been exercised as a result of this agreement.

                     Global Med Technologies, Inc.

7. STOCKHOLDER'S EQUITY AND NOTES PAYABLE

Certain members of the Company's Scientific Advisory Committee serve as officers and directors of certain of the Company's customers. In addition, these members also are beneficial owners of the Company through grants of stock options and through the Company's ten percent note offering (see Note
7).

In May 1995, the Company completed a private placement of 150,000 units at $5 per unit (the May 1995 Private Placement). Each unit consisted of two shares of common stock ($2.45 each) and one common stock warrant ($.10 each), exercisable at $3.00 per share for a period of three years from the closing date of the May 1995 Private Placement. During the first quarter of 1996, 150,000 common stock warrants issued in conjunction with the May 1995 Private Placement were exercised for $450,000. In addition, the May 1995 Private Placement provided for a share adjustment of 120,000 shares in the event the price per common share in the Company's initial public offering was less than $4.90 per share (see Note 9).

The Company has 10,000 warrants outstanding to a nonrelated investor which are convertible into common stock at an exercise price of $1.54 per share and which expire in October 1997.

During the first quarter of 1996, the Company completed a private placement whereby it issued 66,667 shares of Series A convertible preferred stock at $3.75 per share. During 1996, the preferred shares were converted into 66,667 shares of common stock.

During the second quarter of 1996, the Company conducted an offering consisting of convertible notes with detachable common stock warrants and which accrue interest at an annual rate of ten percent (the 10% Notes).
The 10% Notes mature in three years from the date of issuance and are convertible into common stock of the Company at $3.75 per share. In addition, each investor received one detachable common stock warrant for the right to purchase one share of common stock at $3.75 per share for each $4 invested. The warrants are exercisable over a period of three years. Total proceeds from the 10% Note offering amounted to approximately $751,000. Approximately $181,000 of the proceeds from the 10% Notes issuance were received from a beneficial owner of over 5% of the outstanding common stock of the Company and other officers, directors and employees of the Company on the same terms and conditions as nonaffiliates. Common stock issuable upon conversion of certain of the 10% Notes, including principal and accrued interest, related to certain noteholders who have given the Company notice of their intent to convert their 10% Note amounts to 93,003 shares (see Note 9). Common stock issuable related to the detachable warrants provided in conjunction with the 10% Notes

                     Global Med Technologies, Inc.

7. STOCKHOLDER'S EQUITY AND NOTES PAYABLE (CONTINUED)

amounts to 187,800 shares (see Note 9). During the fourth quarter of 1996, certain noteholders converted $100,000 of principal and $5,000 of related accrued interest into 28,000 shares of common stock. Interest expense related to the 10% Notes was approximately $43,000 in 1996.

The Company intends to pay approximately $355,000 related to certain noteholders who have given the Company notice of their intent not to convert their 10% Notes from a portion of the net proceeds of approximately $7.9 million from its initial public offering which was completed in February 1997 (see Note 11).

During the third quarter of 1996, the Company completed a private placement whereby it issued 800,000 shares of common stock at $2.50 per share. Net proceeds from the private placement were approximately $1.74 million.

8. CONTRIBUTIONS TO RETIREMENT PLAN

During April 1992, the Company established a 401(k) retirement plan which covers eligible employees, as defined, of the Company. Employees may defer up to sixteen percent of their annual compensation up to the maximum amount as determined by the Internal Revenue Service. Under the retirement plan agreement, the Company, at its discretion, may make contributions to the plan. No contributions were made to the plan in 1996 or 1995. Retirement plan administrative expenses were approximately $4,000 and $8,000 for the years ended December 31, 1996 and 1995, respectively, and are included in general and administrative expenses in the accompanying consolidated statements of operations.

9. COMMITMENTS AND CONTINGENCIES

The Company has entered into ten employment agreements with certain management employees; the initial terms are generally for three to five years. Certain of the agreements may be extended for two additional years. Such agreements, which can be revised from time to time, provide for minimum salary levels as adjusted for cost-of-living changes, as well as for incentive bonuses which are payable when specified management goals are attained. At December 31, 1996, the aggregate commitment for future salaries payable through May 2000, excluding bonuses, is approximately $1.9 million. If all agreements are extended, the additional commitment for future salaries will be approximately $1.5 million.

                     Global Med Technologies, Inc.

9. COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Company maintains product liability insurance for Wyndgate's software-related products. To date, no claims have been filed against the Company related to its Wyndgate software products. In addition, the Company applied for certain regulatory approval of its blood bank software. The Company has not received regulatory approval to date. While the Company has not yet received regulatory approval for its blood bank software, it has no reason to believe it will not receive such approval in the future.
In the meantime, the Company is permitted by the appropriate federal agency to market certain of its blood bank software products pursuant to previous arrangements made with the appropriate federal agency.

In January 1993, Wyndgate entered into an agreement with the EDEN-OA Blood Bank Users Group (the Royalty Group) to develop Blood Bank Management Information System Software (BBMIS). As part of the consideration for funding the development of BBMIS, Wyndgate agreed to pay to the Royalty Group certain royalty payments on future software license fees. All payments are due 30 days after each quarter and are based on software license fees collected. Royalty expenses related to this agreement were approximately $323,000 and $0 for the years ended December 31, 1996 and 1995, respectively, and are included in cost of sales and product development in the accompanying consolidated statements of operations. The time period under the royalty schedule is based upon the first date of customer invoicing, which was September 14, 1995. The royalty payment schedule is as follows:

          From September:
           1995 - 1997                       12 percent
           1997 - 1998                        9 percent
           1998 - 1999                        6 percent
           1999 - thereafter                  3 percent


In July 1996, the Company (through its Wyndgate division) entered into a Development Agreement (Agreement) with The Institute for Transfusion Medicine (ITxM), to develop Commercial Centralized Transfusion System Software (Commercial CTS Software). This Agreement requires that the Commercial CTS Software be completed by December 16, 1997. If not timely completed, the Company would be subject to certain monetary penalties. The Agreement provides for a royalty payment to ITxM from the Company for revenues received from the eventual sale of the Commercial CTS Software, net of certain fees and charges. The royalty period starts with the first commercial transfer for value of the Commercial CTS Software by the Company. The royalty amounts for each year are higher if the sales of the Commercial CTS Software are initiated by ITxM. The royalty payments range from ten or five percent in year one to two or one percent in year ten and

                     Global Med Technologies, Inc.

9. COMMITMENTS AND CONTINGENCIES (CONTINUED)

thereafter. To date, the Company has not incurred any royalty expenses related to this agreement.

During November 1996, the Company (through its Wyndgate division) entered into an Exclusivity and Software Development Agreement (Agreement) with Ortho Diagnostic Systems, Inc. (ODSI), a subsidiary of Johnson & Johnson. This Agreement requires the Company to perform certain software development services in consideration of the payment by ODSI of $500,000 received by the Company in November 1996, and an additional payment of $500,000 received by the Company in January 1997 (see Note 1). The Agreement provides that until May 14, 1997 (the "Exclusivity Period"), ODSI has the exclusive right to negotiate with the Company with respect to the Company's activities and developments in information technology and intellectual property relating to donor and transfusion medicine (the "Technology") and that, during the exclusivity Period, the Company will not, directly or through any intermediary, accept, encourage, solicit, entertain or otherwise discuss any acquisition of any of the Company's Common Stock, business, property or know-how, including the Technology, with any person or entity other than ODSI or an affiliate thereof and will not otherwise encumber the ability of ODSI or an affiliate thereof to enter into any arrangement with the Company concerning the Technology. The Exclusivity Period is subject to extension at the Company's option for up to 60 days in the event approval of the transaction by the Company's shareholders is required to be obtained.

As of December 31, 1996, the Company had 1,805,082 shares of common stock reserved for future issuance as a result of the following: 1,234,279 shares issuable from the Company's Amended and Restated Stock Option Plan (see Note 6); 187,800 shares issuable upon the exercise of certain detachable warrants outstanding as a result of the 1996 10% Note offering (see Note 7); 93,003 shares issuable upon conversion of certain of the 10% Notes, including principal and accrued interest, related to certain noteholders who have given the Company notice of their intent to convert their 10% Notes to shares of common stock (see Note 7); 10,000 shares issuable upon the exercise of certain warrants granted to a nonrelated investor (see Note 7); 160,000 shares underlying certain stock options granted to a business advisory enterprise during the second quarter of 1996 (see Note 6); and 120,000 shares pursuant to the terms of the May 1995 Private Placement which provided for a share adjustment in the event the price per common share of the Company's initial public offering was less than $4.90 per share (see Note 7). See Note 11 for additional shares reserved for future issuance as a result of certain transactions which occurred subsequent to December 31, 1996.

                     Global Med Technologies, Inc.

10. SEGMENT INFORMATION

The Company's major operations are in information management software products for the blood bank industry (Wyndgate), and substance abuse testing program management services for transportation and other various industries (DataMed).

Revenue, loss from operations, identifiable assets, depreciation and amortization, and capital expenditures pertaining to the segments are presented below. Revenues by segment include sales to unaffiliated customers. In addition, there were no intersegment sales for any period presented.

                                            YEAR ENDED DECEMBER 31, 1996
                                         -----------------------------------
                                         WYNDGATE    DATAMED    CONSOLIDATED
                                         -----------------------------------
                                                   (IN THOUSANDS)

Revenues                                   $4,576      $6,458      $11,034
Loss from operations                       (1,479)     (2,454)      (3,933)
Identifiable assets                         2,724       2,275        4,999
Depreciation and amortization                 259         308          567
Capital expenditures                          417         340          757


                                            YEAR ENDED DECEMBER 31, 1995
                                         -----------------------------------
                                         WYNDGATE    DATAMED    CONSOLIDATED
                                         -----------------------------------
                                                   (IN THOUSANDS)

Revenues                                   $  934      $5,740       $6,674
Loss from operations                       (1,707)       (817)      (2,524)
Identifiable assets                         1,016       1,705        2,721
Depreciation and amortization                  85          82          167
Capital expenditures                          602         371          973

                     Global Med Technologies, Inc.

11. SUBSEQUENT EVENTS

During February 1997, the Company completed an initial public offering (the Offering) whereby it issued 1,337,000 units at $7.00 per unit. Net proceeds from the Offering were approximately $7.9 million. The Offering consisted of 1,337,000 units, each consisting of two shares of common stock and one Class A Common Stock Purchase Warrant (the Units).

During January 1997, the Company received $450,000 from two nonrelated investors related to an offering consisting of notes which accrued interest at an annual rate of twelve percent (the 12% Notes). In connection with the 12% Notes, the Company issued 150,000 common stock warrants which are exercisable at eighty-five percent of the price per share of the Company's common stock included in the Units of the Offering. During February 1997, the Company used a portion of the net proceeds from the Offering to repay $450,000 plus accrued interest of approximately $5,000 related to the 12% Notes. In addition, the Company used net proceeds from the Offering to repay approximately $970,000 plus accrued interest of approximately $5,000 on its $1 million line of credit (see Note 5).

On February 13, 1997, the Wyndgate Technologies division (Wyndgate) of Global Med Technologies, Inc. entered into a multimillion dollar, 10-year contract with Haemonetics Corporation (Haemonetics), a New York Stock Exchange listed company located in Braintree, Massachusetts. Licensing and other fees are payable by Haemonetics over the life of the contract. Under the contract, Wyndgate will provide the use of its Blood Bank Information Management Software to Haemonetics for its entry into the service side of blood banking in multiple locations, including one of the blood banks previously contracted by Wyndgate. Haemonetics has traditionally provided blood separation products to blood banks and hospitals domestically and internationally.

                      GLOBAL MED TECHNOLOGIES, INC.




                            1,108,803 Shares




                        -------------------------




                               PROSPECTUS



                        -------------------------







                             AUGUST __, 1997

                                 PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

A. The Colorado Business Corporation Act (the "Act") allows indemnification of directors, officers, employees and agents of the Company against liabilities incurred in any proceeding in which an individual is made a party because he was a director, officer, employee or agent of the Company if such person conducted himself in good faith and reasonable believed his actions were in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A person must be found to be entitled to indemnification under this statutory standard by procedures designed to assure that disinterested members of the Board of Directors have approved indemnification or that, absent the ability to obtain sufficient numbers of disinterested directors, independent counsel or shareholders have approved the indemnification based on a finding that the person has met the standard. Indemnification is limited to reasonable expenses. In addition, the Company's By-Laws provide that the Company shall have the power to indemnify its officers, directors, employees and agents to the extent permitted by the Act.

     Specifically, the Act provides as follows:

     "7-109-102.  AUTHORITY TO INDEMNIFY DIRECTORS

          (1) Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

               (a)  The person conducted himself or herself in good faith;
     and

               (b)  The person reasonably believed:

                    (I) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

                    (II) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

               (c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

          (2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph
     (II) of paragraph (b) of subsection (1) of this section. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.

          (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

          (4) A corporation may not indemnify a director under this section:

               (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

               (b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

          (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     7-109-103.  MANDATORY INDEMNIFICATION OF DIRECTORS

          Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

     7-109-105.  COURT-ORDERED INDEMNIFICATION OF DIRECTORS

          (1) Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

               (a) If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.

               (b) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102(1) or was adjudged liable in the circumstances described in section 7-109-102(4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102(4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

     7-109-106.  DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION OF
DIRECTORS

          (1) A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104(1)(a) and (1)(b) are received and the determination required by section 7-109-104(1)(c) has been made.

          (2) The determinations required by subsection (1) of this section shall be made:

               (a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

               (b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

          (3)  If a quorum cannot be obtained as contemplated in paragraph
     (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1)of this section shall be made:

               (a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph (a) or (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

               (b)  By the shareholders.

          (4) Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

     7-109-107.  INDEMNIFICATION OF OFFICERS, EMPLOYEES, FIDUCIARIES, AND
AGENTS

          (1)  Unless otherwise provided in the articles of incorporation:

               (a) An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

               (b) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

               (c) A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

     7-109-108.  INSURANCE

          A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under section 7-109-102, 7-109-103, or 7-109-107. Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

     7-109-109.  LIMITATION OF INDEMNIFICATION OF DIRECTORS

          (1) A provision treating a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the articles of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

          (2) Sections 7-109-101 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.


     7-109-110.  NOTICE TO SHAREHOLDERS OF INDEMNIFICATION OF DIRECTOR

          If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action."

B. Article VI of the Registrant's Amended and Restated Articles of Incorporation provides for the elimination of personal liability for monetary damages for the breach of fiduciary duty as a director except for liability (i) resulting from a breach of the director's duty of loyalty to the Registrant or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) for approving payment of distributions to shareholders to the extent that any such actions are illegal under the Act; or (iv) for any transaction from which a director derives an improper personal benefit. This Article further provides that the personal liability of the Registrant's directors shall be eliminated or limited to the fullest extent permitted by the Act.

C. The Underwriting Agreement between the Registrant and the Underwriters provides that the Underwriters will indemnify and hold harmless the Registrant, the directors of the Registrant, and each person, if any, who controls the Registrant within the meaning of Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), against any and all losses, claims, demands, liabilities and expenses (including reasonable legal or other expenses) to which it may become subject, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or in any Blue Sky Application or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, resulting from the use of written information furnished to the Registrant by the Underwriters or any participating dealer for use in the preparation of the Registration Statement or in any Blue Sky Application.

Item 25.  Other Expenses of Issuance and Distribution
          -------------------------------------------

     The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the issuance and distribution of the securities being offered. All expenses are estimated except the registration fee.

     Registration and filing fee . . . . . . . . . . . .     $ 11,303(1)
     NASD filing fee . . . . . . . . . . . . . . . . . .        3,777(1)
     Printing. . . . . . . . . . . . . . . . . . . . . .        5,000(2)
     Accounting fees and expenses. . . . . . . . . . . .       30,000(2)
     Legal fees and expenses . . . . . . . . . . . . . .       15,000(2)
     Blue Sky fees and filing fees . . . . . . . . . . .          -0-(2)
     Transfer and Warrant Agent fees . . . . . . . . . .          -0-(2)
     Miscellaneous . . . . . . . . . . . . . . . . . . .        5,000(2)
                                                              -------
     Total . . . . . . . . . . . . . . . . . . . . . . .     $ 70,080
                                                             ========
     ___________
    (1) Reflects filing fees paid with the original filing of the Registration Statement
    (2)   Estimated

Item 26.  Recent Sales of Unregistered Securities
          ---------------------------------------

     During the past three years, the Registrant has issued its securities to the following persons for the cash or other consideration indicated in transactions that were not registered under the 1933 Act.

                                   I.

                       May 1995 Private Placement
                       --------------------------


                                                                    Share
Name                          No. of Unit (1)  Consideration     Adjustment (2)
----                          ---------------  -------------     --------------
Ms. Elizabeth Kitchen &            10,000       $  50,000             8,000
Guy B. Nutter

I. Stephen Davis, MD               10,000          50,000             8,000

William C. Dickey, MD               1,000           5,000               800

Metropolitan Pathologists           5,000          25,000             4,000
Profit Sharing Trust
FBO Gary D. Dickey, MD

Metropolitan Pathologists          19,000          95,000            15,200
Profit Sharing Trust
FBO William C. Dickey, MD

Herbert H. Maruyama, MD            10,000          50,000             8,000

Wilshire Center Geriatrics         10,000          50,000             8,000
Medical Group, Inc. DBPP
FBO Eugene Seymour, MD

Resources Trust Company            10,000          50,000             8,000
FBO Nancy S. Rogers
IRA dtd 3/22/84
# I ###-##-####

Robert L. Messenbaugh, MD          10,000          50,000             8,000

Herbert L. Jacobs, MD              15,000          75,000            12,000

Stewart Weinerman, MD              10,000          50,000             8,000

Patrick A. Zoellner, MD             5,000          25,000             4,000

Hal Cohn, MD                        5,000          25,000             4,000

Susan H. Sipf                      10,000          50,000             8,000

Kenneth Manfre, MD                 20,000         100,000            16,000
                                  -------        --------           -------
     TOTAL                        150,000        $750,000           120,000
                                  =======        ========           =======
_____________
(1) Each unit consisted of two shares of Common Stock and one Common Stock Purchase Warrant exercisable at $3.00 per share until June 1, 1998.

(2)  In March, 1997, each Unit holder received a pro rata "Share
     Adjustment" based upon the extent that the initial public offering price per share of Common Stock in the Company's public offering ($3.50) was less than $4.90.

     The offers and sales set forth in I above were made in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act and/or Regulation D and Rule 506 adopted thereunder. All of the purchasers are known to the Registrant's president, Michael I. Ruxin, or were referred to him by other purchasers in this offering or by clients of the Registrant. Based upon Dr. Ruxin's knowledge of the purchasers and upon written representations made by the purchasers, the Registrant believes all but four of the purchasers were accredited investors at the time of their purchases. The four non-accredited purchasers are medical doctors and, therefore, based upon their knowledge of Registrants's business and their representations, the Registrant believes each was capable of evaluating the merits and risks of an investment in the Registrant. No broker/dealers were involved in the sale and no commissions were paid. All purchasers represented that they purchased the securities for investment, and all certificates issued to the purchasers were impressed with a restrictive legend advising that the shares represented by the certificates may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established. The Registrant's transfer agent will be advised to place "stop transfer" instructions against the transfer of these certificates.

                                   II.

                        May 1995 Wyndgate Merger
                   -----------------------------------

                                                           Consideration
                                                              (No. of
   Name                                No. of Shares*      Wyndgate Shares)
   ----                                --------------      ---------------

   William J. Collard                      653,006               1,999

   Gerald F. Willman, Jr.                  570,033               1,745

   Lori J. Willman                         368,481               1,128

   Timothy J. Pellegrini                   368,480               1,128
                                         ---------               -----
     TOTAL                               1,960,000               6,000
                                         =========               =====
_____________
* Based upon the conversion factor of 326.6667 multiplied by the number of Wyndgate shares.

     The offers and sales set forth in II above were made in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. No broker/dealers were involved in the sale and no commissions were paid. All such persons represented that they acquired the securities for investment, and all certificates issued to the persons were impressed with a restrictive legend advising that the shares represented by the certificates may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established. The Registrant's transfer agent will be advised to place "stop transfer" instructions against the transfer of these certificates.

                                  III.

     In June, 1995, in connection with Joseph F. Dudziak being employed as the president of the Registrant, the Registrant issued Mr. Dudziak an Incentive Stock Option to purchase 100,000 shares exercisable at $2.45 per share until June 2005. The Registrant relied on Section 4(2) of the Securities Act of 1933, as amended, in connection with the issuance of the option to Mr. Dudziak.

                                   IV.

                     January 1996 Warrant Exercises
                     ------------------------------

     Name                               No. of Shares       Consideration*
     ----                               -------------       -------------

     William C. Dickey, MD                   1,000            $  3,000
     & Karen N. Dickey

     Metropolitan Pathologists              19,000              57,000
     Profit Sharing Trust

     Robert L. Messenbaugh, MD              10,000              30,000

     Metropolitan Pathologists               5,000              15,000
     Profit Sharing Trust
     FBO Gary D. Dickey, MD

     Resources Trust Company                10,000              30,000
     FBO Nancy S. Rogers
     IRA dtd 3/22/84  #I ###-##-####

     Patrick A. Zoellner, MD                 5,000              15,000

     Eric D. Sipf                           10,000              30,000

     Herbert H. Maruyama, MD                10,000              30,000

     Stewart Weinerman, MD                  10,000              30,000

     Eugene Seymour, MD                      3,333               9,999

     Wilshire Center Geriatrics              6,667              20,001
     Medical Group DBPP, Inc.FBO
     Eugene Seymour, M.D.

     Herbert L. Jacobs, MD                  15,000           $  45,000

     Kenneth Manfre, MD                     20,000              60,000

     Hal Cohn, MD                           15,000              45,000

     Charles Citrin                         10,000              30,000
                                           -------             -------
     TOTAL                                 150,000            $450,000
                                           =======             =======
_____________

*    Based upon an exercise price of $3.00 per share.

     The offers and sales set forth in IV above were made in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act and/or Regulation D and Rule 506 adopted thereunder. The purchasers set forth in this section IV are the same purchasers as set forth under I above who exercised the warrants they acquired as part of the units sold described under I above. All but four of the purchasers were accredited investors. See the description under I above. No broker/dealers were involved in the sale and no commissions were paid. All purchasers represented that they purchased the securities for investment, and all certificates issued to the purchasers were impressed with a restrictive legend advising that the shares represented by the certificates may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established. The Registrant's transfer agent will be advised to place "stop transfer" instructions against the transfer of these certificates.

                                   V.

             January 1996 Series A Preferred Stock Offering
             ----------------------------------------------

     Name                               No. of Shares*     Consideration
     ----                               -------------      -------------

     Ronald O. Gilcher, MD                  66,667            $250,000
_____________
* Initially issued as Series A Preferred Stock, but converted into a like number of shares of Common Stock in May, 1996.

     The offer and sale to Dr. Gilcher was made in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. No broker/dealers were involved in the sale and no commissions were paid. Dr. Gilcher represented that he purchased the securities for investment, and the certificate issued to him was impressed with a restrictive legend advising that the shares represented by the certificate may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established. The Registrant's transfer agent will be advised to place "stop transfer" instructions against the transfer of his stock certificate.

                                   VI.

             Shares issued pursuant to Settlement Agreements
             -----------------------------------------------

     Name                          No. of Shares    Consideration
     ----                          -------------    -------------

     Frontline Marketing, Inc.          20,408    Release of Claims
                                                  (shares issued Oct.
                                                  1995)

     Robert S. Verhey                   10,000    Release of Claims
                                        ------    (shares issued May
                                                  1996)
       TOTAL                            30,408
                                        ======

     The issuances set forth in VI above were made in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. No broker/dealers were involved in the sale and no commissions were paid. The persons represented that they acquired the securities for investment, and the certificates issued to the persons were impressed with a restrictive legend advising that the shares represented by the certificates may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established. The Registrant's transfer agent will be advised to place "stop transfer" instructions against the transfer of these certificates.

                                  VII.

             Options issued to Scientific Advisory Committee
             -----------------------------------------------

     Name                            No. of Options      Expiration Date
     ----                            --------------      ---------------

     William C. Dickey, MD                2,500           January, 2006

     Cathy Bryan                          1,000           January, 2006

     Ronald O. Gilcher, MD                1,000           January, 2006


     The options issued to the members of the Registrant's Scientific Advisory Committee were made in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. The consideration for the issuance of the options was the agreement by the named individuals to serve on the Registrant's Scientific Advisory Committee. The options were issued pursuant to the Registrant's nonqualified stock option plan and are exercisable at $3.75 per share, and vest over a five year period. No broker/dealers were involved in the sale and no commissions were paid. All option certificates were impressed with a restrictive legend advising that the options represented by the certificates may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established.

                                  VIII.

     In April, 1996, the Registrant entered into an agreement with LMU & Company ("LMU"), which was amended in November, 1996. As partial consideration for LMU's services under the agreement, the Registrant issued LMU an option to purchase 160,000 shares of the Registrant's common stock, exercisable at $2.50 per share. The option becomes exercisable in the event that the average bid price for the Registrant's common stock is at least $5.00 for five consecutive trading days prior to June 30, 1997 as quoted on NASDAQ. The issuance of the option to LMU was made in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. No broker/dealers were involved in the sale and no commissions were paid. LMU represented that LMU acquired the option for investment and not with a view to distribution.


                                   IX.

                   1996 10% 3-Year Convertible Notes*
                    ---------------------------------

     Name                               Consideration      No. of Warrants*
     ----                               -------------      ---------------

     Arnold E. Prince                      $25,000               6,250

     Richard Sher                           50,000              12,500

     Bart Valdez                            11,200               2,800

     Wilshire Center Geriatrics             50,000              12,500
     Medical Group, Inc.
     Eugene Seymour, M.D. Trustee

     Eugene H. Seymour, M.D.                50,000              12,500

     Underwood Family Partners             100,000              25,000

     Jeffrey Appel                          25,000               6,250

     Benjamin R. Budraitis                  10,000               2,500

     Joseph F. Dudziak                      50,000              12,500

     Neill and Nita Freeman                 25,000               6,250

     Thomas R. Sakaguchi                    20,000               5,000

     James Sakaguchi                        27,500               6,875

     Ellen Sakaguchi                        12,500               3,125

     Michael Lipkin                         35,000               8,750

     Thomas R. Ulie                         50,000              12,500

     William J. Collard                     60,000              15,000

     Michael I. Ruxin, M.D.                 25,000               6,250

     Ralph Grills, Jr.                      50,000              12,500

     Gordon Segal, MD                       25,000               6,250

     Harris A. Cahn                         25,000               6,250

     Joel C. Newman, MD                     25,000               6,250
                                           -------             -------
       Total                              $751,200             187,800
                                           =======             =======
__________________
     *    Convertible at $3.75 per share.
     ** One warrant for each $4 purchase exercisable over a three year period commencing June 26, 1996 at $3.75 per share.

     The offers and sales set forth in IX above were made in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act and/or Regulation D and Rule 506 adopted thereunder. Based upon information known to the Registrant, and representations made by each of the purchasers, the Registrant believes that all but three of the purchasers were accredited investors. The three non-accredited purchasers are family members of one of the Registrant's employees. Based upon such relationship, upon information known to the Registrant and representations made by each of these three purchasers, the Registrant believes that they were able to evaluate the merits and risks of an investment in the Registrant. No broker/dealers were involved in the sale and no commissions were paid. All of such purchasers represented that they purchased the securities for investment, and all Notes issued to the purchasers were impressed with a restrictive legend advising that the Notes may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established.

                                   X.

                       July 1996 Private Placement
                       ---------------------------

     Name                                 Number of        Consideration
     ----                                ---------         -------------
                                            Shares             Paid
                                            ------             ----

     Hugo Brooks                            10,000            $ 25,000

     Lawrence M. Underwood                   5,000              12,500

     Paul R. Hoover &                       10,000              25,000
     Janet F. Hoover, JTWROS

     Battersea Capital, Inc.                10,000              25,000

     ESN Financial, LP                      20,000              50,000

     Anil & Bina Patel, JTWROS              10,000              25,000

     Michal & Renata Pivonka, JTWROS        50,000             125,000

     William B. &                           10,000              25,000
     Cheryl A. Bacon, JTWROS

     Vannette F. Poole                      20,000              50,000

     John L. Moran                          20,000              50,000

     William R. Teele                       10,000              25,000

     Alan David Cohen                       10,000              25,000

     Peter & Luba Bondra, JTWROS            40,000             100,000

     Harvey D. Rhoads                        2,500               6,250

     E. Pat Manuel                          25,000              62,500

     Allen E. Hoyt                          10,000              25,000

     Richard Kay                            20,000              50,000

     Mildred J. Geiss                        7,000              17,500

     Clyde William &                        10,000              25,000
     Valerie J. Pray, JTWROS

     Barry Slosberg                         10,000              25,000

     Bradley Subler                          2,000               5,000

     Andrew E. Kauders                       6,000              15,000

     Richard J. N. Leonard                   6,000              15,000

     David Hickey                           10,000              25,000

     Georgia M. Dunston                     10,000              25,000

     TradeLink, L.L.C.                      10,000              25,000

     Robert M. Kassenbrock                  40,000             100,000

     Laurence P. Emrie                       4,000              10,000

     Larry & Michelle                        5,000              12,500
     Weinstein, JTWROS

     Underwood Family Partners, LTD         20,000              50,000

     Amar & Vangie Romero, JTWROS            6,000              15,000

     Consulting on Government               10,000              25,000
     Procurement-FBO J.S. Sansome

     Lawrence E. &                          10,000              25,000
     Jeanne R. Keith, JTWROS

     Riley Wilson - dba
     RW Enterprises                         20,000              50,000

     John Solomita                          10,000              25,000

     William Vasey                          10,000              25,000

     Tadahiko Nakamura                      30,000              75,000

     Robert W. &                             4,000              10,000
     Rhonda W. Braun, JTWROS

     Donald H. &                             2,000               5,000
     Mary Lou Wilbois, JTWROS

     Jon and Laurie Lindvall                 4,000              10,000

     Maurice S. Cohen                       10,000              25,000

     Wilbert D. Pearson                     10,000              25,000

     Georgina S. Caslavka                   10,000              25,000

     Lynne D. Caslavka                       6,000              15,000

     Voss Boreta                            10,000              25,000

     Keith D. &                             10,000              25,000
     Carolyn P. McDonald, JTWROS

     Howard I. Saiontz                      10,000              25,000

     James A. Newsham III &                  5,000              12,500
     Vivian M. Newsham, JTWROS

     William C. &                           10,000              25,000
     Mary Claire McCormick, JTWROS

     Patrick M. Sheridan                     4,000              10,000

     Thomas D. Fiorino                      20,000              50,000

     Richard G. Belcher                     10,000              25,000

     Scot C. Irwin                           5,000              12,500

     Alan Goldstein                         10,000              25,000

     Maurice and Stacy
     Gozlan, JTWROS                         10,000              25,000

     Howard Wall                            20,000              50,000

     William C. Meyer                        4,000              10,000

     Jeffrey M. Savell                       7,000              17,500

     James A. &                             15,000              37,500
     Joann Wiedenhoeft, JTWROS

     A. Thomas Tenenbaum                     6,000              15,000

     Brenman Key & Bromberg                 10,000             25,000
     401K Profit Sharing Plan
     FBO Thomas R. Bromberg

     Brenman Key & Bromberg                 20,000              50,000
     401K Profit Sharing Plan
     FBO Albert Brenman

     Stuart McNab                            1,000               2,500

     George Thompson                         9,500              23,750

     Brenman Key & Bromberg                 14,000              35,000
     401K Profit Sharing Plan
     FBO A. Thomas Tenenbaum

     Kenneth Higgins                         5,000              12,500

     Richard T. Baldwin                     20,000              50,000
                                           -------           ---------
      Total                                800,000          $2,000,000
                                           =======           =========

     The offers and sales set forth in X above were made in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act and/or Regulation D and Rule 506 adopted thereunder. RAF Financial Corporation acted as the Placement Agent for the offering for which it received a commission of 10% of the amount of securities sold in the offering and a 3% expense allowance. Based upon representations made by each of the purchasers in the offering, the Registrant believes that all but four of the purchasers are "accredited investors" as that term is defined in Rule 501 of Regulation D. With respect to the four non-accredited investors, the Registrant believes, based upon each investor's representations, that each non-accredited investor was capable of evaluating the merits and risks of their investment in the Registrant. All of such purchasers represented that they purchased the securities for investment, and all certificates issued to purchasers were impressed with a restrictive legend advising that the shares represented by the certificates may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established. The Registrant's transfer agent will be advised to place "stop transfer" instructions against the transfer of these certificates.

                                   XI.

                         Employee Stock Options
                         ----------------------


     During the past three years, the Registrant has granted approximately 330,000 incentive stock options and approximately 78,000 non-qualified stock options to approximately 60 employees of the Registrant and others pursuant to the Registrant's Amended and Restated Stock Option Plan not shown elsewhere within Item 26. The options are exercisable at prices ranging from $1.54 to $3.75 over a ten year period. No consideration was paid by the employees of the Registrant or others in connection with the issuance of the options. Only five employees have exercised their options, for an aggregate of 14,480 shares of the Company's Common Stock. The issuance of the options and sales of the shares were made in reliance upon the exemption from registration provided by Section 3(b) of the Securities Act of 1933, as amended, and Rule 701 adopted thereunder. No broker/dealers were involved in the sale and no commissions were paid. All purchasers purchased the securities for investment, and all option certificates issued to purchasers were impressed with a restrictive legend advising that the shares represented by the certificates may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established.


                                  XII.

                      January 1997 Bridge Financing
                      -----------------------------

     In January, 1997, the Registrant borrowed $450,000 from two individuals. The loans were evidenced by promissory notes, and were repaid with proceeds from the Registrant's February, 1997 public offering. The Registrant issued warrants to purchase 150,000 shares of Common Stock to the two lenders in connection with the loans, which are exercisable at $2.975 per share of the Common Stock included in the Units sold in the Registrant's recent public offering. One of the lenders, Robert M. Kassenbrock, is also a shareholder of the Registrant. The issuance of the promissory notes and the warrants were made in reliance upon the exemption from registration provided by Section 3(b) of the Securities Act of 1933, as amended, and Rule 504 of Regulation D adopted thereunder. No commissions were paid to any broker/dealers in connection with the issuances. The warrant certificates issued to the lenders were impressed with a restrictive legend advising that the warrants and underlying shares may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established.

Item 27.  Exhibits and Financial Schedules
          --------------------------------

     The following is a complete list of exhibits filed as part of this Registration Statement, which Exhibits are incorporated herein.

 Exhibit
 Number  Description
-------  -----------

1.1      Form of Underwriting Agreement, as revised*

3.1      Amended and Restated Articles of Incorporation, filed June 2,
         1995*

3.2      Articles of Amendment to the Articles of Incorporation, filed
         March 5, 1996*

3.3      Articles of Amendment to the Articles of Incorporation, filed May
         30, 1996*

3.4      Bylaws, as amended*

4.1      Form of Representative's Warrants to Purchase Units*

4.2      Form of Class A Common Stock Purchase Warrant Certificate*

4.3 Specimen copy of stock certificate for Common Stock, $.01 par value*

4.4      Form of Unit Certificate*

5.1      Opinion of Brenman Key & Bromberg, P.C.*

10.1 Lease Agreement, dated April 15, 1992, and Lease Addendums, dated April 8, 1992 and October 21, 1994*

10.2     Lease Agreement, dated July 19, 1995, and Lease Addendum*

10.3 Employment Agreement, dated May 24, 1995. between the Registrant and Michael I. Ruxin, as amended July 8, 1995, August 1, 1995, September 21, 1995 and July 15, 1996*

10.4 Employment Agreement, dated May 24, 1995, between the Registrant and William J. Collard, as amended July 22, 1996*

10.5 Employment Agreement, dated June 28, 1995, between the Registrant and Joseph F. Dudziak*

10.6 Employment Agreement, dated February 8, 1996, between the Registrant and L.E. "Gene" Mundt*

10.7 Amended and Restated Stock Option Plan, as amended on May 5, 1995 , May 29, 1996 and December 11, 1996*

10.8     Voting Agreement, dated May 23, 1995*

10.9 Shareholders' Agreement dated August 16, 1991, as amended on May 5, 1995 September 1996, June 24, 1996, July 25, 1996, Consent and Waiver, dated July 12, 1996, and Rescission of Shareholder's Agreement, dated June 22, 1996*

10.10 Agreement dated April 8, 1996, between the Registrant and LMU & Company, and Stock Purchase Option, dated April 8, 1996*

10.11    Form of Drug Testing Service Contract*

10.12    Form of License Agreements*

10.13 Warrant Agreement, dated February 11, 1997, between Global Med Technologies, Inc. and American Securities Transfer & Trust, Inc.*

10.14 Exclusivity and Software Development Agreement, dated November 14, 1996, between and among Global Med Technologies, Inc. and Ortho Diagnostic Systems Inc.*

10.15 Amendment, dated November 14, 1996, to Agreement dated April 8, 1996, between the Registrant and LMU & Company, and Stock Purchase Option, dated April 8, 1996*

10.16 Amendment, dated January 14, 1997, to Agreement dated April 8, 1996, between the Registrant and LMU & Company, and Stock Purchase Option, dated April 8, 1996*

10.17 Interim Management Agreement, dated July 7, 1997, between the Registrant and National Medical Review Offices, Inc.

11       Statement re: Computation of Per Share Earnings*

21       Subsidiaries of the Company*

24.1     Consent of Brenman Key & Bromberg, P.C. (included in Exhibit 5)

24.2     Consent of Ernst & Young LLP

27.1     Financial Data Schedule*

99.1 Proxy and Right of First Refusal Agreement, dated November 14, 1996, between and among Ortho Diagnostic Systems Inc. and Michael I. Ruxin, William J. Collard, Gerald F. Willman, Jr., Lori J. Willman, Timothy J. Pellegrini and Gordon Segal*
_____________
*   Previously filed.

Item 28. Undertakings
         ------------

The undersigned Registrant will:

    (a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
(i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information on the plan of distribution.

    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    The undersigned Registrant will provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado on August 4, 1997.

                              GLOBAL MED TECHNOLOGIES, INC.


                              By: /s/ Michael I. Ruxin
                                 --------------------------------
                                 Michael I. Ruxin, Chairman


     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

Signatures                    Title                        Date
----------                    -----                        ----


 /s/ Michael I. Ruxin         Chairman of the Board        August 4, 1997
---------------------------   of Directors, Principal
Michael I. Ruxin              Executive Officer and Director


 /s/ Joseph F. Dudziak        President and Chief          August 4, 1997
---------------------------   Operating Officer
Joseph F. Dudziak


 /s/ Bart K. Valdez           Chief Financial Officer      August 4, 1997
---------------------------
Bart K. Valdez


 /s/ William J. Collard       Secretary/Treasurer and      August 4, 1997
---------------------------   Director
William J. Collard


 /s/ Gerald F. Willman, Jr.   Director                     August 4, 1997
---------------------------
Gerald F. Willman, Jr.


 /s/ Gordon Segal             Director                     August 4, 1997
---------------------------
Gordon Segal